Exhibit 2.1

EXECUTION VERSION

WESTBRIDGE CAPITAL LTD.

– AND –

SOREN OBERG

– AND –

CAMERON KUPPER

– AND –

STARLA THERIAULT

– AND –

JD-PrmiM HOLDINGS LTD.

– AND –

MONTEVIDEO HOLDINGS LTD.

– AND –

VITAEFIT BV

– AND –

JOE VIDAL

– AND –

JOHAN KAMPHUIS

– AND –

101264205 SASKATCHEWAN LTD.

– AND –

OMEGA PROTEIN CORPORATION

SHARE PURCHASE AGREEMENT

Fasken Martineau DuMoulin LLP
333 Bay Street, Suite 2400,
Bay Adelaide Centre, Box 20
Toronto, Ontario
M5H 2T6

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Generally Accepted Accounting Principles	24
1.3	Headings and References	24
1.4	Number and Gender	24
1.5	Schedules	24
1.6	References to Statutes	26
1.7	Applicable Law	26
1.8	Currency	26
1.9	Consent	26
1.10	Performance on Holidays	26
1.11	Calculation of Time	27
1.12	Knowledge	27
1.13	No Third Party Beneficiaries	27
1.14	No Strict Construction	27
1.15	Several Obligations	27
ARTICLE 2 PURCHASE AND SALE OF THE PURCHASED SHARES		28
2.1	Purchase and Sale of the Purchased Shares	28
2.2	Purchase Price	28
2.3	Payment of Closing Cash Purchase Price	28
2.4	Effective Time	29
2.5	Post-Closing Review	29
2.6	Determination of Value of Inventory and Accounts Receivable	30
2.7	Closing Cash Purchase Price Adjustment	30
2.8	Settlement of Disputes	31
2.9	Issuance of Consideration Shares	32
ARTICLE 3 REPRESENTATIONS AND WARRANTIES		33
3.1	Representations and Warranties of the Sellers and the Principals	33
3.2	Representations and Warranties of Individual Sellers and Principals	71
3.3	Representations and Warranties of the Buyer	74
3.4	Representations and Warranties of Omega	76
3.5	Commission	77
3.6	Qualification of Representations and Warranties	78
3.7	Survival of Covenants, Representations and Warranties of Sellers and Principals	78
3.8	Survival of Covenants, Representations and Warranties of Buyer and Omega	79
ARTICLE 4 OTHER COVENANTS OF THE PARTIES		79
4.1	Sellers’ Transaction Representative	79
4.2	Management Representative	80
4.3	Post-closing Notices	82
4.4	Non-Compete; Non-Solicitation; Non-Disparagement	82
4.5	Indemnification and Insurance	84
4.6	Payment of Certain Debentures	84

4.7	Transaction Personal Information.	85
4.8	Insider Trading	85
4.9	NYSE Listing; Removal of Legends	85
4.10	Confidential Information	85
4.11	Acknowledgements, Consents and Covenants Regarding Legends on Consideration Shares	85
4.12	Change of Name	86
ARTICLE 5 CLOSING		86
5.1	Delivery of Certificates	86
5.2	Place of Closing	87
ARTICLE 6 CONDITIONS PRECEDENT		87
6.1	Buyer’s Conditions	87
6.2	Sellers’ Conditions	90
6.3	Waiver	91
ARTICLE 7 INDEMNIFICATION		92
7.1	Definitions	92
7.2	Indemnification by Sellers and Principals	94
7.3	Loss by Bioriginal Group Company	95
7.4	Indemnification by the Buyer	95
7.5	Indemnification by Omega	96
7.6	Agency for Representatives	96
7.7	Notice of Third Party Claims	96
7.8	Defence of Third Party Claims	97
7.9	Assistance for Third Party Claims	99
7.10	Settlement of Third Party Claims	99
7.11	Direct Claims	100
7.12	Failure to Give Timely Notice	100
7.13	Insurance Recovery	100
7.14	Tax Effect	100
7.15	Payment and Interest	101
7.16	Limitation	101
7.17	Remedies	103
7.18	Survival, Non-Waiver	104
7.19	Knowledge	104
7.20	Indemnification from Sellers	104
ARTICLE 8 DISPUTE RESOLUTION AND ARBITRATION		105
8.1	Purpose	105
8.2	Notice of Dispute	105
8.3	Arbitration	106
8.4	Additional Parties	106
8.5	Recourse to Courts	106
8.6	Confidentiality	107
8.7	Continuing Performance	107
8.8	Survival	108
8.9	Waiver of Jury Trial	108
ARTICLE 9 GENERAL		108

9.1	Expenses	108
9.2	Parent Guarantee	108
9.3	Time	108
9.4	Notices	108
9.5	Assignment	111
9.6	Further Assurances	111
9.7	Remedies Cumulative	111
9.8	No Consequential Damages	112
9.9	Public Announcements	112
9.10	Entire Agreement	112
9.11	Amendment	112
9.12	Waiver of Rights	112
9.13	Severability	113
9.14	Tender	113
9.15	Counterparts	113
9.16	Facsimile Execution	113
9.17	Independent Legal Advice	113

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made the 5th day of September, 2014

AMONG:

WESTBRIDGE CAPITAL LTD., a corporation incorporated under the laws of the Province of Saskatchewan (“Westbridge”)

– and –

SOREN OBERG, an individual resident in the State of Massachusetts (“Oberg” and, together with Westbridge, the “Non-Management Sellers”)

– and –

CAMERON KUPPER, an individual resident in the Province of Saskatchewan (“Kupper”)

– and –

STARLA THERIAULT, an individual resident in the Province of Saskatchewan (“Theriault”)

– and –

JD-PRMiM HOLDINGS LTD., a corporation incorporated under the laws of the Province of Saskatchewan (“JD-PRMiM”)

– and –

MONTEVIDEO HOLDINGS LTD., a corporation incorporated under the laws of the Province of Saskatchewan (“Montevideo”)

– and –

VITAEFIT BV, a corporation incorporated under the laws of the Netherlands (“Vitaefit” and, together with Kupper, Theriault, JD-PRMiM, and Montevideo, the “Management Sellers” and, together with the Non-Management Sellers, the “Sellers”)

– and –

JOE VIDAL, an individual resident in the Province of Saskatchewan (“Vidal”)

– and –

JOHAN KAMPHUIS, an individual resident in the Netherlands (“Kamphuis” and, together with Vidal, the “Principals”)

– and –

101264205 SASKATCHEWAN LTD., a corporation incorporated under the laws of Saskatchewan (“Buyer”)

– and –

OMEGA PROTEIN CORPORATION, a corporation incorporated under the laws of Nevada (“Omega”)

BACKGROUND:

1.	The Sellers are the legal and beneficial owners of all of the Purchased Shares (as defined below).

2.	The Principals are the individual controlling shareholders of those Management Sellers which are corporations and will be deriving substantial benefits from such Sellers’ sale of the Purchased Shares.

3.

The Buyer wishes to purchase all but not less than all of the Purchased Shares and the Sellers have agreed to sell all but not less than all of the Purchased Shares to the Buyer, and the Principals have agreed to provide certain representations and warranties and perform certain covenants in connection therewith, on and subject to the terms provided herein.

4.	Omega wishes to provide a guarantee of the obligations of the Buyer under this Agreement.

IN CONSIDERATION of the premises and the mutual agreements in this Agreement, and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement and in the Background hereto:

“Accounting Records” means all of the Bioriginal Group’s books of account, accounting records and other financial data and information, including copies of filed Tax Returns and tax assessment notices for each of the fiscal years of the Bioriginal Group commencing on or after October 1, 2010;

“Accounts Receivable” means all accounts and notes receivable, trade accounts, book debts and other related debts or rights of payment due or accruing due to the Bioriginal Group (excluding Inter-Company Debt) and the full benefit of all security therefor and any claim, remedy or other right related to any of the foregoing, all on a consolidated basis;

“Act” means The Business Corporations Act (Saskatchewan);

“Adjustment Date” means three (3) Business Days after Closing Working Capital, Closing Debt and Closing Cash is finally determined pursuant to Section 2.7 or Section 2.8, as applicable;

“Affiliate” means, when used to indicate a relationship with a specified Person, a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such specified Person;

“Agreement” means this share purchase agreement and all schedules hereto whether attached or incorporated by reference, in each case as supplemented, amended, restated or replaced from time to time by a written agreement signed by the Parties;

“Anti-Bribery Laws” means all Applicable Laws relating to bribery and corruption including (i) the Corruption of Foreign Public Officials Act (Canada); (ii) the United States Foreign Corrupt Practices Act of 1977; (iii) the United Kingdom’s Bribery Act 2010; and (iv) any Applicable Law implementing the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions;

“Applicable Law” means (i) any domestic or foreign statute, law (including the common and civil law and equity), constitution, code, ordinance, rule, regulation, restriction, regulatory policy or guideline having the force of law, by-law (zoning or otherwise) or Order, and (ii) any consent, exemption, approval or Licence of any Governmental Authority;

“Appurtenances” means all privileges, rights, licenses, easements, hereditaments and appurtenances belonging to or for the benefit of the Lands, including all easements appurtenant to and for the benefit of any Lands for, and as the primary means of access between, such Lands and a public way, or for any other use upon which lawful use of such Lands for the purposes for which they, or any one of the Lands or any portion or portions thereof, are presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets;

“Arbitration Rules” means the provisions of Section 8.3 and the provisions of Schedule 8.3(c);

“Arbitrator” means a single arbitrator appointed pursuant to the Arbitration Rules to resolve a Dispute;

“Articles” means the original or restated articles of incorporation, articles of amalgamation, articles of arrangement, articles of continuance, articles of reorganization, articles of revival, letters patent, supplementary letters patent, special Act, memorandum or articles of association, as the case may be, or any other instrument by which a corporation is incorporated, as amended or supplemented in accordance with Applicable Laws;

“Assessments” has the meaning set out in Section 3.1.32;

“Assets” means all of the assets, real and personal, tangible and intangible of the Bioriginal Group, including the shares of the Bioriginal Group Subsidiaries, but excluding the Excluded Assets;

“Benefit Plans” means all employee benefit plans, benefit agreements and benefit arrangements (whether oral or written, formal or informal, funded or unfunded) maintained for, available to or otherwise relating to any Employees or Former Employees or in respect of which the Bioriginal Group is obligated to contribute or in any way liable, whether or not insured and whether or not subject to any Applicable Law, including bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance and termination pay, hospitalization, health and other medical benefits, life and other insurance, dental, vision, legal, long-term and short-term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, profit-sharing, mortgage assistance, employee loan, employee assistance and pension, retirement and supplemental retirement plans, programs and agreements (including any defined benefit or defined contribution Pension Plan, any change of control arrangement and any group registered retirement savings plan), except that the term “Benefit Plans” shall not include any statutory plans with which the Bioriginal Group is required to comply, including the Canada/Quebec Pension Plan and plans administered pursuant to applicable provincial health tax, workers’ compensation and workers’ safety and employment insurance legislation;

“Bioriginal” means Bioriginal Food & Science Corp., a corporation incorporated under the laws of the Province of Saskatchewan;

“Bioriginal Group” means collectively Bioriginal and the Bioriginal Group Subsidiaries;

“Bioriginal Group Company” means any member of the Bioriginal Group;

“Bioriginal Group Securities” means the shares of any class in the capital of any Bioriginal Group Company and all other securities thereof of any kind having power to vote for the election of directors either under all circumstances or in certain circumstances or upon the occurrence of certain events (whether such circumstances or events exist or have occurred), and includes any securities which are convertible into or exchangeable for such shares or other securities and any options, rights, warrants or subscription privileges (whether or not currently exercisable or exercisable on conditions) to purchase any such shares or other securities;

“Bioriginal Group Subsidiaries” means each Person that is a direct or indirect Subsidiary of Bioriginal, immediately prior to Closing;

“BioTab Claim” means the claim under style of cause Bioriginal Food & Science Corp. v. Biotab Nutraceuticals, Inc., et al., United States District Court, Central District of California, Case No. CV13-05701-CAS and the counterclaim against Bioriginal under the style of cause BioTab Nutraceuticals, Inc. and Global Product Management, Inc. v. Bioriginal Food & Science Corporation, United States District Court, Central District of California, Case No. 2:13-CV-05704-CAS (Ex);

“Books and Records” means the Accounting Records, the corporate records of the Bioriginal Group and all sales and purchase records, lists of suppliers and customers, credit and pricing information, formulae, business, engineering and consulting reports and research and development information and plans and projections of or relating to the Bioriginal Group or the Business and all other books, documents, files, records, correspondence, data and information, financial or otherwise, which are under the control of the Bioriginal Group or the Business, including all data and information stored electronically or on computer related media;

“Bring-Down Date” means March 31, 2014;

“Buildings” means all plants, buildings, structures, erections, improvements, Appurtenances and fixtures (including fixed machinery and fixed equipment), including those under construction, situate on or forming part of the Lands or the Leased Premises;

“Business” means all of the respective businesses and undertakings carried on by the Bioriginal Group, being principally, the manufacturing, production, marketing, distribution and sales of nutritional ingredients, including specialty oils and essential fatty acids, with production, logistics, marketing, administration and research and development located in Saskatoon, Saskatchewan and other locations in the United States, the Netherlands and China other than, after completion of the Pre-Closing Reorganization, any business and undertakings related to the Excluded Assets and the Excluded Liabilities;

“Business Confidential Information” means Confidential Information owned by the Bioriginal Group or used in and material to the Business;

“Business Day” means any day of the week, other than a Saturday or Sunday or day on which Canadian chartered banks in Toronto, Ontario, Saskatoon, Saskatchewan or Houston, Texas are authorized or obligated by law to close or are generally closed;

“Buyer’s Fundamental Representations” has the meaning set out in Section 3.8(a);

“Calculation Time” means 11:59 pm (Central Time) on August 31, 2014;

“Cash” means (i) cash, (ii) money in bank accounts, and (iii) Short Term Investments;

“Cause” means (i) being convicted of an indictable offence; (ii) fraud, where fraud has been proven by the Buyer; (iii) theft, where theft has been proven by the Buyer; (iv) wilful breach or habitual neglect of significant and material duties the Management Seller or Principal, as applicable, is required to perform, which breach remains uncured for a period of thirty (30) days after written notice to such Management Seller or Principal, as applicable, setting forth the particulars of the breach; or (v) breach of a restrictive covenant of the Management Seller’s employment agreement with any Bioriginal Group Company; provided, however, that for greater certainty, “Cause” shall not include termination of the Management Seller or Principal, as applicable, for performance (or lack thereof) related to the financial condition or results of any Bioriginal Group Company;

“Claims Assignment and Assumption Agreement” means the assignment and assumption agreement to be entered into between the Sellers, the Buyer and Bioriginal pursuant to which and subject to the terms thereof, among other things, the Sellers assume the carriage of and associated Liabilities in respect of the Downer Claim and the BioTab Claim;

“Closing” means the completion of the sale to, and the purchase by, the Buyer of the Purchased Shares and the completion of all other transactions contemplated by this Agreement that are to occur contemporaneously with the purchase and sale of the Purchased Shares;

“Closing Cash” means the Cash of the Bioriginal Group on a consolidated basis as of the Calculation Time, excluding Restricted Cash;

“Closing Cash Purchase Price” means the amount specified in Section 2.2;

“Closing Date” means September 5, 2014, or such other Business Day as the Parties agree in writing as the date that the Closing shall take place;

“Closing Debt” means the Debt of the Bioriginal Group on a consolidated basis as of the Calculation Time;

“Closing Document” means any document delivered at or subsequent to the Closing Time as provided in or pursuant to this Agreement;

“Closing Time” means 3:00 p.m. (Central Time) on the Closing Date or such other time on the Closing Date as the Parties agree in writing that the Closing shall take place;

“Closing Working Capital” means the Current Assets minus the Current Liabilities, as determined consistent with the pro forma components of and calculation of working capital of the Bioriginal Group set forth on the Reference Statement;

“Closing Working Capital Adjustment” means the Closing Working Capital minus the Closing Working Capital Target (which may be a positive or a negative number);

“Closing Working Capital Target” means $11,600,000;

“Code” means United States Internal Revenue Code of 1986;

“Collective Agreement” means any collective agreement, letter of understanding, letter of intent or other written communication with any trade union or association which may qualify as a trade union, which covers, or in the case of any such which is not yet in effect, would cover any of the Employees;

“Competing Business” has the meaning set out in Section 4.4.1;

“Competition Act” means the Competition Act (Canada);

“Condition of the Business” means the condition of the Bioriginal Group including the Assets, Liabilities, operations, activities, earnings, affairs and financial position of the Bioriginal Group;

“Confidential Information” means any and all information, ideas and concepts relating to the Business, purpose or competitive interests of the Bioriginal Group or any of its Affiliates, including any and all (i) Intellectual Property; (ii) data, databases, results, analyses, procedures, formulae, specifications, techniques, methodology and technical and scientific expertise which relate to such Person’s products or services; (iii) Business, financial, marketing, manufacturing, sales, distribution, customer, licensor, licensee and supply information relating to any such Person or the Business; (iv) information related to such Person’s internal organization, personnel, methods and procedures, pricing, credit, Technology, Software, facilities, capabilities, research, development, planning and work in process; (v) Personal Information; and (vi) information which would reasonably be considered to be confidential information of such Person, whether in written, oral or electronic form and whether or not specifically identified as confidential; but does not include any:

(a)	information which is in the public domain or becomes publicly available through no act or failure to act by any Bioriginal Group Company; or

(b)	information which is required to be disclosed by Applicable Law; or

(c)	was, is or becomes available to the Buyer on a non-confidential basis from a third party not bound by a confidentiality agreement or any legal obligation restricting disclosure;

“Confidentiality Agreement” means the confidentiality agreement between Bioriginal and the Buyer dated February 25, 2014;

“Consideration Shares” means the 238,377 common shares of Omega to be issued to the Management Sellers as part of the Purchase Price pursuant to this Agreement, subject to the vesting requirements provided in Section 2.9;

“Constructive Dismissal” shall be deemed to have occurred if there exists any material adverse change without the prior written consent of the Management Seller or Principal, as applicable, in the title, position, job function, compensation or the relocation of the office in which the Management Seller or Principal, as applicable, is based to a location more than 50 kilometres from such location of such Management Seller or Principal, as applicable, from those current on the date hereof;

“Contractor” means any individual, person or entity, who provides goods or services to, for, or on behalf of the Bioriginal Group, whether or not the contractor is remunerated by the Bioriginal Group, a third party or at all, and includes all volunteers, students, interns, temporary personnel, agents, staff and professionals;

“Contracts” includes all contracts, agreements, licences (other than the Licences), leases (other than Leases and Equipment Leases), binding commitments, entitlements, engagements and other arrangements (other than Benefit Plans), whether written or oral, pursuant to which any Bioriginal Group Company is subject to any obligation or restriction or is entitled to any right or benefit and includes (i) all unfilled customer purchase orders, sales contracts and engagements; (ii) all forward binding commitments for supplies or materials; and (iii) any comfort letters, memoranda of understanding and term sheets; but excludes all quotations, orders or tenders for contracts which remain open for acceptance;

“Control” with respect to a specified Person shall mean the ability to control the management and direction of such specified Person and such specified Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly, and whether through the ownership of securities, a trust, a contract or otherwise and “Controlled” and “Controlling” shall have a similar meaning;

“Copyright” means any and all copyrights, moral rights, copyright registrations and applications therefor, anywhere in the world, whether or not registered or registrable, including translations, derivatives, and modifications of any of the foregoing;

“Corporate Management Sellers” means Vitaefit, JD-PRMiM and Montevideo;

“Current Assets” of the Bioriginal Group at the Calculation Time means Accounts Receivable, Inventory and Pre-paid Expenses and other current assets of the Bioriginal Group on a consolidated basis (but excluding the Excluded Assets to the extent that they constitute current assets as recorded in the Books and Records as at the Calculation Time), determined in accordance with GAAP consistently applied, in each case as determined consistent with the components of and calculation of working capital of the Bioriginal Group set forth on the Reference Statement, and for greater certainty includes Closing Cash;

“Current Employees” means those individuals employed by the Bioriginal Group on the date hereof (including for greater certainty those such employees who are employed by the Bioriginal Group but who are absent from work on the date hereof by reason of short or long-term disability or by reason of authorized leave of absence);

“Current Liabilities” of the Bioriginal Group at the Calculation Time, means accounts payable and accrued Liabilities, income taxes payable, deferred revenue and other current Liabilities of the Bioriginal Group on a consolidated basis and any other Liabilities which would be classified as current Liabilities in accordance with GAAP consistently applied, including outstanding cheques, amounts due and payable to trade creditors, and then due and payable pursuant to the Contracts, including Transaction Expenses (including Transaction Expenses to the Closing Time, all of which shall be fully accrued at the Calculation Time), (but excluding the Excluded Liabilities to the extent that they constitute current Liabilities as recorded in the Books and Records as at the Calculation Time and the Holdback Liability), in each case as determined consistent with the pro forma components of and calculation of working capital of the Bioriginal Group set forth on the Reference Statement, and for greater certainty, includes the current portion of all Debt;

“Debenture Amount” has the meaning set out in Section 3.2.7;

“Debentures” means the non-convertible unsecured subordinated debentures of Bioriginal due April 1, 2018 in the aggregate principal amount of $5,335,000;

“Debt” means, without duplication, but on a consolidated basis, the sum of (i) the principal amount of any indebtedness of a Bioriginal Group Company for borrowed money outstanding immediately prior to the Closing Time, together with all prepayment premiums or penalties and other amounts in respect thereof becoming due as a result of the Closing, (ii) all payment obligations of each Bioriginal Group Company for the deferred purchase price for purchases of property outside the ordinary course of business arising in connection with transactions occurring prior to the Closing which are not evidenced by trade payables, (iii) the total value of all payment obligations of each Bioriginal Group Company under leases of any property in existence immediately prior to the Closing to which such Bioriginal Group Company is a party which are leases that would be required to be classified and accounted for as a capital lease in accordance with GAAP as of the Closing, (iv) any off-balance sheet financing of a Bioriginal Group Company in existence immediately prior to the Closing, (v) any Liability of a Bioriginal Group Company with respect to interest rate swaps, collars, caps and similar hedging obligations in existence immediately prior to the Closing, (vi) any issued and outstanding shares or securities of a Bioriginal Group Company (which are not acquired by the Buyer pursuant to this Agreement or which are not held by another Bioriginal Group Company) where a Person may require the redemption or purchase by a Bioriginal Group Company of such shares or securities and any declared but unpaid, or accrued but not paid, dividends on shares of a Bioriginal Group Company, (vii) any indebtedness of the type referred to in clauses (i) through (vii) above of any Person other than a Bioriginal Group Company in existence immediately prior to the Closing which is either guaranteed by, or secured by a security interest upon any property owned by, a Bioriginal Group Company, and (viii) any unpaid interest, prepayment premiums or penalties accrued or owing on any such indebtedness of a Bioriginal Group Company but does not include (A) any Inter-Company Debt or (B) any payment obligations of a Bioriginal Group Company in respect of undrawn banker’s acceptances or undrawn letters of credit in existence immediately prior to the Closing;

“Defence Notice” has the meaning set out in Section 7.8(a);

“Defence Period” has the meaning set out in Section 7.8(a);

“Defending Party” has the meaning set out in Section 7.9;

“Disability” means immediately following: (i) any period of 365 consecutive days during which a Management Seller or Principal, as applicable, is prevented, notwithstanding reasonable efforts to accommodate the disability, from performing his or her essential duties as an executive of any Bioriginal Group Company for more than 182 days in the aggregate by reason of illness or mental or physical disability, or (ii) a Management Seller or Principal, as applicable, being found of unsound mind or incapable of managing his or her own affairs by the final judgment or order of a court of competent jurisdiction;

“Disposal” means any disposal by any means, including dumping, incineration, spraying, pumping, injecting, depositing or burying;

“Dispute” includes any dispute, controversy, claim, counterclaim or similar matter:

(a)

which relates to or arises out of or in connection with this Agreement or a Closing Document, including the validity, construction, meaning, performance or effect of this Agreement or such Closing Document or the rights and Liabilities of the Parties to this Agreement or to such Closing Document; or

(b)	in respect of any defined legal relationship associated with this Agreement or any Closing Document or derived from any of them,

but shall not include any dispute to be resolved pursuant to Section 2.8 or Section 5 of Schedule 2.2 or any dispute, controversy, claim, counterclaim or similar matter concerning Section 4.4;

“Dispute Notice” has the meaning set out in Section 8.2;

“Downer Claim” means the claim under style of cause C.W. Downer & Co. v. Bioriginal Food & Science Corp., United States District Court for the District of Massachusetts (Docket Number 13-11788-DJC);

“Dutch Environmental Permit” means the environmental permit, category 6.3 of the Environmental Law Decision (In Dutch: Omgevingsvergunning categorie 6.3 van het Besluit Omgevingsrecht), necessary for blending of the oil;

“Earn Out Amount” has the meaning set out in Schedule 2.2;

“Earn Out Period” has the meaning set out in Schedule 2.2;

“Earn Out Years” has the meaning set out in Schedule 2.2;

“Effective Time” means 11:59 p.m. (Central Time) on August 31, 2014;

“Electronic Transmission” has the meaning set out in Section 9.4(a)(ii);

“Employees” means:

(a)	those Current Employees who are employed by the Bioriginal Group at the Closing Time; and

(b)	any individual employed by the Bioriginal Group at the Closing Time who is absent from work on the Closing Date by reason of holiday, parental leave, pregnancy leave, sick leave or scheduled day off;

“Encumbrance” means any encumbrance of any kind whatsoever (registered or unregistered) and includes any security interest, mortgage, conditional sale, lien, hypothec, pledge, hypothecation, assignment, charge, option, right of first refusal, right of first offer, security under section 426 or section 427 of the Bank Act (Canada), trust or deemed trust (whether contractual, statutory or otherwise arising), a voting trust or pooling agreement with respect to securities, any adverse claim, or joint ownership interest, any grant of any exclusive licence or sole licence, any moral right, or any other right, option or claim of others of any kind whatsoever affecting the Purchased Shares or the Assets or the use of any thereof, any covenant or other agreement, restriction or limitation on the transfer of the Purchased Shares or, through such transfer, of the Assets, or the use thereof, or a deposit by way of security or an easement, restrictive covenant, limitation, agreement or right of way, restriction, preferential arrangement, encroachment, burden or title reservation of any kind, or any rights or privileges capable of becoming any of the foregoing;

“Enforcement Rights” means any and all rights, benefits, title, interests, remedies, including rights of priority, right to file, defend, prosecute, bring causes of action, make claims, settle, receive damages, maintain, renew, assign, license and enforce, and rights to indemnities, warranties, royalties, profits, income and proceeds;

“Environment” includes the air, surface water, groundwater, body of water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms and the environment or natural environment as defined in any Environmental Law and “Environmental” has a similar extended meaning;

“Environmental Compliance Review” includes all Environmental audits and assessments and all other Environmental studies or evaluations related in any way to the Bioriginal Group, the Business or the Assets;

“Environmental Laws” means all Applicable Laws relating in whole or in part to the Environment including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, Release or Disposal of any Hazardous Substance and any laws relating to asbestos or asbestos containing materials in the Environment, in the workplace or in any Building;

“Environmental Notice” includes any directive, Order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or implied, from any Governmental Authority, relating to non-compliance with or breach of any Environmental Law or Environmental Permit;

“Environmental Permits” includes all permits, certificates, approvals, consents, authorizations, registrations and licences issued, granted, conferred, created or required by any Governmental Authority pursuant to any Environmental Laws;

“Equipment” means all fixed assets and tangible personal property of the Bioriginal Group, including all machines, trucks, vehicles and other mobile equipment, fixtures, tools, moulds, jigs, dies, furniture, furnishings, vehicles, material handling equipment, computers, photocopiers, office equipment, supplies, implements, tools and spare parts used or held for use in connection with the Business, including the fixed assets and tangible personal property described in Schedule 1.1(i);

“Equipment Leases” means the leases of Equipment entered into by the Bioriginal Group including those listed or identified in Schedule 3.1.22;

“Escrow Agent” means McDougall Gauley LLP;

“Escrow Agreement” means the escrow agreement in the form set out in Schedule 2.3;

“Escrow Amount” has the meaning set out in Section 2.3;

“Estimated Closing Cash” means the written estimate of Closing Cash prepared by the Sellers, acting reasonably, attached as Schedule 1.1(viii);

“Estimated Closing Cash Purchase Price” means the amount specified in Section 2.2;

“Estimated Closing Debt” means the written estimate of Closing Debt prepared by Sellers, acting reasonably, attached as Schedule 1.1(ix);

“Estimated Closing Working Capital Adjustment” means the written estimate of the Closing Working Capital Adjustment prepared by the Sellers, acting reasonably, attached as Schedule 1.1(x);

“Exchange Act” has the meaning set out in Section 3.4.3;

“Excluded Assets” means those items referred to on Schedule 1.1(ii);

“Excluded Bioriginal Property” means the real property formerly utilized as a processing facility by Bioriginal, located on Highway 14 West of Saskatoon near Asquith, Saskatchewan and consisting of approximately 32 acres;

“Excluded Liabilities” means those items referred to on Schedule 1.1(iii);

“Export Control Laws” means all Applicable Laws related to customs, export and import controls, economic sanctions, trade embargoes, anti-money-laundering, anti-terrorism and any other international trade sanctions and restrictions including Canada’s Export and Import Permits Act, the United Nations Act, the Criminal Code of Canada and the Special Economic Measures Act (including any orders and regulations made thereunder), and any comparable foreign or international laws (including any orders and regulations made thereunder), including Applicable Laws administered by (i) the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC); (ii) the U.S. Departments of State or Commerce in the United States; (iii) the European Union; or (iv) any other relevant Governmental Authority;

“Financial Statements” means the audited consolidated financial statements of Bioriginal for the fiscal year ended March 31, 2014, copies of which are attached as Schedule 3.1.9, each consisting of a consolidated balance sheet, consolidated statement of earnings and other comprehensive income, consolidated statements of shareholders’ equity and consolidated statement of cash flows together with the notes thereto, as reported on by KPMG LLP, and the Interim Statements;

“FIRPTA Certificates” has the meaning set out in Section 6.1(t);

“Former Employee” means a former or retired employee of the Bioriginal Group, or a spouse, dependent or designated beneficiary of such a former or retired employee or of an Employee;

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in effect in Canada as applicable to private enterprises on the date hereof as described in the handbook prepared by the Canadian Institute of Chartered Accountants, or any successor;

“Governing Documents” means, with respect to any particular corporation, the certificate and articles of incorporation, articles of amendment and by-laws or other equivalent documents or instruments of a similar nature or pertaining to a corporation under the Applicable Laws of the jurisdiction governing such corporation;

“Governmental Authority” means (i) any court, judicial body, tribunal or arbitral body, (ii) any domestic or foreign government whether multinational, national, federal, provincial, territorial, state, municipal or local and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatever, (iii) any subdivision or authority of any of the foregoing, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, (v) any supranational or regional body such as the World Trade Organization, and (vi) any stock exchange;

“Hazardous Substance” means any pollutant, contaminant, waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law;

“Healthcare Laws” means all Applicable Laws related to the manufacturing, testing, packaging, labelling, advertising, importation, distribution and sale of the Products, including the Food and Drugs Act (Canada) and its regulations, including the Natural Health Product Regulations, SOR/2003-196 (as amended), and any applicable comparable foreign or international laws, including the regulations and directives made thereunder, including in the United States and European Union;

“Holdback Liability” means $1,000,000;

“HST” means the tax imposed under Part IX of the Excise Tax Act (Canada);

“including” means “including without limitation” and the term “including” shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

“Independent Accountants” has the meaning set out in Section 2.8(c);

“Industrial Designs” means industrial design rights, industrial designs, design patents, industrial design or design patent registrations and applications therefor, anywhere in the world, whether or not registered or registrable, including the industrial design or design patent registrations and applications set forth in Schedule 3.1.35 and any reissues, divisions, continuations, continuations-in-part, renewals, and improvements of any of the foregoing;

“Intellectual Property” means any and all of the following:

(a)	Copyrights;

(b)	Patents;

(c)	Trade-marks;

(d)	Industrial Designs;

(e)	rights in or to processes, know-how, show-how, methods, trade secrets;

(f)

other industrial or intellectual property rights, anywhere in the world, whether or not registered or registrable, including without limitation any reissues, divisions, continuations, continuations-in-part, renewals, improvements, translations, derivatives, modifications and extensions of any of the foregoing;

(g)	Enforcement Rights in or with respect to any of the foregoing; and

(h)	rights, covenants, licenses, sub-licenses, franchises, leases, pledges, benefits, trusts or escrows granted to or by the applicable Person in respect of any of the foregoing;

“Inter-Company Debt” means indebtedness owed by one Bioriginal Group Company to another Bioriginal Group Company;

“Interim Statements” means the unaudited consolidated financial statements of Bioriginal for the three month period ended June 30, 2014, consisting of a consolidated balance sheet, consolidated statement of earnings and other comprehensive income, consolidated statements of shareholders’ equity and consolidated statement of cash flows, a copy of which is attached in Schedule 3.1.9;

“Inventory” means all inventories of the Bioriginal Group, wherever located, including all raw materials, work-in-progress, stock-in-trade, finished goods, spare parts, supplies, packaging, and advertising and publicity materials, whether or not on consignment;

“Investment Canada Act” means the Investment Canada Act (Canada);

“Jasper Property” means the property municipally known as 2630 Jasper Avenue, Saskatoon, Saskatchewan;

“Lands” means all of the lands and premises of which a Bioriginal Group Company is the registered or beneficial owner, other than the Excluded Bioriginal Property, which are described in Schedule 3.1.24;

“Leased Premises” means the lands and Buildings which are subject to the Leases, together with all Appurtenances relating to the foregoing;

“Leases” means the leases, subleases, agreements to lease, licence agreements or agreements in the nature of a lease providing a right of occupancy of real property to which a Bioriginal Group Company is a party, whether as lessor or lessee, including those leases listed in Schedule 3.1.25;

“Liabilities” includes any indebtedness, obligations or liabilities of any kind, whether primary or secondary, direct or indirect, accrued, absolute or contingent, liquidated or unliquidated, secured or unsecured and whether or not reflected or required to be reflected in a balance sheet in accordance with GAAP;

“Licence” means any licence, permit, approval, right, privilege, concession or franchise issued, granted, conferred or otherwise created by a Governmental Authority;

“Licensed Intellectual Property” has the meaning set out in Section 3.1.35(a)(ii);

“Lock-Up Period” has the meaning set out in Section 3.1.54;

“Loss” has the meaning set out in Section 7.1;

“Management Distribution Amount” means the Management Purchase Price plus the product of (i) the net adjustments to the Purchase Price (which, for certainty, may be a positive or negative number) set forth in clauses (A) through (C) of Section 2.2(a) multiplied by (ii) a fraction, the numerator of which is equal to the Management Purchase Price and the denominator of which is equal to the sum of the Non-Management Purchase Price and the Management Purchase Price;

“Management Purchase Price” has the meaning set out in Section 2.2(a);

“Management Representative” means Vidal and his successors in such position as provided in Section 4.2;

“Material Adverse Change” means any change, effect, event, condition, occurrence, state of facts or circumstance that, individually or in the aggregate with other changes, effects, events, conditions, occurrences, states of fact or circumstances:

(a)

is or would reasonably be expected to be material and adverse to the business, assets, capital, properties, Liabilities (contingent or otherwise), operations, results of operations or condition (financial or otherwise) of the Bioriginal Group, taken as a whole, other than any change, effect, event, condition, occurrence, state of facts or circumstance resulting from or arising out of:

(i)	changes in the economy, political conditions (including acts of terrorism or the outbreak of war) or securities markets in general;

(ii)

any generally applicable actual or proposed change in Applicable Laws (including Applicable Laws relating to Taxes) or the interpretation, application or non-application of Applicable Laws by Governmental Authorities;

(iii)	actual or proposed changes in applicable GAAP or applicable changes in regulatory accounting requirements;

(iv)	relating to changes in currency exchange rates;

(v)	any natural disaster; and

(vi)

this Agreement or the completion of the transactions contemplated in this Agreement (including any legal proceeding as a result thereof or losses or threatened losses of employees, customers, suppliers or others having relationships with Bioriginal) or any actions taken (or omitted to be taken) by the Bioriginal Group at the written request of the Buyer;

provided, however, that such change referred to in any of clauses (i), (ii), (iii), (iv), (v) or (vi) above does not primarily relate only to (or have the effect of primarily relating only to) the Business, or does not disproportionately adversely affect the Business, compared to other businesses of similar size operating in the nutraceutical industry;

References in certain sections of this Agreement to dollar amounts are not intended to be and should not be deemed to be illustrative or interpretative for purposes of determining whether a Material Adverse Change has occurred;

“Material Contracts” has the meaning set out in Section 3.1.23;

“Material Owned Business Intellectual Property” has the meaning set out in Section 3.1.35(a);

“Material Subsidiaries” means the Bioriginal Group Subsidiaries listed on Schedule 3.1.7;

“Matrimonial Consent” means an executed matrimonial consent statement of Gerdina Kamphuis delivered pursuant to Section 1:88 of the Dutch Civil Code (Burgerlijk Weboek) consenting to Kamphuis granting such Principal’s representations and warranties in this Agreement;

“Melville Property” means the property municipally known as 102 Melville Street, Saskatoon, Saskatchewan;

“Negotiation Period” has the meaning set out in Section 8.2;

“Non-Management Distribution Amount” means the Non-Management Purchase Price plus the product of (i) the net adjustments to the Purchase Price (which, for certainty, may be a positive or negative number) set forth in clauses (A) through (C) of Section 2.2(a) multiplied by (ii) a fraction, the numerator of which is equal to the Non-Management Purchase Price and the denominator of which is equal to the sum of the Non-Management Purchase Price and the Management Purchase Price;

“Non-Management Purchase Price” has the meaning set out in Section 2.2(a);

“Non-Management Seller Debentures” has the meaning set out in Section 3.2.7;

“notice” has the meaning set out in Section 9.4(a);

“NYSE” means the New York Stock Exchange;

“Occupational Health and Safety Acts” means Part III of The Saskatchewan Employment Act and all other legislation of any applicable jurisdiction dealing with occupational health and safety or with any aspect of the health or safety of employees;

“Omega SEC Reports” has the meaning set out in Section 3.4.3;

“Order” means any order, judgment, injunction, decree, stipulation, determination, award, decision, ruling or writ of any Governmental Authority or other Person;

“ordinary course” and “normal course”, when used in relation to the conduct of the Business, means any action taken by a Bioriginal Group Company which is consistent in nature, scope and magnitude with the past practices of such Bioriginal Group Company and is taken in the ordinary course of the normal, day-to-day operations of its Business;

“Owned Business Intellectual Property” has the meaning set out in Section 3.1.35(a);

“Parties” means, collectively, each of the signatories to this Agreement, and “Party” means any one of them;

“Patents” means any and all patent rights, issued patents, letters patent, design patents, inventions, claims defining the subject matter of the invention, patent registrations and applications therefor, anywhere in the world, whether or not patented or registered or registrable, including the issued patents and patent applications set forth in Schedule 3.1.35 and any reissues, divisions, continuations, continuations-in-part, renewals, improvements, and extensions of any of the foregoing;

“Pension Plan” means a Benefit Plan that is a “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act;

“Permitted Encumbrances” means, with respect to any Real Property or any other property or asset of a particular Bioriginal Group Company:

(a)

inchoate or statutory liens for Taxes not at the time overdue but only if the amount thereof at the Closing Date is shown as a Current Liability in Closing Working Capital and inchoate or statutory liens for overdue Taxes the validity of which such Bioriginal Group Company is contesting in good faith but only for so long as such contestation effectively postpones enforcement of any such liens or Taxes, and only if the amount of such overdue Taxes at the Closing Date is shown as a Current Liability in Closing Working Capital;

(b)

statutory liens incurred or deposits made in the ordinary course of the business of the Bioriginal Group Company in connection with workers’ compensation, unemployment insurance and similar legislation, but only to the extent that each such statutory lien or deposit relates to amounts not yet due, and only if the amount thereof at the Closing Date is shown as a Current Liability in Closing Working Capital;

(c)

liens and privileges arising out of any judgment with respect to which the Bioriginal Group Company intends to prosecute an appeal or proceedings for review but only for so long as there is a stay of execution pending the determination of such appeal or proceedings for review, and only if the amount thereof at the Closing Date is shown as a Current Liability in Closing Working Capital;

(d)

security given by the Bioriginal Group Company to a public utility or any Governmental Authority when required in the ordinary course of business of the Bioriginal Group Company but only to the extent that the obligation secured at the Closing Date is adjusted in favour of the Buyer in Closing Working Capital;

(e)

undetermined or inchoate construction or repair or storage liens arising in the ordinary course of the business of the Bioriginal Group Company, a claim for which has not been filed or registered pursuant to law or notice in writing of which has not been given to the Bioriginal Group, and only if the amount thereof at the Closing Date is shown as a Current Liability in Closing Working Capital;

(f)	any reservations or exceptions contained in the original grants from the Crown;

(g)

easements, including rights of way for, or reservations or rights of others relating to, sewers, water lines, gas lines, pipelines, electric lines, telegraph and telephone lines and other similar products or services and any registered restrictions or covenants that run with the land, provided that there has been compliance with the provisions thereof and that they do not in the aggregate materially detract from the value of the Real Property and will not materially and adversely affect the ability of the Bioriginal Group Company to carry on its Business as it has been carried on in the past;

(h)

zoning by-laws, ordinances or other restrictions as to the use of Real Property, and agreements with other Persons registered against title to the Lands, provided that they do not in the aggregate materially detract from the value of the Real Property and will not materially and adversely affect the ability of the Bioriginal Group Company to carry on its Business as it has been carried on in the past; and

(i)	those Encumbrances set forth on Schedule 1.1(iv);

“Person” shall be broadly interpreted and includes an individual, a body corporate, a partnership, a joint venture, a trust, an association, an unincorporated organization, the Crown, any Governmental Authority, the executors, administrators or other legal representatives of an individual or any other entity recognized by law, and pronouns have a similarly extended meaning;

“Personal Information” means any information about an identifiable individual which is protected by any Privacy Law;

“Pre-Closing Reorganization” means all transactions and related actions to transfer all right, title and interest in and to the Excluded Assets and all obligations and Liabilities comprising the Excluded Liabilities such that no Bioriginal Group Company has any such right, title, interest, obligation or Liability in respect thereof as at and after the Closing Time, all of which are described on Schedule 1.1(v);

“Pre-paid Expenses” means all deposits and expenses with any public utility or any Governmental Authority by, or belonging to, the Bioriginal Group and any other deposits and pre-paid expenses by, or belonging to, the Bioriginal Group;

“Prime Rate” for any day means the rate of interest expressed as a rate per annum that HSBC (or, if unavailable, another leading banking institution) establishes as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it at present refers to as its prime rate;

“Privacy Law” means any Applicable Law relating to the protection of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (Alberta), and the Personal Information Protection Act (British Columbia) and statutes and regulations related to the protection of Personal Information enacted in the United States of America at both the state and federal level;

“Privacy Policies” means the practices policies and procedures of the Bioriginal Group in respect of Personal Information;

“Private Sector Counterparty” has the meaning set out in Section 3.1.47;

“Products” means the health and nutritional products manufactured and/or marketed by Bioriginal and listed in Schedule 1.1(vi) (each individually a “Product”);

“Purchase Price” means, in respect of the Purchased Shares purchased from each Non-Management Seller, the Closing Cash Purchase Price to be paid by Buyer to such Seller, and in respect of the Purchased Shares purchased from each Management Seller, the Closing Cash Purchase Price to be paid by Buyer to such Seller, together with the Earn Out Amount and the Consideration Shares payable to such Seller in each case as provided in Section 2.2 and as adjusted in accordance with Section 2.7;

“Purchased Shares” means the 560,100 issued common shares in the capital of Bioriginal beneficially owned and of record by the Non-Management Sellers and the 440,000 issued common shares in the capital of Bioriginal beneficially owned and of record by the Management Sellers;

“Real Property” means the Lands and the Buildings situate thereon, and Appurtenances relating to the foregoing;

“Reference Statement” means the representative calculation of working capital of the Bioriginal Group as of March 31, 2014 set forth on Schedule 1.1(vii) showing the adjustments and accounting principles that the Sellers and Buyer have agreed to use in the calculation of Closing Working Capital and the Closing Working Capital Target;

“Regulatory Authorizations” means all Licences related to the manufacturing, testing, packaging, labelling, advertising, importation, distribution and sale the Products, including product licenses, site licenses, quality system certificates and other comparable registrations, permits, consents, notices, waivers, approvals or regulatory filings;

“Related Person” with respect to a particular individual means: (i) each other member of such individual’s family; (ii) any Person that is directly or indirectly Controlled by any one or more members of such individual’s family; (iii) any Person in which members of such individual’s family hold (individually or in the aggregate) a Material Interest; (iv) any Person with respect to which one or more members of such individual’s family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and with respect to a specified Person other than an individual means: (v) any Person that directly or indirectly Controls, is directly or indirectly Controlled by or is directly or indirectly under Common Control with such specified Person; (w) any Person that holds a Material Interest in such specified Person; (x) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (y) any Person in which such specified Person holds a Material Interest; and (z) any Person with respect to which such specified Person serves as a general partner or trustee (or in a similar capacity); For purposes of this definition (a) the “family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (b) “Material Interest” means direct or indirect beneficial ownership of voting securities or other voting interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person;

“Release” includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, leaching, disposing, dumping, depositing, spraying, burying, abandoning, incinerating, seeping or placing, or any similar action defined in any Environmental Law;

“Remedial Order” means any Order issued, filed or imposed pursuant to any Environmental Law and includes any Order requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release, Disposal or other activity be reduced, modified or eliminated;

“Response” has the meaning set out in Section 8.2;

“Restricted Cash” means the amount of $1,000,000 held in escrow by Norton Rose Fulbright Canada LLP, as escrow agent, in connection with the Westbridge Transaction pending resolution of the claim for indemnification in respect of the Downer Claim and the BioTab Claim under the share purchase agreement in respect of the Westbridge Transaction;

“Sales Taxes” means all applicable value-added, sales, use, consumption, multi-staged, personal property, customs, excise, stamp, transfer or similar taxes, duties or charges, including the HST;

“SEC” has the meaning set out in Section 3.4.3;

“Securities Act” has the meaning set out in Section 3.1.51;

“Securities Laws” has the meaning set out in Section 3.1.51;

“Sellers” means the Non-Management Sellers and the Management Sellers, collectively and, in the singular, means any one of them;

“Sellers’ Counsel” means Norton Rose Fulbright Canada LLP;

“Sellers’ Fundamental Representations” has the meaning set out in Section 3.7(a);

“Sellers’ Transaction Representative” means Westbridge, and any successor to Westbridge in such position as provided in Section 4.1;

“Selling Parties” has the meaning set out in Section 4.4.2;

“Shareholders’ Agreement” means the unanimous shareholders’ agreement by and among Bioriginal, Westbridge, Vidal, Kamphuis, Kupper, Oberg, Theriault, Montevideo, Vitaefit and JD-PRMiM and each additional shareholder of Bioriginal dated effective April 1, 2013 and which is listed on Bioriginal’s corporate profile report as the unanimous shareholders’ agreement filed on May 21, 2013;

“Short Term Investments” means certificates of deposit, banker’s acceptances and similar instruments issued by a Canadian financial institution and having a maturity of 90 days of less;

“Software” means computer programs, operating systems, applications, interfaces, applets, software scripts, macros, firmware, middleware, development tools, and other codes, instructions or sets of instructions for computer hardware or software, including SQL and other query languages, hypertext markup language (“html”), wireless markup language, xml and other computer markup languages, in object, source code or other code format;

“Special Escrow Amount” has the meaning set out in Section 2.3;

“Subsidiary” means a person that is Controlled directly or indirectly by another Person and includes a Subsidiary of that Subsidiary;

“Tax Act” means the Income Tax Act (Canada);

“Tax Assessment Period” means in respect of any taxation year or period, (i) the period of time if any, during which a Governmental Authority is entitled to issue any assessment, reassessment or other form of recognized document assessing Liability for Tax under any applicable Tax legislation in respect of such taxation year or period and (ii) any extensions of the period referred to in clause (i) granted by the applicable Bioriginal Group Company or the Buyer to the applicable Governmental Authority, at the direction of the Sellers’ Transaction Representative or with the prior written consent of the Sellers’ Transaction Representative, by the execution of any waivers of an applicable limitation period set forth in such Tax legislation;

“Tax Returns” means all reports, returns, elections, designations, declarations, statements, bills, slips, forms and other documents, including any schedule or attachments thereto, filed or required to be filed by the Bioriginal Group in respect of Taxes and including any amendment thereof;

“Taxes” means all taxes, surtaxes, duties, levies, imposts, fees, assessments, withholdings, dues and other charges of any nature, including interest, instalments, additions to tax and penalties applicable thereto, imposed or collected by any Governmental Authority, whether disputed or not, including United States or Canadian federal, provincial, state, territorial, municipal and local, foreign and other income, franchise, gross receipts, gross margin, capital, capital gains, real property, personal property, withholding, payroll, health, employee health, transfer, goods and services, harmonized sales and other Sales Taxes, land transfer, ad valorem, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, education, business, school, local improvement, development and occupation taxes, duties, levies, imposts, fees, assessments and withholdings and Canada and Quebec pension plan contributions, employment insurance premiums and all other taxes and similar governmental charges of any kind for which the Bioriginal Group may have any Liability imposed by any Governmental Authority;

“Technology” means any and all Software, source code, data, databases, compilations files, hardware, websites, user interfaces, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, molds, tooling, systems, servers, switches, routers, printers, peripheral equipment, cabling, networks, telecommunications, circuits, mask works, chips, flowcharts, spreadsheets, formulae, equipment, drawings and manuals, programmers notes, processes, methods, know how, show how, trade secrets, analysis, designs, lab journals, notebooks, blue prints, schematics, research and development, reports, technical and functional information, specifications, manufacturing and engineering information, and other technology, owned by the Bioriginal Group or used in and material to the Business, including the technology listed in Schedule 3.1.35;

“Term Debt” means (i) the credit facility owing by Bioriginal to HSBC Bank Canada secured by accounts receivable and inventory to a maximum of $17,000,000, (ii) the operating line of credit owing by Bioriginal Europe/Asia B.V. to ING Bank BV, (iii) the credit facility of Bioriginal Europe/Asia B.V. from ING Commercial Finance BV; (iv) the Debentures; and (v) Bioriginal’s demand loan with HSBC Bank Canada;

“Territory” means the United States, Canada, the European Union and, in China, within 100 miles from the city of Changchun (being the city in which the office of the Employee of the Bioriginal Group located in China is situated);

“Third Party Claim” has the meaning set out in Section 7.1;

“Third Party Claim Notice” has the meaning set out in Section 7.7;

“Trade-Marks” means any and all common law or registered trade-mark rights, trade names, trade-marks, proposed trade-marks, certification marks, service marks, distinguishing marks and guises, logos, slogans, domain names and any registrations and applications therefor, anywhere in the world, whether or not registered or registrable, together with all the goodwill related to any of the foregoing, and including the common law trade-marks, trade-mark registrations and applications set forth in Schedule 3.1.35 and any renewals, translations and extensions of any of the foregoing;

“Transaction Expenses” means all fees, costs and expenses incurred for the account of the Sellers, the Principals, Sellers’ Transaction Representative, Management Representative or of any Bioriginal Group Company in connection with the negotiation and drafting of this Agreement, the Closing Documents and the consummation of the transactions contemplated thereby that are unpaid as of the Closing Date, including fees, costs and expenses of accountants, legal counsel and other professionals;

“Transaction Personal Information” means any Personal Information in the possession, custody or control of any Bioriginal Group Company or the Sellers, including Personal Information about employees, suppliers, customers, directors, officers or shareholders of any Bioriginal Group Company that is disclosed to the Buyer or any representative of the Buyer prior to the Closing Time by the Sellers, a Bioriginal Group Company or their respective representatives;

“Virtual Data Room” means the virtual data room titled “Project Oiler” populated by McDougall Gauley LLP, counsel to Bioriginal, the web address of which is at https://mcdougallgauley.firmex.com; and

“Westbridge Transaction” means the acquisition, effective April 1, 2013, of the shares of Bioriginal Food & Science Corp. by a nominee of Westbridge Capital Ltd.

1.2	Generally Accepted Accounting Principles

All accounting and financial terms used herein, unless specifically provided to the contrary, will be interpreted and applied in accordance with Generally Accepted Accounting Principles.

1.3	Headings and References

The division of this Agreement into articles, sections, subsections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The article, section, subsection and schedule headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words “hereto”, “herein”, “hereof’, “hereby” and “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular section or portion of it. References to an Article, Section, Subsection or Schedule refer to the applicable article, section, subsection or schedule of this Agreement unless otherwise specifically provided.

1.4	Number and Gender

In this Agreement, words in the singular include the plural and vice versa and words in one gender include all genders.

1.5	Schedules

The following Schedules form part of this Agreement:

Schedule	Description of Schedule
1.1(i)	Equipment
1.1(ii)	Excluded Assets
1.1(iii)	Excluded Liabilities
1.1(iv)	Encumbrances
1.1(v)	Pre-Closing Reorganization
1.1(vi)	Products

Schedule	Description of Schedule

1.1(vii)	Reference Statement
1.1(viii)	Estimated Closing Cash
1.1(ix)	Estimated Closing Debt
1.1(x)	Estimated Closing Working Capital Adjustment
2.1	Purchased Shares
2.2	Calculation of Earn Out
2.2(b)	Issuance of Consideration Shares
2.3	Form of Escrow Agreement
3.1.1	Corporate Matters
3.1.2	Absence of Conflicting Agreements
3.1.3	List Of Required Consents
3.1.4	Authorized And Issued Securities Of Bioriginal Group
3.1.6	Debentures
3.1.7	Subsidiaries and Other Interests
3.1.9	Financial Statements
3.1.10	Liabilities After Effective Time
3.1.11	Debt and Guarantees
3.1.12	Changes
3.1.13	Unusual Transactions
3.1.14	Tax Information
3.1.16	List Of Licences
3.1.17	Restrictions on Business
3.1.18	Location of Assets
3.1.22	Equipment Leases
3.1.23	Contracts
3.1.24	Lands
3.1.25	Leases of Real Property, Non Disturbance Agreements and Forbearance/Waiver Agreements
3.1.27	Environmental Matters
3.1.28	Employees
3.1.30	Benefit Plans
3.1.33	Litigation
3.1.34	Insurance Policies
3.1.35	Intellectual Property
3.1.36	Major Customers And Suppliers
3.1.37	Trade Allowances
3.1.38	Healthcare Matters
3.1.39	Product Warranties and Liabilities
3.1.40	Government Grants
3.1.41	Certain Interests
3.1.43	Bank Accounts
3.1.46	Privacy Disclosures
3.1.48	Export Control Laws
3.1.49	Protection of Confidential Information

Schedule	Description of Schedule

3.1.53	Addresses of Management Sellers
3.2.1	Corporate Matters of Sellers
3.2.5	Consents and Approvals
4.5	Indemnification and Insurance
6.1(c)	Consents, Authorizations and Registrations Of Buyer
6.1(g)	Form Of Release
6.1(h)	Form Of Opinion Of Counsel For Sellers and the Principals
8.3	Rules Of Procedure For Arbitration

1.6	References to Statutes

A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and every statute or regulation that supplements or supersedes such statute or regulations; provided, however, references to statutes shall not include any statute or regulation that is proclaimed in force after the date of this Agreement.

1.7	Applicable Law

This Agreement will be governed by, and construed, interpreted and enforced in accordance with, the laws in force in the Province of Saskatchewan (excluding any rule or principle of the conflict of laws which might refer such construction or interpretation to the laws of another jurisdiction) and the laws of Canada applicable therein. Subject to Article 8, each Party irrevocably submits to the exclusive jurisdiction of the courts of Saskatchewan with respect to any matter arising hereunder or related hereto.

1.8	Currency

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to Canadian dollars.

1.9	Consent

Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

1.10	Performance on Holidays

If any action is required to be taken pursuant to this Agreement on or by a specified date that is not a Business Day, then such action will be valid if taken on or by the first Business Day immediately following such specified date.

1.11	Calculation of Time

In this Agreement, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Central Time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period will terminate at 5:00 p.m. (Central Time) on the first Business Day immediately following such last day.

1.12	Knowledge

Where any representation, warranty or covenant contained in this Agreement is expressly qualified by reference to the “knowledge” or “awareness” of any Seller or Principal, including “Seller’s knowledge” or “Principal’s knowledge”, it shall be deemed to refer to the knowledge or awareness of (i) each such Seller that is a natural Person, (ii) each Principal, (iii) in the case of Westbridge, the President and Chief Executive Officer of Westbridge, (iv) in the case of JD-PRMiM and Montevideo, Vidal, and (v) in the case of Vitaefit, Kamphuis. Each individual referred to in items (i) to (v) above confirms to Buyer that he or she has made due inquiry, including of the aforementioned Persons, as to the matters that are the subject of such representations, warranties and covenants. In addition, in this Agreement, the phrase “any Selling Party’s knowledge” means any Seller’s knowledge or any Principal’s knowledge and the phrase “each Selling Party’s knowledge” means each Seller’s knowledge and each Principal’s knowledge.

1.13	No Third Party Beneficiaries

Except as provided in Section 4.4 and Article 7, nothing in this Agreement or in any Closing Document is intended or shall be implied to, or shall, confer upon any Person (other than the Parties) any rights or remedies of any kind.

1.14	No Strict Construction

The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of contra proferentum or strict construction shall be applied against any Party.

1.15	Several Obligations

(a)

All representations, warranties, covenants, obligations and Liabilities of the Sellers and the Principals in this Agreement or any document or agreement delivered pursuant to this Agreement, are several in respect of such Sellers and the Principals (and not joint or joint and several) except as provided in Subsection 1.15(b).

(b)

The representations, warranties, covenants, obligations and Liabilities of the Corporate Management Sellers are, with respect to their respective Principals, joint and several. For greater certainty, (i) the representations, warranties, covenants, obligations and Liabilities of JD-PRMiM, Montevideo and Vidal are joint and several, and (ii) the representations, warranties, covenants, obligations and Liabilities of Vitaefit and Kamphuis are joint and several.

ARTICLE 2
PURCHASE AND SALE OF THE PURCHASED SHARES

2.1	Purchase and Sale of the Purchased Shares

(a)

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Closing Time, the Buyer agrees to purchase the Purchased Shares from each of the Sellers in the amount set forth opposite each Seller’s name on Schedule 2.1, and each of the Sellers agrees to sell all of such Purchased Shares and to transfer such Purchased Shares to the Buyer.

2.2	Purchase Price

(a)

The aggregate purchase price payable at Closing for the Purchased Shares purchased from (i) the Non-Management Sellers is Forty-Four Million, Eight Hundred Eighty Thousand, Two Hundred Twenty-Five Dollars ($44,880,225) (the “Non-Management Purchase Price”), and (ii) the Management Sellers is Twenty-Eight Million, Two Hundred Five Thousand, Four Hundred Fifty-Eight Dollars ($28,205,458) (the “Management Purchase Price”), for a total of Seventy-Three Million, Eighty-Five Thousand, Six Hundred Eighty-Three Dollars ($73,085,683) payable to the Sellers in the aggregate, plus (A) the amount of the Estimated Closing Cash, minus (B) the amount of the Estimated Closing Debt and plus or minus (as the case may be) (C) the Estimated Closing Working Capital Adjustment. Such net amount prior to being adjusted as set forth in Section 2.7 is herein called the “Estimated Closing Cash Purchase Price” and as adjusted pursuant to Section 2.7 on the Adjustment Date is herein called the “Closing Cash Purchase Price”.

(b)

In addition to the Closing Cash Purchase Price paid to the Management Sellers, Buyer will deliver, as additional consideration for the Purchased Shares purchased from the Management Sellers, the Consideration Shares into escrow to be held on and subject to the terms of Section 2.9, with such Consideration Shares being allocated among the Management Sellers as provided in Schedule 2.2(b).

(c)

In addition to the Consideration Shares issued to the Management Sellers and the Closing Cash Purchase Price paid to the Management Sellers, Buyer will pay to each Management Seller, as consideration for the Purchased Shares purchased from such Management Seller, his, her or its Pro Rata Earn Out Entitlement (as defined in Schedule 2.2) in accordance with the provisions set forth in Schedule 2.2.

2.3	Payment of Closing Cash Purchase Price

Subject to the provisions of Section 2.7, the Closing Cash Purchase Price for the Purchased Shares shall be paid and satisfied:

(a)

by the wire transfer by the Buyer at the Closing Time of Four Hundred Thousand Dollars ($400,000) (the “Escrow Amount”) to the Escrow Agent to be held pursuant to the Escrow Agreement until the Adjustment Date in accordance with Section 2.7;

(b)

by the wire transfer by the Buyer at the Closing Time of Two-Hundred and Fifty Thousand Dollars ($250,000) (the “Special Escrow Amount”) to the Escrow Agent to be held pursuant to the Escrow Agreement until the time provided in the Escrow Agreement; and

(c)

by the wire transfer by the Buyer at the Closing Time, of the remaining amount of the Estimated Closing Cash Purchase Price (after deduction of the Escrow Amount and the Special Escrow Amount) as follows: (i) to the Sellers’ Counsel on behalf of the Non-Management Sellers, the balance of the Non-Management Distribution Amount in accordance with each Non-Management Seller's pro rata ownership of the Purchased Shares relative to the other Non-Management Sellers as set forth on Schedule 2.1, and (ii) to the Sellers’ Counsel on behalf of the Management Sellers, the balance of the Management Distribution Amount in accordance with each Management Seller’s pro rata ownership of the Purchased Shares relative to the other Management Sellers as set forth on Schedule 2.1.

2.4	Effective Time

Without limiting any other provision in this Agreement, the Parties agree that:

(a)	all economic benefits of the Business from and after the Effective Time and prior to the Closing Time shall be for the account of the Buyer; and

(b)

all Liabilities incurred and/or accrued by the Business from and after the Effective Time and prior to the Closing Time shall be for the account of the Buyer (and for greater certainty the foregoing shall not in any way affect the Buyer’s right to indemnification under Section 7.2 relating to the period from and after the Effective Time).

2.5	Post-Closing Review

(a)

Forthwith following the Closing Time, the Buyer shall, at its expense, prepare the calculation of the Closing Working Capital, the Closing Debt and the Closing Cash. The calculation of Closing Working Capital, Closing Debt and Closing Cash shall be prepared in accordance with GAAP, applied in a manner consistent with the Reference Statement.

(b)	The Buyer shall:

(i)

ensure that the Sellers’ Transaction Representative and its representatives are permitted to be present at any determination of Inventory amounts and any other similar procedures used in preparing the Closing Working Capital; and

(ii)	deliver the calculation of Closing Working Capital, Closing Debt and Closing Cash to the Sellers’ Transaction Representative within ninety (90) days after the Closing Date.

2.6	Determination of Value of Inventory and Accounts Receivable

(a)

The Sellers’ Transaction Representative and the Buyer shall, as soon as practicable following the Closing Date and in any event no later than the date that is ninety (90) days after the Closing Date, determine the amounts of the Inventory as at the Effective Time. The Inventory shall be valued at the lower of actual cost or net realizable value determined in accordance with GAAP, consistently applied, with appropriate provision being made for damaged and obsolete Inventory. The Inventory shall be valued at the lower of actual cost or net realizable value determined in accordance with GAAP, on a basis consistent with that used in the preparation of the Financial Statements.

(b)

The value of the Accounts Receivable at the Effective Time shall be their face amount less, without duplication, (i) a reasonable allowance for doubtful accounts, and (ii) associated customer rebates, if any, all as determined in accordance with GAAP, applied in a manner consistent with the preparation of the latest annual audited balance sheet included in the Financial Statements.

2.7	Closing Cash Purchase Price Adjustment

On the Adjustment Date, the Closing Cash Purchase Price shall be adjusted as follows:

(a)

if the Closing Working Capital Adjustment is less than (for greater clarity, is less positive or more negative than) the Estimated Closing Working Capital Adjustment, then the amount of such deficiency shall be deducted from the Closing Cash Purchase Price;

(b)

if the Closing Working Capital Adjustment is greater than (for greater clarity, is more positive or less negative than) the Estimated Closing Working Capital Adjustment, then the amount of such excess shall be added to the Closing Cash Purchase Price;

(c)	if the amount of the Estimated Closing Debt is greater than the amount of the Closing Debt, the amount of such excess shall be added to the Closing Cash Purchase Price;

(d)	if the amount of the Estimated Closing Debt is less than the amount of the Closing Debt, the amount of such deficiency shall be deducted from the Closing Cash Purchase Price;

(e)	if the amount of the Estimated Closing Cash is greater than the Closing Cash, the amount of such excess shall be deducted from the Closing Cash Purchase Price; and

(f)	if the amount of the Estimated Closing Cash is less than the Closing Cash, the amount of such deficiency shall be added to the Closing Cash Purchase Price.

If the Closing Cash Purchase Price as adjusted pursuant to this Section 2.7 is greater than the amount paid as the Closing Cash Purchase Price on Closing, the Buyer shall pay to Sellers’ Counsel, on behalf of the Sellers’ Transaction Representative, the amount of such excess and the Buyer and Sellers’ Transaction Representative shall direct the Escrow Agent to release the Escrow Amount to the Sellers’ Transaction Representative on the Adjustment Date. If the Closing Cash Purchase Price as adjusted pursuant to this Section 2.7 is less than the amount paid as the Closing Cash Purchase Price on Closing, the Sellers shall pay to the Buyer the amount of such deficiency on the Adjustment Date in accordance with each Seller’s pro rata ownership of the Purchased Shares as set forth on Schedule 2.1. Any payment the Sellers are obligated to make pursuant to this Section 2.7 shall be paid first from the Escrow Amount. If the Escrow Amount is less than the amounts owed by the Sellers pursuant to this Section 2.7, the Buyer and Sellers’ Transaction Representative shall direct the Escrow Agent to release the Escrow Amount to the Buyer on the Adjustment Date and the Sellers shall be obligated to make such additional payments to Buyer in accordance with each Seller’s pro rata ownership of the Purchased Shares as set forth on Schedule 2.1 on the Adjustment Date. If the Escrow Amount is more than the amounts owed by the Sellers pursuant to this Section 2.7, the Buyer and Sellers’ Transaction Representative shall direct the Escrow Agent to release (i) to the Buyer the amounts owed by the Sellers pursuant to this Section 2.7 together with interest thereon and (ii) to the Sellers’ Transaction Representative the balance of the Escrow Amount, on the Adjustment Date. Any amount owing by a Party to any other Party as an adjustment to the Closing Cash Purchase Price shall be made by wire transfer to the account designated by the Buyer or the Sellers’ Transaction Representative, as applicable, on or prior to the Adjustment Date and shall bear interest from the date of Closing to the date of payment at the Prime Rate, compounded annually. Such interest shall accrue and be paid at the same time the amount owing is paid hereunder.

2.8	Settlement of Disputes

(a)

If the Sellers disagree with the calculation of Closing Working Capital, Closing Debt or Closing Cash, the Sellers’ Transaction Representative shall give notice to the Buyer of such disagreement no later than the close of business on the thirtieth (30th) day following the delivery of Buyer’s calculation to the Sellers’ Transaction Representative. If no such notice is given, the Parties shall be deemed to have accepted the Closing Working Capital, the Closing Debt and the Closing Cash, which shall then be final and binding on the Parties.

(b)

Any notice of disagreement given by the Sellers’ Transaction Representative pursuant to Section 2.8(a) shall set forth in detail the particulars and the dollar amount (or, if such dollar amount is not known, a genuine estimate of such dollar amount) of such disagreement. The Sellers’ Transaction Representative and the Buyer shall then use reasonable efforts to resolve such disagreement for a period of thirty (30) days following the giving of such notice.

(c)

If the matter is not resolved by the end of such thirty (30) day period, then such disagreement shall be submitted by the Parties to an independent accountant to be mutually agreed between the Buyer and the Sellers’ Transaction Representative within ten (10) days of the end of such thirty (30) day period (the “Independent Accountant”). If the Buyer and Sellers’ Transaction Representative are unable to agree on an Independent Accountant with such ten (10) day period or the agreed upon independent accountant refuses to act as the Independent Accountant, then either the Sellers’ Transaction Representative or the Buyer may apply to a court under The Arbitration Act, 1992 (Saskatchewan) for the appointment of an Independent Accountant. The Independent Accountant shall, as promptly as practicable (but in any event within sixty (60) days following its appointment), make a determination of the items in dispute, based solely on written submissions and information submitted by the Parties to the Independent Accountant which shall be in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Independent Accountant shall consider only the disputed matters that were properly included in the notice of disagreement and the Independent Accountant may not assign a value to any item in dispute greater than the greatest value assigned by the Buyer, on the one hand, or the Sellers, on the other hand, or less than the smallest value for such item assigned by the Buyer, on the one hand, or the Sellers, on the other hand. The decision of the Independent Accountant as to the items in dispute shall be final and binding upon all Parties. The Independent Accountant shall allocate its expenses between the Buyer and the Sellers based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.

2.9	Issuance of Consideration Shares

The Consideration Shares shall be held by Omega in escrow and shall vest, be released from escrow and provided to such Management Seller in Schedule 2.2(b) on the third anniversary of the Closing Date (the “Vesting Date”); provided that:

(a)

in the event that a Management Seller, or in the case of a Corporate Management Seller, its Principal, is given notice prior to the Vesting Date of the termination of his or her employment by the Buyer or one of its Affiliates for Cause, all of such Seller’s rights to its Consideration Shares shall immediately terminate, such Consideration Shares shall not vest and shall be returned to Omega for cancellation and such Seller’s right to receive such Consideration Shares shall forever be extinguished;

(b)

in the event that a Management Seller, or in the case of a Corporate Management Seller, its Principal, resigns prior to the Vesting Date from his or her employment with the Buyer or one of its Affiliates for reasons other than Constructive Dismissal, all of such Seller’s right to its Consideration Shares shall immediately terminate, such Consideration Shares shall not vest and shall be returned to Omega for cancellation and such Seller’s right to receive such Consideration Shares shall forever be extinguished;

(c)

in the event that a Management Seller’s employment, or in the case of a Corporate Management Seller, its Principal’s employment, with the Buyer or one of its Affiliates is terminated prior to the Vesting Date without Cause, a Management Seller, or in the case of a Corporate Management Seller, its Principal, resigns prior to the Vesting Date from his or her employment with the Buyer or one of its Affiliates because of Constructive Dismissal or in the event of a Management Seller’s or Principal’s Disability or death prior to the Vesting Date, as applicable, then the Vesting Date for all Consideration Shares to which such Seller would otherwise be entitled shall be accelerated so that all such formerly unvested Consideration Shares reserved for issuance to such Seller shall immediately be fully vested, released from escrow and provided to such Seller;

(d)

in the event, prior to the release of Consideration Shares from escrow, there is any change in the number of issued and outstanding common shares of Omega by reason of a stock dividend, consolidation, subdivision or reclassification, an appropriate adjustment shall be made to the number of Consideration Shares being held subject to release pursuant to Section 2.9, provided that if the foregoing adjustment shall result in a fractional common share of Omega, the Management Seller shall receive the cash equivalent of such fractional share in lieu of such fractional share;

(e)

in the event, prior to the release of Consideration Shares from escrow, there is a “Change in Control”, as defined in Omega’s 2006 Incentive Plan, which is attached as an Exhibit to Omega’s 2006 proxy statement filed on EDGAR, all of the Consideration Shares shall vest and shall be released from escrow on completion of such Change in Control; and

(f)

in the event, prior to the release of Consideration Shares from escrow, any cash dividend is paid to the holders of the issued and outstanding common shares of Omega, the dividend payable in respect of each Consideration Share shall be paid to each Management Seller in accordance with his or her entitlement to unvested Consideration Shares.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Sellers and the Principals

Subject to Section 1.15, each Seller and Principal severally represents and warrants to the Buyer as set out in the following Subsections of this Section and acknowledges that the Buyer is relying upon such representations and warranties in entering into this Agreement.

3.1.1	Corporate Matters

(a)

Each Bioriginal Group Company is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation (as identified in Schedule 3.1.1). No proceedings have been taken or authorized by any of the Sellers or by any Bioriginal Group Company or, to any Selling Party’s knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of any Bioriginal Group Company.

(b)	(i)	Each Bioriginal Group Company has all necessary power and authority to own or lease its Assets and to carry on its Business as at present carried on.

(ii)

Neither the nature of the Business nor the location or character of any of the Assets requires any Bioriginal Group Company to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any jurisdiction other than jurisdictions where it is duly registered, licensed or otherwise qualified and in good standing for such purpose as identified in Schedule 3.1.1.

(c)

A true copy of the Articles and all by-laws of each of the Material Subsidiaries and Bioriginal has been delivered to the Buyer by the Sellers and such Articles and such by-laws of the Material Subsidiaries and Bioriginal as so delivered constitute all of the constating documents and by-laws of the Material Subsidiaries and Bioriginal, are complete and correct and are in full force and effect, unamended.

(d)

All corporate records of Bioriginal (original or true copies of which from February 1, 1999 to the date of this Agreement have been made available to the Buyer’s solicitors for review) have been maintained in all material respects in accordance with Applicable Law and contain complete and accurate:

(i)	minutes of all meetings of the directors, any committee thereof and the shareholders of Bioriginal (including, for certainty, all predecessor corporations of Bioriginal);

(ii)

originals or true copies of all resolutions of the directors, any committee thereof and the shareholders of Bioriginal passed by signature in writing (including, for certainty, all predecessor corporations of Bioriginal); and

(iii)	all waivers, notices, ledgers and other documents required by Applicable Law to be contained therein;

and reflect all actions taken and resolutions passed by the directors and shareholders of each of Bioriginal (including, for certainty, all predecessor corporations of Bioriginal).

All resolutions contained in such records have been duly passed and all such meetings have been duly called and held. The share certificate books, register of shareholders, register of transfer and register of directors of Bioriginal are complete and accurate in all material respects.

(e)

All corporate records of each Material Subsidiary (original or true copies of which are in the possession of each Material Subsidiary, or to which each Material Subsidiary has access, have been made available to the Buyer’s solicitors for review (the “Disclosed Records”)) have been maintained in all material respects in accordance with Applicable Law. The Disclosed Records contain complete and accurate:

(i)

minutes of all meetings of the directors, any committee thereof and the shareholders of each Material Subsidiary (including, for certainty, all predecessor corporations of each Material Subsidiary) at which any material business was conducted;

(ii)

originals or true copies of all resolutions of the directors, any committee thereof and the shareholders of each Material Subsidiary passed by signature in writing (including, for certainty, all predecessor corporations of each Material Subsidiary); and

(iii)	all waivers, notices, ledgers and other documents required by Applicable Law to be contained therein where such failure to include such document would result in a material breach of Applicable Law;

and reflect all actions taken and resolutions passed in respect of material business by the directors and shareholders of each of each Material Subsidiary (including, for certainty, all predecessor corporations of each Material Subsidiary).

All resolutions contained in such records have been duly passed and all such meetings have been duly called and held. The share certificate books, register of shareholders, register of transfer and register of directors of each Material Subsidiary are complete and accurate in all material respects.

(f)	(i)	Bioriginal, or a Bioriginal Group Subsidiary, owns all of the shares of each Bioriginal Group Subsidiary.

	(ii)	Any applicable security transfer or documentary stamp taxes payable in respect of all Bioriginal Group Securities have been duly paid.

(g)	The list of directors and officers in Schedule 3.1.1 constitutes a complete and accurate list of all officers and directors of each Bioriginal Group Company.

3.1.2	Absence of Conflicting Agreements

Except as set forth in Schedule 3.1.2, none of the execution and delivery of, or the observance and performance by any of the Sellers of any covenant or obligation under, this Agreement or any Closing Document to which it is a party, or the Closing:

(a)

contravenes or results in, or will contravene or result in, a violation of or a default under or a right of termination (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

(i)	any Licence;

(ii)	the Governing Documents or directors’ or shareholders’ resolutions of any Bioriginal Group Company; or

(iii)

the provisions of any agreement, including any mortgage, charge, security document, obligation or instrument, to which any Bioriginal Group Company is a party, or by which any of them are bound or affected;

(b)	results in the creation or imposition of any Encumbrance on any of the Assets; or

(c)	relieves any other party to any Contract of that party’s obligations thereunder or enables it to terminate its obligations thereunder;

provided that the failure to obtain any consents under the Contracts disclosed on Schedule 3.1.2 that are marked with an asterisk would not, individually or in the aggregate, result in a Material Adverse Change (provided that, solely for purposes of this Section 3.1.2, such definition shall be read without paragraph (a)(vi) thereof).

3.1.3	Consents and Approvals

Except as set forth in Schedule 3.1.3, no consent, approval, Licence, Order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by any Bioriginal Group Company, in connection with:

(a)	the Closing;

(b)	the execution and delivery by the Sellers of this Agreement or the Closing Documents to which any of them is a party; or

(c)	the observance and performance by the Sellers of their obligations under this Agreement or the Closing Documents to which any of them is a party;

or to avoid the loss of any Licence relating to the Business as a result of any of the foregoing.

3.1.4	Authorized and Issued Securities of the Bioriginal Group

The authorized and issued Bioriginal Group Securities are set forth in Schedule 3.1.4 and all such issued securities have been validly issued and are outstanding as fully paid and non-assessable. The shares in the capital of Bioriginal are owned of record, and the shares in the capital of each Bioriginal Group Subsidiary are owned beneficially and of record, as detailed (including name of owner, nature of ownership and share class) as set forth in Schedule 3.1.4.

3.1.5	No Options or Other Rights

No Bioriginal Group Company is a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any common shares or any other security of any Bioriginal Group Company or any other security exercisable or exchangeable for or convertible into any common shares or any other security of any Bioriginal Group Company and there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any common shares or any other security of any Bioriginal Group Company or any other security exercisable or convertible into any common shares or any other security of any Bioriginal Group Company. Except as set forth in the Shareholders’ Agreement (which agreements, commitments, options or other rights have been irrevocably and unconditionally waived in their entirety), there are no agreements, commitments, options or other rights requiring any Bioriginal Group Company to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of common shares of any Bioriginal Group Company or any rights to participate in the equity or net income of any Bioriginal Group Company. Except for the restrictions on transfer set forth in the Articles and the Shareholders’ Agreement (which shall have been complied with prior to Closing), there are no shareholder agreements, common share transfer restriction agreements, voting trusts, pooling agreements, proxies or other agreements or understandings among any securityholders of any Bioriginal Group Company and/or any Bioriginal Group Company regarding the ownership or voting or any other matter relating to the shares or other securities of or interests in any Bioriginal Group Company and/or the governance of any Bioriginal Group Company.

3.1.6	Debentures

No Bioriginal Group Company has any debt securities outstanding other than the Debentures. Each of the agreements governing the Debentures are in the form of agreement provided to the Buyers by the Sellers. All of the Debentures are redeemable on identical terms by Bioriginal at Bioriginal’s sole discretion, in whole or in part, at any time during the term of the Debentures with ten days’ prior written notice to each holder of Debentures. The Buyer has been provided with true and complete copies of each agreement governing the Debentures, each of which is in full force and effect, unamended. A list of the holders of the Debentures is set forth in Schedule 3.1.6.

3.1.7	Subsidiaries and Other Interests

(a)

Except as disclosed on Schedule 3.1.1, Bioriginal does not have any direct or indirect Subsidiaries. The Bioriginal Group Company identified in Schedule 3.1.4 as the owner thereof has good and marketable title to the issued and outstanding shares in the capital of the Bioriginal Group Subsidiary owned by it, free and clear of all Encumbrances. Other than the ownership of the Bioriginal Group Subsidiaries, no Bioriginal Group Company owns any shares in or securities of any other body corporate.

(b)

Except as disclosed on Schedule 3.1.7, no Bioriginal Group Company is, nor has any Bioriginal Group Company agreed to become, a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture, co-tenancy or other similar jointly-owned business undertaking. No Bioriginal Group Company has agreed to acquire or lease any other business operation, nor does any Bioriginal Group Company have any other investment interest in any business owned or controlled by any third party.

(c)

Other than the Material Subsidiaries, Bioriginal does not have any material Subsidiaries. Except as disclosed on Schedule 3.1.7, none of the Subsidiaries that are not Material Subsidiaries carry on any business, own any assets or have any Liabilities and each such Subsidiary has been inactive for no less than the past five (5) years.

3.1.8	Books and Records

(a)

The Sellers have disclosed the existence of and made available for review by the Buyer all Books and Records. The Books and Records fairly and correctly set out and disclose in all material respects the Business and financial position of the Bioriginal Group in accordance with Applicable Laws and GAAP and all financial transactions, assets and Liabilities relating to the Bioriginal Group have been accurately recorded in the Books and Records. Without limiting the generality of the foregoing, no Bioriginal Group Company has engaged in any material transaction with respect to its Business, maintained any bank accounts or used any of its funds in the conduct thereof except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of such Bioriginal Group Company.

(b)

No information, records or systems pertaining to the operation or administration of any Bioriginal Group Company are in the possession of, recorded, stored or maintained by, or otherwise dependent on, any other Person.

3.1.9	The Financial Statements

The Financial Statements:

(a)	have been prepared in accordance with Generally Accepted Accounting Principles, applied on a basis consistent with that of the preceding periods;

(b)	except as disclosed in Schedule 3.1.9, are complete and accurate in all material respects;

(c)

accurately, in all material respects, disclose the assets, Liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Bioriginal Group and the results of the operations of the Bioriginal Group, as at the dates thereof and for the periods covered thereby;

(d)

reflect, in all material respects, all proper accruals as at the dates thereof and for the periods covered thereby of all amounts which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken during or prior to that period; and

(e)	contain or reflect reasonable reserves for all liabilities and obligations of the Bioriginal Group of any nature in accordance with GAAP.

Except as disclosed in Schedule 3.1.9, no information has become available to the Sellers or the Principals that would render the Financial Statements incomplete or inaccurate and Schedule 3.1.9 discloses all changes, including the magnitude thereof, to the Financial Statements that would be required to reflect such information.

3.1.10	Undisclosed Liabilities

The Bioriginal Group has no Liabilities (whether accrued, absolute, contingent or otherwise, matured or unmatured) of any kind except:

(a)	Liabilities disclosed or provided for in the Financial Statements; and

(b)

Liabilities incurred in the ordinary course of business since the Bring-Down Date or as a result of the Pre-Closing Reorganization, which are recorded in the Books and Records in accordance with GAAP, and which are not, in the aggregate, material and adverse to the Bioriginal Group or the Purchased Shares, or to the Condition of the Business and do not violate any covenant contained in this Agreement or constitute a breach of any representation or warranty made in or pursuant to this Agreement.

3.1.11	Absence of Debt; Guarantees

(a)	Except as described on Schedule 3.1.11, no Bioriginal Group Company has any outstanding Debt.

(b)

Except as described on Schedule 3.1.11, no Bioriginal Group Company has given or agreed to give, nor is any Bioriginal Group Company a party to or bound by, any guarantee, surety or other financial accommodation of or relating to Debt or other obligations of any third party nor any other commitment by which any Bioriginal Group Company is, or is contingently, responsible for any such Debt or other obligations.

(c)	As of the Effective Time, the principal amount of not more than $23,750,000 was outstanding under the Term Debt.

(d)

Except as disclosed in Schedule 3.1.11, no Bioriginal Group Company is party to any lease of any property which is a lease that would be required to be classified and accounted for as a capital lease in accordance with GAAP.

(e)	No Bioriginal Group Company has any current payment obligations in respect of banker’s acceptances or letters of credit which are not evidenced by trade payables.

3.1.12	Absence of Changes

(a)	Since the Bring-Down Date, except as set out in Part I of Schedule 3.1.12 or pursuant to the Pre-Closing Reorganization, and since the Effective Time without such exceptions:

(i)

the Bioriginal Group has conducted the Business in the ordinary course, and no Bioriginal Group Company has incurred any Debt, obligation or Liability out of the ordinary course of business or of an unusual or extraordinary nature and each Bioriginal Group Company has used its best efforts to preserve the Business and the Assets;

(ii)

there has not been any change in the Business other than changes in the ordinary course of business, and such changes in the aggregate, have not been and have not had nor may they be reasonably expected to have, either before or after the Closing Time, a Material Adverse Change;

(iii)

there has not been any change in, or creation of, any Applicable Law, any termination, amendment or revocation of any Licence or any damage, destruction, loss, labour dispute or other event, development or condition of any character (whether or not covered by insurance) which has had, or could have, a Material Adverse Change; and

(iv)	there has not been any change in the accounting principles, policies, practices or procedures of the Bioriginal Group or their application to the Bioriginal Group.

(b)

Since the Effective Time, except as disclosed in Part II of Schedule 3.1.12, the Bioriginal Group has not incurred and/or accrued any single Liability (i) in the ordinary course of business in excess of $100,000, or (ii) outside of the ordinary course of business.

3.1.13	Absence of Unusual Transactions

Since the Bring-Down Date, except as disclosed in Schedule 3.1.13, Schedule 3.1.30 (in respect of (j) only), Schedule 3.1.23 (in respect of (o) only) or pursuant to the Pre-Closing Reorganization, and since the Effective Time without such exceptions, no Bioriginal Group Company has:

(a)	transferred, assigned, sold or otherwise disposed of any of the Assets or cancelled any Debt or claims except for Inventory disposed of in the ordinary course of business;

(b)

incurred or assumed any Debt, obligation or Liability (fixed or contingent) other than Debt, obligations and Liabilities included in the Financial Statements or refinanced or re-characterized any Debt, Current Liability, obligation or Liability, and obligations and Liabilities incurred since the Bring-Down Date in the ordinary course of business which are not, individually or in the aggregate, material to such Bioriginal Group Company;

(c)	settled any Liability, claim, dispute, proceeding, suit or appeal pending against it or against any of the Assets;

(d)

discharged or satisfied any Encumbrance, or paid any obligation or Liability (fixed or contingent), other than Liabilities included in the Financial Statements and Liabilities incurred since the Bring-Down Date that have been discharged, satisfied or paid in the ordinary course of business;

(e)	suffered an operating loss or any extraordinary loss;

(f)

made any material change in the method of billing customers or the credit terms made available to customers or made any material changes to its sales, management, collection or credit granting practices;

(g)	made any material change with respect to any method of management operation or accounting in respect of the Business;

(h)

waived, or omitted to take any action in respect of, any rights of substantial value or entered into any commitment or transaction if such waiver, loss of rights, commitment or transaction is or would be material in relation to the Assets or the Business;

(i)	hired or dismissed any Employee (or, in the case of the period prior to the Effective Time only, any Employee whose annual salary exceeds $100,000);

(j)

increased the compensation paid or payable to any of its Employees or increased the benefits to which such Employees are entitled under any Benefit Plan or created any new Benefit Plan for any of such Employees or Former Employees;

(k)	created any Encumbrance on any of the Assets or suffered or permitted any such Encumbrance that has arisen on the Assets since that date to remain;

(l)

modified, amended or terminated any Contract, agreement or arrangement to which it is or was a party, or waived or released any right which it has or had, other than in the ordinary course of business;

(m)

issued or sold any Bioriginal Group Securities or any bonds, debentures or other securities, or issued, granted or delivered any right, option or other commitment for the issuance of any such securities;

(n)	declared or paid any dividend or other distribution in respect of any Bioriginal Group Securities or purchased or redeemed any Bioriginal Group Securities;

(o)

entered into or become bound by any Contract in effect as of the date of this Agreement which is outside of the ordinary course of business (or, in the case of the period prior to the Effective Time only, which may result in the payment of money by the Bioriginal Group of an amount in excess of $1,000,000 with respect to all transactions/or whose term is greater than five (5) years);

(p)	suffered a Material Adverse Change; or

(q)	authorized or agreed or otherwise become committed to do any of the foregoing.

3.1.14	Tax Matters

(a)

Tax Returns. Each Bioriginal Group Company has prepared and filed all material Tax Returns on time and with all appropriate Governmental Authorities for all fiscal periods ending prior to March 31, 2014 or otherwise required to be filed prior to the Closing Time. Each such Tax Return was correct and complete in all material respects. True copies of all Tax Returns prepared and filed by the Bioriginal Group during the past three years have been given to the Buyer on or before the date hereof. Each jurisdiction in which a Bioriginal Group Company has filed a Tax Return in the past three years is listed on Schedule 3.1.14.

(b)

Payment of Taxes. Each Bioriginal Group Company has paid all Taxes due and payable by it or for which it is liable, whether or not such Taxes were reflected on its Tax Returns, and has paid all assessments and reassessments it has received in respect of Taxes. Each Bioriginal Group Company has paid in full all Taxes accruing due on or before the date hereof which are not reflected in its Tax Returns or will have made adequate provision in the Financial Statements for the payment of such Taxes. The provisions for Taxes reflected in the Financial Statements are sufficient to cover all Liabilities for Taxes that have been assessed against the Bioriginal Group, whether or not disputed, or that are accruing due by the Bioriginal Group during the periods covered by the Financial Statements and all prior periods. Since the date of such statements, no Bioriginal Group Company has incurred any Liability, whether actual or contingent, for Taxes or engaged in any transaction or event which could result in any Liability, whether actual or contingent, for Taxes, other than in the ordinary course of business.

(c)

Reassessments. There are no reassessments of Taxes that have been issued and are outstanding. No Governmental Authority has challenged, disputed or questioned any Bioriginal Group Company in respect of Taxes or of any Tax Returns. No Bioriginal Group Company is negotiating any draft assessment or reassessment with any Governmental Authority in respect of Taxes. No Bioriginal Group Company is currently the beneficiary of any agreement, waiver, or other arrangement providing for an extension of time within which to file any Tax Return or pay any Tax or that would extend the statutory period in which a taxing authority may assess, reassess or collect a Tax against any Bioriginal Group Company. Assessments under the Tax Act and all other applicable legislation of like effect have been made with respect to the Bioriginal Group covering all past periods through the fiscal year ended March 31, 2013.

(d)

Withholdings. Each Bioriginal Group Company has withheld from each payment made or deemed to have been made to any of its present or former employees, officers and directors, and to all Persons who are non-residents of Canada for the purposes of the Tax Act all amounts required by law and will continue to do so until the Closing Time and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Each Bioriginal Group Company has remitted all Taxes payable by it in respect of its employees and has or will have remitted such amounts to the proper Governmental Authority within the time required by Applicable Law. Each Bioriginal Group Company has charged, collected and remitted on a timely basis all Taxes as required by Applicable Law on any sale, supply or delivery whatsoever, made by such Bioriginal Group Company.

(e)

Reserves. Paragraph 214(3)(a) of the Tax Act has not applied as a result of any transaction or event involving the Bioriginal Group. No Bioriginal Group Company has claimed, nor will it claim, any reserve under any one or more of subparagraph 40(1)(a)(iii), or paragraphs 20(1)(m) or 20(1)(n) of the Tax Act or any equivalent or analogous provision of any applicable provincial or territorial legislation, if as a result any amount could be included in the Bioriginal Group’s income for any period ending on or immediately before Closing or for a period ending after Closing. No Bioriginal Group Company is subject to a Liability for Taxes of any other Person, including Liability arising under section 160 of the Tax Act or any equivalent or analogous provision of any applicable provincial or territorial legislation, or Liability under any agreement under section 191.3 of the Tax Act. No Bioriginal Group Company has made any payments, nor is any Bioriginal Group Company obligated to make any payments, nor is it a party to any agreement under which it could be obligated to make any payments, that will not be deductible in computing its income under the Tax Act by virtue of section 67 of the Tax Act.

(f)

Value Added, Sales and Use Taxes. Each Bioriginal Group Company has charged, collected, reported, remitted and paid all applicable Canadian federal and provincial value added, sales and use taxes and have maintained all of the documents and other records required by law in respect of such taxes, as well as in respect of any claimed Tax credits, refunds, rebates or exemptions.

(g)	Tax Elections. No Bioriginal Group Company is a party to any Tax election, except as disclosed at Schedule 3.1.14.

(h)	Residence and Sales Tax Registrations. Each Bioriginal Group Company is registered for all Sales Taxes as required by law.

(i)

Non-arm’s Length Transactions. No transaction or arrangement between any Bioriginal Group Company and any Person with whom any Bioriginal Group Company was not dealing at arm’s length within the meaning of Tax Act involving the acquisition, delivery, disposition or provision of property or services or the right to use property or services, took place for consideration that is other than the fair market value for such property, services or right and such transaction or arrangement was made on arm’s length terms and conditions. Each Bioriginal Group Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act with respect to all transactions and arrangements between such Bioriginal Group Company and any non-resident person, within the meaning of the Tax Act, with whom such Bioriginal Group Company was not dealing at arm’s length, within the meaning of the Tax Act.

(j)

Specified Tax Provisions. There are no circumstances existing and no transaction or event or series of transactions or events has occurred which could result in the application of any of sections 17, 78, 80, 80.01, 80.02, 80.03, 80.04, of the Tax Act or any equivalent or analogous provision of any applicable provincial legislation to any Bioriginal Group Company.

(k)	No Withholding Tax. The Purchased Shares have never derived their value more than 50% from real or immovable property situated in Canada and are not “taxable Canadian property”.

(l)

Tax Jurisdictions. No Governmental Authority of a jurisdiction in which a Bioriginal Group company does not file Tax Returns has made any claim that such entity is or may be subject to taxation by such jurisdiction. To each Selling Party’s knowledge, there is no basis for a claim that a Bioriginal Group Company is subject to Tax in a jurisdiction in which it does not file Tax Returns.

(m)	Foreign Affiliates. No more than 75% of the fair market value of the shares of Bioriginal are derived from shares of a “foreign affiliate” (within the meaning of the Tax Act) of Bioriginal.

(n)	U.S. FIRPTA. No Bioriginal Group Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the preceding five (5) years.

3.1.15	Compliance with Applicable Law

Each Bioriginal Group Company has conducted and is conducting the Business in compliance in all material respects with all Applicable Laws, and is not in breach in any material respect of any Applicable Laws and neither the Sellers nor the Principals nor any Bioriginal Group Company has received any notice of any alleged breach of or investigation under any such Applicable Laws.

3.1.16	Licences

The only Licences necessary for the operation of the Business and the ownership or use of the Assets are listed in Schedule 3.1.16, and such Licences are held by the Bioriginal Group Company indicated in such Schedule and are in full force and effect unamended. Each Bioriginal Group Company is in compliance in all material respects with all provisions of the Licences and there are no proceedings in progress, or to any Selling Party’s knowledge, pending or threatened, which may result in revocation, cancellation, suspension or any adverse modification of any of the Licences. No Licence is void or voidable as a result of the completion of the transactions contemplated hereby or by the Closing Documents nor is any consent or approval of any Person required to ensure the continued validity and effectiveness of any Licence in connection with the purchase of the Purchased Shares, this Agreement, any Closing Document or the transactions contemplated hereby or thereby.

3.1.17	Restrictions on Business

(a)

Except as disclosed in Schedule 3.1.17, no Bioriginal Group Company is a party to or bound or affected by any agreement, lease, mortgage, charge, security document, obligation or instrument or subject to any restriction in the Articles, its by-laws or its directors’ or shareholders’ resolutions or subject to any restriction imposed by any Governmental Authority or subject to any Applicable Law or Order, which could materially restrict or interfere with the conduct of the Business or its use of the Assets or which could limit or restrict or otherwise adversely affect the Purchased Shares, the Assets or the Condition of the Business, other than statutory provisions and restrictions of general application to the Business and as set forth in the Shareholders’ Agreement.

(b)	The Bioriginal Group has the benefit of the restrictive covenants described in Schedule 3.1.17 and such restrictive covenants are in good standing.

3.1.18	Title to Assets

Except for Permitted Encumbrances, the Bioriginal Group has good legal and beneficial title, in the case of Real Property, in fee simple, free and clear of all Encumbrances to all of the Assets. The Assets are the only assets which are necessary to operate the Business, and are sufficient to continue to operate the Business, as it has been operated by the Bioriginal Group in the ordinary course in the past. The tangible Assets, other than Inventory in transit, are situate at the locations disclosed in Schedule 3.1.18. The tangible Assets owned by or leased to the Bioriginal Group are in good working order and condition, reasonable wear and tear excepted, and are suitable for the uses for which they are currently used.

3.1.19	Accounts Receivable

All Accounts Receivable of the Bioriginal Group have been accurately recorded in the Accounting Records and are valid obligations arising from sales actually made by Bioriginal Group Companies, and such Accounts Receivable will not be subject to a claim of recoupment or counterclaim except to the extent provided for in the allowance for doubtful accounts of the Bioriginal Group, or, except as described in Schedule 3.1.23, to a set-off.

3.1.20	Inventory

The Inventory shown on the Financial Statements consisted of, and the Inventory acquired since the Bring-Down Date but on or prior to the Closing Date will consist of, items of a quality and quantity usable or saleable in the ordinary course of the Business. The value of obsolete materials and of materials of below standard quality have been written down on the Financial Statements to realizable market value, or adequate reserves have been provided, all in accordance with Generally Accepted Accounting Principles applied on a consistent basis. Current Inventory levels are consistent with the levels of Inventory that have been maintained in the operation of the Business prior to the date hereof in accordance with the operation of the Business in the ordinary course of business.

3.1.21	Equipment

A Bioriginal Group Company owns or leases all of the Equipment, such Equipment being all of the material tangible personal property necessary to operate the Business as now conducted, and all such Equipment is in good working condition, reasonable wear and tear excepted, and the operation of such Equipment complies in all material respects with all Applicable Laws.

3.1.22	Equipment Leases

Schedule 3.1.22 sets forth a true and complete list of all material Equipment Leases. All of the Equipment Leases are in full force and effect and no default exists thereunder on the part of any Bioriginal Group Company or, to any Selling Party’s knowledge, on the part of any of the other parties thereto. The entire interest of each Bioriginal Group Company under each of the Equipment Leases is held by such Bioriginal Group Company free and clear of any Encumbrances, except for Permitted Encumbrances, and all payments due under the Equipment Leases have been duly paid and all obligations to be discharged or performed by such Bioriginal Group Company under the Equipment Leases have been fully discharged and performed by such Bioriginal Group Company in accordance with the terms of the Equipment Leases.

3.1.23	Contracts

(a)

Except for the Contracts listed in Schedule 3.1.23 and Schedule 3.1.30, the Leases and Equipment Leases (such Contracts, Leases, and Equipment Leases are collectively referred to herein as the “Material Contracts”), non-disclosure agreements entered into in the ordinary course of business, and Contracts with growers for the production of crops to be purchased by a Bioriginal Group Company with a term of no greater than one (1) year, no Bioriginal Group Company is a party to or bound by any Contract (i) involving aggregate payments to or by or Liabilities of any Bioriginal Group Company in excess of $500,000 (or, solely in the case of any Contract that is an unfilled purchase order, $1,000,000), (ii) that is not in the ordinary course of the Business, (iii) containing continuing covenants limiting the freedom of any Bioriginal Group Company to compete in any line of business with any Person or in any area or territory, (iv) relating to the incurrence, assumption or guarantee of any Debt or imposing an Encumbrance on any Assets, (v) involving the licensing of any Material Owned Business Intellectual Property or Licensed Intellectual Property, (vi) providing for severance, retention, change in control or other similar payments, (vii) that is not terminable by the Bioriginal Group without penalty on notice of 30 days or less, (viii) that relates to Tax-sharing, (ix) that involves any loan or equity investment, or any commitment to extend any loan or make any equity investment, by any Bioriginal Group Company, or (x) providing for any partnership, joint venture, co-tenancy or similar jointly owned business undertaking. True and correct copies of the Material Contracts have been posted in the Virtual Data Room. The Material Contracts are the only Contracts that are material to the Business.

(b)	Except as disclosed on Schedule 3.1.23:

(i)	each of the Material Contracts is in good standing and in full force and effect with no amendments;

(ii)	each of the Material Contracts is valid and binding and enforceable in accordance with their respective terms against the parties thereto;

(iii)

the Bioriginal Group Company party thereto has complied with all material terms thereof, has paid all amounts due thereunder and has not waived any rights thereunder, and no default or breach exists in respect thereof on the part of the Bioriginal Group Company party, or to any Selling Party’s knowledge, any of the other parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach; and

(iv)	all amounts payable to a Bioriginal Group Company under the Material Contracts continue to be due and owing to such Bioriginal Group Company without any right of set-off.

No Bioriginal Group Company is a party to any Contract, nor has it quoted, ordered or tendered for any contract, which it does not have the capacity to perform, including the necessary personnel, equipment and supplies. No purchase commitment of any Bioriginal Group Company is in excess of its normal business requirements or on terms with respect to pricing that would reasonably be expected to materially adversely affect the Business, except as disclosed in Schedule 3.1.23, every purchase commitment of any Bioriginal Company is terminable by the Bioriginal Group without penalty on notice of 30 days or less.

(c)	The terms of each material oral Contract to which any Bioriginal Group Company is party are described in Schedule 3.1.23.

3.1.24	Real Property and Leased Premises

(a)

Legal Description. Schedule 3.1.24 sets forth a complete and correct legal description of the Lands and the name of the Bioriginal Group Company which, in each case, is the registered and beneficial owner in fee simple with good and marketable title to such Lands free and clear of all title defects and Encumbrances except Permitted Encumbrances.

(b)

Access. Each Bioriginal Group Company has such rights of entry and exit to and from its Real Property and Leased Premises as are reasonably necessary to carry on the Business substantially in the manner in which it is currently carried on.

(c)

No Transfer or Disposition. Except for the Excluded Bioriginal Property, no Bioriginal Group Company has entered into any agreement to sell, transfer, encumber, or otherwise dispose of or impair such Bioriginal Group Company’s right, title and interest in and to its Real Property or the air, density and easement rights relating to its Real Property.

(d)

Flood Hazard Area. No portion of the Real Property or the Leased Premises is located in a flood hazard area as designated by a Governmental Authority or is subject to any restrictions or fill regulations of any Governmental Authority.

(e)

No Liens. Except for Permitted Encumbrances, there are no liens or certificates of action affecting or registered against the Real Property, nor any claims outstanding relating to the Real Property that may be registered, pursuant to Applicable Law.

(f)

Servicing. The Real Property and the Leased Premises are fully serviced to permit the Business to be carried on as currently carried on. To each Selling Party’s knowledge, without independent inquiry, all public roads and streets necessary for service of and access to the Real Property and the Leased Premises, both legal and physical, for the current or contemplated use thereof have been completed.

(g)

No Work Orders. There are no work orders or orders to comply outstanding against the Real Property or the Leased Premises and no Bioriginal Group Company has received a deficiency notice, request or written advice of any breach of any Applicable Law in respect of the foregoing which could, if not corrected, become a work order or could require performance of work or expenditure of money by a Bioriginal Group Company to correct.

(h)	No Encumbrances. Except for Permitted Encumbrances, there are no Encumbrances affecting or registered against the title of any Real Property.

(i)

Zoning. The Real Property and the Leased Premises are zoned to permit their current uses and the Buildings comply in all material respects with the by-laws and building codes of each municipality in which they are situate. No part of the Real Property or the Leased Premises is subject to any building or use restriction that would restrict or prevent the use and operation of the Real Property or the Leased Premises for its current use. No Bioriginal Group Company has outstanding any application for a re-zoning of any of the Real Property or the Leased Premises and no Seller is aware, nor is any Principal aware, of any proposed or pending change to any zoning affecting the Real Property or the Leased Premises.

(j)

Boundaries. The Buildings on the Lands are located wholly within the boundaries of such Lands. There are no encroachments affecting the Real Property or the Leased Premises which could affect the ability of the Bioriginal Group to carry on the operations of the Business as they have been carried on in the past or which in the aggregate detract from the value of the Real Property or the Leased Premises.

(k)

Good Repair. Except as disclosed in Schedule 3.1.24, the Buildings, including the roofs and structural elements thereof, the mechanical, electrical, security, heating, cooling, sewer, drainage, septic and plumbing systems, and all equipment necessary for the operation thereof, are in good working condition, reasonable wear and tear excepted, and in good repair and maintenance. No Bioriginal Group Company has received any notice from any insurance company that has issued a policy with respect to any Real Property or Leased Premises requiring performance of any structural or other repairs or alterations to such Real Property or Leased Premises.

(l)

Permitted Encumbrances. All Permitted Encumbrances which are easements or registered agreements or restrictions are in good standing. Each Bioriginal Group Company subject thereto, and, if relevant, each other Person who is a party thereto, has performed all obligations required to be performed by it thereunder and is not in breach or default in any respect thereunder nor has there occurred any event nor does there exist any condition which, in either case, with the giving of notice or the lapse of time, or both, would constitute such a breach or default.

(m)

Easements. All easements, rights-of-way and other similar appurtenant interests necessary for the continued use and operation of the Business are listed in Schedule 3.1.24 and none of such easements, rights-of-way or other interests requires the consent of any other party thereto with respect to the Closing.

(n)

Title. There are no matters or unregistered agreements affecting the right, title and interest of any Bioriginal Group Company in and to the Real Property or the Leased Premises which, in the aggregate, would adversely affect the ability to carry on the Business upon the Real Property and the Leased Premises substantially in the manner in which such operations are currently carried on.

(o)

Options. Except as described in Schedule 3.1.24, no Bioriginal Group Company owns or holds, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

3.1.25	Leases of Real Property

(a)

Schedule of Leases. Schedule 3.1.25 sets forth a true and complete list of the Leases and identifies the other party to each Lease. There are no Leases to which a Bioriginal Group Company is a party, whether as lessor or lessee, except for the Leases identified in such schedule. There have been no amendments to any of the Leases other than as identified in such Schedule.

(b)	Validity. Each of the Leases is valid and enforceable in accordance with its terms against the parties thereto.

(c)

Use. Each of the Leases covers the entire estate it purports to cover and following Closing, for Leases pursuant to which a Bioriginal Group Company is a lessee, will continue to entitle such Bioriginal Group Company to the use, occupancy and possession of the real property specified in the Lease for the purposes for which such property is currently used.

(d)

Payments. All payments required to be paid by any Bioriginal Group Company pursuant to the Leases have been paid when due and no Bioriginal Group Company is otherwise in default in meeting its obligations under any of the Leases.

(e)

Default. Except as described in Schedule 3.1.25, none of the other parties to the Leases is in default in meeting any of its obligations under its respective Lease and, for Leases pursuant to which a Bioriginal Group Company is a lessor, such Bioriginal Group Company has received all payments due to date under the Leases and is not holding any rental or security deposits.

(f)

Notice of Default. No event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by any party to any of the Leases and no party to any Lease is claiming any such default or taking any action purportedly based upon any such default.

(g)	No Waiver. No Bioriginal Group Company has waived, or omitted to take any action in respect of, any of its rights under any Lease.

(h)

Non Disturbance Agreements. Except as described in Schedule 3.1.25, to each Selling Party’s knowledge, there are no non-disturbance agreements, lessor forbearance agreements, lessor waiver agreements or similar agreements affecting any of the Leases.

3.1.26	No Expropriation

The Bioriginal Group has not received any notice of expropriation, eminent domain or condemnation of all or any of the Assets and no Seller is aware, nor is any Principal aware, of any expropriation or condemnation proceeding pending or threatened against or affecting all or any of the Assets or of any discussions or negotiations which could lead to any such expropriation, eminent, eminent domain or condemnation.

3.1.27	Environmental Matters Compliance

(a)

All operations of the Bioriginal Group are now and always have been in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits. The representations and warranties in this paragraph (a) are not limited by any of the other representations and warranties set out in the subsequent paragraphs of this Section.

(b)

Environmental Permits. The Bioriginal Group possesses all Environmental Permits necessary to operate the Business. All such Environmental Permits are listed on Schedule 3.1.27. The Environmental Permits are in full force and effect unamended, have been complied with in all material respects and there are no proceedings in progress, or to any Selling Party’s knowledge pending or threatened, which may result in the cancellation, revocation, suspension or modification of any Environmental Permit and there are no facts or circumstances that may result in the cancellation, revocation, suspension or modification of an Environmental Permit. No Environmental Permit will become void or voidable as a result of the Closing nor is any consent of any Person required to the transactions contemplated hereby in order to maintain any Environmental Permit in full force and effect.

(c)

Remedial Orders. None of the Bioriginal Group, the Business nor the Assets are the subject of any Remedial Order or any request from any Governmental Authority that may result in any Remedial Order, nor to any Selling Party’s knowledge has any investigation, evaluation or other proceeding been commenced to determine whether any such Remedial Order is necessary.

(d)	No Offences. Except as disclosed in Schedule 3.1.27,

(i)

no Bioriginal Group Company has been charged with or convicted of an offence for non-compliance with or breach of any Environmental Law or Environmental Permit nor has any Bioriginal Group Company been fined, ticketed, or otherwise sentenced for non-compliance with or breach of any Environmental Law nor has any Bioriginal Group Company settled any prosecution short of conviction for non-compliance with or breach of any Environmental Law or Environmental Permit;

(ii)

no Bioriginal Group Company has received any notice of any Order or commencement of proceedings of any nature, or experienced any search and seizure, nor to any Selling Party’s knowledge is any Bioriginal Group Company under investigation related to, any breach or alleged breach of or non-compliance with any Environmental Law or Environmental Permit; and

(iii)	to each Selling Party’s knowledge, there are no facts or circumstances that could give rise to breach or alleged breach of or non-compliance with any Environmental Law or Environmental Permit.

(e)

Reporting. Each Bioriginal Group Company has provided all reports and information to the appropriate Governmental Authority as required by such Governmental Authority pursuant to all applicable Environmental Laws and the Environmental Permits. The Sellers have fully disclosed to the Buyer the circumstances in which such reports have been filed. Copies of such reports and any supporting material have been provided to the Buyer.

(f)	No Release or Disposal of Hazardous Substances. Except as disclosed in Schedule 3.1.27,

(i)

no Bioriginal Group Company has caused or permitted, and no Seller nor any Principal has any knowledge of, the Release or Disposal of any Hazardous Substance on, from, under or to the Real Property, or the Leased Premises or of any Release or Disposal from a facility owned or operated by any other Person, including previously owned or occupied properties, for which any Bioriginal Group Company may have Liability;

(ii)	there are no Hazardous Substances on, at or under the Real Property or the Leased Premises; and

(iii)

all Hazardous Substances generated, handled, stored, treated, processed, transported or disposed of by or, to any Selling Party’s knowledge, on behalf of any Bioriginal Group Company have been generated, handled, stored, treated, processed, transported or disposed of in compliance with all applicable Environmental Laws and the Environmental Permits.

Schedule 3.1.27 identifies all the locations where Hazardous Substances used in whole or in part by any Bioriginal Group Company or resulting from the Business, have been or are being handled, stored, treated, processed, transported or disposed of.

(g)

Agents and Employees. To each Selling Party’s knowledge, all Persons hired by, or under contract with any Bioriginal Group Company to remove, handle, store, treat, process, transport or dispose of any Hazardous Substance have had and have all required training, including training required pursuant to Environmental Laws and all Environmental Permits, which is necessary for them to perform the services for which they were hired or which they were to provide under contract.

(h)

Neighbours. To each Selling Party’s knowledge, there has been no Release or Disposal of any Hazardous Substance from any property that could result in the presence of Hazardous Substances on the Real Property or the Leased Premises, or have an adverse effect on any Bioriginal Group Company, the Business or the Assets.

(i)

Documents, Records and Environmental Compliance Reviews. Each Bioriginal Group Company has maintained all documents and records concerning the Environment in the manner and for the time periods required by Environmental Laws. Copies of all Environmental Compliance Reviews done by or on behalf of any Bioriginal Group Company, or by any other Person that is in the possession of any Bioriginal Group Company, in respect of the Real Property or the Leased Premises, the Business or the Assets or any part of them have been provided to the Buyer.

(j)	Specific Issues. Except as disclosed in Schedule 3.1.27,

(i)

no Seller, nor any Principal, nor any Bioriginal Group Company has received any Environmental Notice that any Bioriginal Group Company is, or is potentially, responsible for any clean-up, remediation or corrective or preventative action under any Environmental Laws and, to each Selling Party’s knowledge, there are no facts or circumstances which could give rise to any such Environmental Notice;

(ii)

no Seller, nor any Principal, nor any Bioriginal Group Company has received any request for information with respect to the Disposal of any Hazardous Substance on, at or under any of the Real Property or the Leased Premises or the existence of a Hazardous Substance or waste disposal site on, at or under any of the Real Property or the Leased Premises;

(iii)

to each Selling Party’s knowledge, no part of the Real Property or the Leased Premises has been used by any Person for the Disposal of Hazardous Substances or as a dump site, either temporarily or permanently;

(iv)

to each Selling Party’s knowledge no polychlorinated biphenyls, asbestos, asbestos-containing materials or urea formaldehyde or radio-active substances is or has ever been on or at the Real Property or the Leased Premises or in or forming part of the Assets;

(v)	no storage tanks are or have been on, at or under the Real Property, the Excluded Bioriginal Property or the Leased Premises;

(vi)	all pollution control equipment operated as part of the Business is effective in meeting applicable emissions limits and effluent pre-treatment standards; and

(vii)

to each Selling Party’s knowledge, no Bioriginal Group Company has used any ozone depleting substance as a propellant nor has it used any equipment in a designated class containing any ozone depleting substance.

3.1.28	Employees

Except as disclosed in Schedule 3.1.28:

(a)

No Employee is employed under a contract which cannot be terminated by the Bioriginal Group Company which employs such Employee with or without notice, except for those Employees who are employed on indefinite hirings requiring reasonable notice of termination by Applicable Law.

(b)

All salespersons employed by any Bioriginal Group Company are employed on a full-time basis and exclusively by the Bioriginal Group and do not represent or sell products not sold by the Bioriginal Group.

(c)

Each Bioriginal Group Company is in material compliance with all, and no Seller nor any Principal is aware of any material non-compliance with any, labour and employment legislation applicable to any Bioriginal Group Company and the Employees, including all employment standards, human rights, civil rights, discrimination, labour relations, occupational health and safety, pay equity, wages, hours, employment equity, collection and payment of withholding or social security taxes, Privacy Law applicable to employees and workers’ compensation or workplace safety and insurance legislation and there are no outstanding claims, complaints, investigations, prosecutions or orders under such legislation.

(d)

All amounts due or accruing due for all salary, wages, bonuses, commissions, vacation, pension benefits or other employee benefits or compensation are reflected in the Books and Records, in accordance with Bioriginal’s accounting practices and Applicable Law.

(e)

All Liabilities in respect of Employees have been paid or accrued in the ordinary course of business, including compensation of any kind, premium contributions, remittance and assessments for employment insurance, employer health tax, Canada Pension Plan, taxes of any kind, workplace safety and insurance and any other Liability required under employment related legislation.

(f)

There is no commitment or agreement to increase wages or to modify the terms and conditions of employment of any Employee. There are no employment agreements, commitments, policies, plans or arrangements binding on the Bioriginal Group pursuant to which any amounts may become payable by the Bioriginal Group to any Employees, Former Employees, directors, consultants, independent contractors of the Bioriginal Group as a result of the consummation of the transaction contemplated by this Agreement.

(g)

The Sellers have delivered to the Buyer true and complete copies of all permits issued under employment standards legislation. The Bioriginal Group has operated the Business in material compliance with such permits.

(h)

Any individual who performs services for any Bioriginal Group Company (other than through a contract with an organization other than such individual) and who is not treated as an employee of a Bioriginal Group Company for federal income tax purposes by the Bioriginal Group Company is not an employee for such purposes.

3.1.29	Collective Agreements

(a)	No Bioriginal Group Company is a party, either directly or indirectly by operation of law, to any Collective Agreement.

(b)

No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, or successor rights, or has applied or threatened to apply to be certified as the bargaining agent of any of the Employees.

(c)	No material work stoppage or other material labour dispute in respect of any Bioriginal Group Company or the Business is pending or threatened.

(d)	To each Selling Party’s knowledge, there have been no union organizing efforts conducted within the last five (5) years with respect to the Employees.

3.1.30	Benefit Plans

(a)

List of Benefit Plans. Schedule 3.1.30 contains a true and complete list of all Benefit Plans. No Bioriginal Group Company is a party to or bound by, nor does any Bioriginal Group Company have any Liability or contingent Liability with respect to, any Benefit Plans other than those listed in Schedule 3.1.30. Except as set forth in Schedule 3.1.30, no Bioriginal Group Company has made any promise, proposal or commitment, whether legally binding or not, to create any additional Benefit Plan or to modify or change any existing Benefit Plan that would affect any Employee or Former Employee.

(b)

Vesting. Except as indicated in Schedule 3.1.30, neither the execution and delivery of this Agreement, the observance and performance by the Sellers and the Buyer of their obligations under this Agreement and the Closing Documents nor the Closing will, in and of itself, accelerate the time of vesting or payment under any Benefit Plan, require any funding or securing of benefits under any Benefit Plan or increase the rights or entitlements of any Employee or Former Employee under any Benefit Plan.

(c)	Benefit Plan Participation and Obligations. Except as indicated in Schedule 3.1.30:

(i)	there are no participating employers with respect to any Benefit Plan other than Bioriginal Group Companies; and

(ii)	no Bioriginal Group Company has any obligations under any Benefit Plan to provide benefits to any Person who is not an Employee or Former Employee.

(d)

Registration and Compliance. Each Benefit Plan is, and has since its establishment been, duly registered where required by Applicable Law (including registration with relevant tax authorities where such registration is required to qualify for tax exemption or other tax beneficial status). Each Benefit Plan has been administered in compliance in all material respects with, and is in good standing under, Applicable Law and the terms of the Benefit Plan and any associated funding arrangement. All assets held in any funding arrangement associated with a Benefit Plan have been held, invested and otherwise dealt with in compliance in all material respects with Applicable Law and the terms of the Benefit Plan and the associated funding arrangement (including any fiduciary obligation). No Bioriginal Group Company or any of its agents has breached any fiduciary obligation with respect to the administration or investment of any Benefit Plan or any associated funding arrangement.

(e)	Plan Documents. With respect to each of the Benefit Plans, the Sellers have delivered to the Buyer true and complete copies of each of the following documents:

(i)

the document or documents establishing the current terms of the Benefit Plan, as well as any prior amendments and past versions of such documents that continue to be relevant with respect to any Employees or Former Employees;

(ii)

all descriptions of the Benefit Plan provided to Employees or Former Employees and all other employee communications relating to the Benefit Plan (other than communications relating to routine claims of a particular Employee or Former Employee), whether or not such descriptions or communications have been, or are required to be, filed with any applicable Governmental Authority;

(iii)

if the Benefit Plan is now or has at any time been funded through a trust, a copy of the current trust agreement (if applicable) and all prior trust agreements, including all amendments thereto, and the most recent financial statements and tax returns of the trust;

(iv)

if the Benefit Plan is funded through any third party funding arrangement other than a trust, a copy of the current agreement or policy governing that arrangement, including all amendments thereto, and the most recent financial information related to such arrangement;

(v)	all other Contracts relating to the Benefit Plan, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

(vi)

all internal administration and third party administrator reports and, if applicable, reports of investment counsel within the past two years, and any reports within the past three years of internal or external governance reviews, examinations, inspections or regulatory audits, in each case relating to the Benefit Plan.

(f)

Financial Information. The financial statements or financial information related to each Benefit Plan that have been provided to the Buyer are complete and accurate in all material respects for the periods indicated therein. Except as indicated in Schedule 3.1.30, there have been no material changes in any Benefit Plan that are not reflected, for the full period reported on, in the Financial Statements and in the financial statements or financial information and, if applicable, the actuarial reports related to the Benefit Plan that have been provided to the Buyer. Except for amounts and reasonable accruals and reserves reflected in such Financial Statements, financial statements or financial information, no Taxes, fees, expenses or penalties related to any Benefit Plan are exigible against assets held under the associated funding arrangement or against any Bioriginal Group Company. None of the Benefit Plans nor any of their respective associated funding arrangements requires or permits a retroactive increase in premiums or payments and the level of reserves, if any, under any insured Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(g)	Pension Plan.

(i)	No Pension Plan provides defined benefits to Employees or Former Employees or has ever provided defined benefits to any Person.

(ii)

There have been no transfers of assets or Liabilities to any Pension Plan from any other pension plan (whether or not a Benefit Plan), including the Pos Pilot Plant Corporation Employees’ Pension Plan (Saskatchewan registration number 50-875) that were subject to regulatory approval.

(iii)

With respect to any Pension Plan that is a defined contribution pension plan, all required employer contributions have been made and all employee contributions (if any) have been properly withheld and fully paid into the funding arrangement for the Pension Plan in accordance with Applicable Law.

(h)

Funding of Benefit Plans. With respect to each Benefit Plan that is funded wholly or partially through an insurance policy, there will be no Liability of any Bioriginal Group Company as of the Closing Date under any such insurance policy or any ancillary agreement with respect to such insurance policy, whether in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring prior to the Closing Time. With respect to each Benefit Plan (other than a Pension Plan) not funded through an insurance policy, (i) the Bioriginal Group has either fully funded such Benefit Plan through a trust or has made appropriate provision for all of the Bioriginal Group’s Liability thereunder in the Financial Statements and (ii) there has been no withdrawal or transfer of assets from any funding arrangements for the Benefit Plan (other than payments of benefits to eligible beneficiaries, refunds to plan members of over-contributions and payment of reasonable expenses, all to the extent permitted by the Benefit Plan, the associated funding arrangement and Applicable Law). With respect to each Benefit Plan, all employee contributions (if any) have been fully paid into the funding arrangement for the Benefit Plan.

(i)

Extent of Benefits. Except as indicated in Schedule 3.1.30, no Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to Employees or Former Employees of the Bioriginal Group beyond retirement or other termination of service, other than:

(i)	coverage required by Applicable Law,

(ii)	deferred compensation benefits accrued as Liabilities in the Financial Statements, or

(iii)	benefits the full cost of which is borne by the Employee or Former Employee.

(j)	No Proceedings. Except as disclosed in Schedule 3.1.30,

(i)

there is no claim (other than routine claims for benefits), demand, suit, action, cause of action, dispute, proceeding, litigation, grievance, arbitration, governmental proceeding or other proceeding, including appeals and applications for review, in progress against, by or relating to any of the Benefit Plans or the associated funding arrangements; no Seller, nor any Principal, is aware of any state of facts which could reasonably be expected to provide a valid basis for any of the foregoing, nor, to any Selling Party’s knowledge, are any of the foregoing or any regulatory investigation, examination or audit pending or threatened; and

(ii)	there is not at present outstanding or pending any Order that adversely affects, or in any way relates to, any Benefit Plan or the associated funding arrangement.

3.1.31	Occupational Health and Safety

The Sellers have provided the Buyer with all inspection reports under Occupational Health and Safety Acts or similar legislation focused on health and safety relating to the Bioriginal Group. There are no outstanding inspection Orders nor any (to any Selling Party’s knowledge) pending or threatened charges made under any Occupational Health and Safety Acts or similar legislation focused on health and safety relating to the Bioriginal Group or the Business. There have been no fatal or critical accidents within the last three years which might lead to charges involving the Bioriginal Group under Occupational Health and Safety Acts or similar legislation focused on health and safety. Each Bioriginal Group Company has complied in all respects with any Orders issued under Occupational Health and Safety Acts or similar legislation focused on health and safety. There are no appeals of any Orders under Occupational Health and Safety Acts or similar legislation focused on health and safety relating to the Bioriginal Group which are currently outstanding.

3.1.32	Workers’ Compensation

There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “Assessments”) or any other communications related thereto which the Bioriginal Group has received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the Business is carried on. There are no Assessments which have not been paid in full and there are no facts or circumstances which may result in an increase in Liability to any Bioriginal Group Company from any applicable workers’ compensation or workplace safety and insurance legislation, regulations or rules after the Closing Time. The Bioriginal Group’s accident cost experience relating to the Business is such that there are no pending or possible assessments and there are no claims or potential claims which may adversely affect any Bioriginal Group Company’s accident cost experience.

3.1.33	Litigation

Except as disclosed in Schedule 3.1.33, there is no claim, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, grievance, arbitration, governmental proceeding or other proceeding, including appeals and application for review, in progress against, by or relating to any Bioriginal Group Company, the Business or any Assets, nor to any Selling Party’s knowledge are any of the same pending or threatened. Neither the Sellers nor the Principals are aware of any state of facts which would provide a valid basis for any of the foregoing. The potential cost of any adverse determination or settlement of each claim disclosed in Schedule 3.1.33 is properly accrued for in the Financial Statements and in the Accounting Records in accordance with GAAP and, except as indicated in Schedule 3.1.33, all such costs are fully covered by the insurance of the relevant Bioriginal Group Company and no insurer of such costs has indicated any intention to challenge or deny any such coverage, nor, to any Selling Party’s knowledge, is there any basis upon which any such insurer could do so. There is not at present outstanding or pending against any Bioriginal Group Company any Order that may adversely affect the Bioriginal Group, the Business or the Assets in any way or that in any way relates to this Agreement or the transactions contemplated herein.

3.1.34	Insurance

Each Bioriginal Group Company and their respective Assets and Business is insured by reputable insurers against Liability, loss and damage and worker’s compensation where applicable, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets, and such insurance coverage will be continued in full force and effect to and including the Closing Date. Schedule 3.1.34 is an accurate and complete list of all insurance policies (specifying the insured, the amount of coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by any Bioriginal Group Company as of the date hereof. True and complete copies of all of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Assets and the Business have been delivered to the Buyer. No Bioriginal Group Company is in default with respect to any of the provisions contained in any such insurance policy, whether as to the payment of premium or otherwise. For any current claim that has not been settled or finally determined, the relevant Bioriginal Group Company has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion such that the insurer would be entitled to terminate coverage or deny Liability on any such claim. All such policies of insurance are in full force and effect. Schedule 3.1.34 contains a true and complete list of any claims made by any Bioriginal Group Company since January 1, 2011 with respect to or against any of its insurers or insurance policies, including but not limited to with respect to property damage, personal injury, or products Liability.

3.1.35	Intellectual Property Rights

(a)	Registrations and Applications. Schedule 3.1.35 contains an accurate and complete list of:

(i)

all material Trademarks, Patents and Copyright owned by the Bioriginal Group, including those which have been registered, or for which applications for registration have been filed, all as indicated in such Schedule, in any jurisdiction (collectively, the “Material Owned Business Intellectual Property” and, together with all other Intellectual Property owned by the Bioriginal Group, the “Owned Business Intellectual Property”); and

(ii)	all material Intellectual Property used by the Business, but not owned by the Bioriginal Group (“Licensed Intellectual Property”).

(b)

Ownership. Except for Permitted Encumbrances and as set forth in Schedule 3.1.35, the Bioriginal Group Company indicated in such Schedule is the sole and exclusive owner of, and has good and valid title to, all Material Owned Business Intellectual Property, Technology and Business Confidential Information owned by the Bioriginal Group, free and clear of all Encumbrances.

(c)

Licenses. Except for Permitted Encumbrances and as set forth in Schedule 3.1.35, the Bioriginal Group has the right to use all Licensed Intellectual Property, and all Technology and Business Confidential Information not owned by the Bioriginal Group which is used by and material to the Business.

(d)	Validity.

(i)

except as set forth in Schedule 3.1.35, the Owned Business Intellectual Property which is the subject of a registration is valid, in full force and effect and has not been exercised, used or enforced or failed to be exercised, used or enforced in a manner that would result in the abandonment, opposition, re-examination, rejection, impeachment, cancellation, termination, lapsing, limitation, expungement or unenforceability of any of such Owned Business Intellectual Property. All applications, registrations, filings, renewals and payments necessary to preserve the rights of the Bioriginal Group in and to the Owned Business Intellectual Property have been duly filed, made, prosecuted, maintained, are in good standing and are recorded in the name of the relevant Bioriginal Group Company; and

(ii)

to each Selling Party’s knowledge, there is no pending or threatened litigation, proceeding, claim, demand, arbitration, mediation, dispute resolution, suit, action, investigation or judicial review in which the Owned Business Intellectual Property is alleged to be invalid or not properly in the name of the Bioriginal Group or the Licensed Intellectual Property is alleged to be invalid or not properly in the name of the licensor of that property. For greater certainty, except as disclosed in Schedule 3.1.35, there is no pending, nor to any Selling Party’s knowledge, is there any threatened, action for abandonment, opposition, re-examination, rejection, impeachment, cancellation, termination, lapsing, limitation, expungement or unenforceability of any of the Owned Business Intellectual Property or the Licensed Intellectual Property.

(e)

Complete. The Material Owned Business Intellectual Property, the Licensed Intellectual Property and the Business Confidential Information are sufficient and complete to enable the Bioriginal Group to carry on the Business as it is currently conducted.

(f)	Infringements by the Bioriginal Group. Except as set forth in Schedule 3.1.35:

(i)

no Bioriginal Group Company, nor the Intellectual Property owned or used by the Bioriginal Group including the Owned Business Intellectual Property, Technology or Confidential Information exercised in, used in or related to the Business, is subject to any (A) litigation, court or administrative proceedings, arbitration, mediation, dispute resolution, claim, suit, action, investigation or judicial review, with respect to adverse ownership, infringement of, or conflict with any Intellectual Property of any Person, or, (B) to each Selling Party’s knowledge, threatened suit, proceeding, claim, demand, action or investigation of any nature or kind; and

(ii)

any services provided or products manufactured, produced, used, sold or licensed, by the Bioriginal Group, or any process, method, packaging, advertising or material that the Bioriginal Group employs in the manufacture, marketing, sale or distribution of any such product or service, or the use or exercise of any of the Intellectual Property owned or used by the Bioriginal Group including the Owned Business Intellectual Property, the Licensed Intellectual Property, Technology or Confidential Information exercised in, used in or related to the Business, does not breach, violate, conflict with, infringe or interfere with any rights or obligations of, or duties owed to, any Person or require payment or consent for the exercise or use of any Intellectual Property of another Person.

(g)

Licences and Covenants Not to Sue. Schedule 3.1.35 lists all Material Contracts that are licence agreements to which any Bioriginal Group Company is a party or by which it is bound (whether as licensor, licensee, or otherwise) with respect to the Licensed Intellectual Property or Technology exercised in, used in or related to the Business. Except as disclosed in Schedule 3.1.35, there are no Orders, covenants not to sue, permits, grants, franchises, licences, agreements or arrangements relating to any of the Intellectual Property owned or used by the Bioriginal Group including the Licensed Intellectual Property or Technology exercised in, used in or related to the Business, which bind, obligate or otherwise restrict any Bioriginal Group Company.

(h)

Third Party Infringements. To each Selling Party’s knowledge, there are no infringements of, passing-off related to, or other interference with, the Owned Business Intellectual Property or the Licensed Intellectual Property by third parties.

(i)

Security and Back-Up. Each Bioriginal Group Company has implemented measures at least as stringent as industry standard measures to protect all Owned Business Intellectual Property and Technology from unauthorized intrusion, access and modification, and to adequately archive and back-up such Owned Business Intellectual Property and Technology for back-up and disaster recovery purposes.

3.1.36	Major Suppliers and Customers

Schedule 3.1.36 contains an accurate and complete list of (i) each supplier of goods and services to the Business to whom any Bioriginal Group Company paid in excess of $500,000 in the aggregate during the 12-month period ended March 31, 2014 together with, in each case, the amount so paid, and (ii) each customer of the Business to whom any Bioriginal Group Company billed in excess of $500,000 in the aggregate during the 12-month period ended March 31, 2014 together with, in each case, the amount so billed. The applicable Bioriginal Group Company is the sole and exclusive owner of, and has the unrestricted right to use, such list. Neither such list nor any information relating to customers or suppliers of the Bioriginal Group have, within three years prior to the date of this Agreement, been made available to any Person other than the Buyer, the Sellers, the Principals, the prior owners of Bioriginal and the employees of the Bioriginal Group, the Economic Development Corporation, the bankers, accountants, insurers and lawyers of the Bioriginal Group and pursuant to the Westbridge Transaction. Except as disclosed in Schedule 3.1.36, to any Selling Party’s knowledge, no such supplier or customer has any intention to terminate or materially reduce its relationship or require a material change to the terms upon which it will conduct business with the Bioriginal Group. There has been no interruption to or discontinuity in any customer or supplier arrangement or relationship referred to in this Section 3.1.36 and, except as disclosed in Schedule 3.1.36, no Bioriginal Group Company has entered into any fixed price commitments (whether written or oral) out of the ordinary course of business which extend beyond the Closing Date. No purchase commitment of any Bioriginal Group Company is in excess of its normal business requirements or at any excessive price having regard to such Bioriginal Group Company’s past purchasing practices and current market prices.

3.1.37	Trade Allowances

Except as described in Schedule 3.1.37, no customer of any Bioriginal Group Company is entitled to or customarily receives discounts, allowances, volume rebates or similar reductions in price or other trade terms arising from any agreement or understanding (whether written or oral) with or concessions granted to any customer. Except as described in Schedule 3.1.37, all such discounts, allowances, volume rebates or other preferential terms are at the same levels as have been in existence for such Bioriginal Group Company’s five most recently completed fiscal years. Schedule 3.1.37 also includes an accurate summary of all marketing and pricing policies, including promotions and trade allowances, relating to any Bioriginal Group Company which are currently in effect or which have been in effect during any of its five most recently completed fiscal years.

3.1.38	Healthcare Matters

(a)

The Bioriginal Group possesses all Regulatory Authorizations necessary for the conduct the Business, all of which are listed in Schedule 3.1.16. The Regulatory Authorizations are in good standing and in full force and effect; no event or omission has occurred which allows, or after notice or lapse of time would allow, revocation or termination of a Regulatory Authorization or may result in any other impairment of the rights of the holder of the Regulatory Authorizations.

(b)

Each Bioriginal Group Company is in compliance in all material respects with all Healthcare Laws applicable to the conduct of the Business. Except as disclosed in Schedule 3.1.38, the Bioriginal Group has not, within the last three (3) years, received any notice, letter or other communication from a Government Authority or Person alleging any violation of any Healthcare Laws.

(c)

All reports, documents, records and notices required to be maintained by the Bioriginal Group or filed with a Government Authority under the Healthcare Laws applicable to the conduct of the Business have been so maintained and/or filed, and to each Selling Party’s knowledge, were complete and correct in all material respects on the date that they were created or filed.

(d)

Except as disclosed in Schedule 3.1.38, during last three (3) years, no Bioriginal Group Company has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recalls, market withdraws, safety alerts or other notice of material action relating to an actual or potential lack of safety, efficacy or regulatory compliance of any Product.

(e)

The Products and their ingredients are currently manufactured, tested, packaged and labelled at facilities which are in compliance with good manufacturing practices prescribed by Healthcare Laws applicable to the Products and the conduct of the Business.

(f)

Copies of all inspection reports issued by or on behalf of a Governmental Authority in connection with the inspection of the Bioriginal Group’s facilities during the last three (3) years have been made available to the Buyer and are listed in Schedule 3.1.38.

(g)

All clinical and pre-clinical studies conducted or sponsored by the Bioriginal Group have been conducted, and to the extent they are still pending are currently being conducted, in accordance with all applicable Healthcare Laws.

3.1.39	Product Warranties and Liabilities

(a)

No Bioriginal Group Company has received any statements, citations, decisions or orders by any Governmental Authority stating that any product or service manufactured, provided, sold, designed, marketed or distributed at any time relating to the Business, is defective or unsafe or that it fails to meet any standards promulgated by any such Governmental Authority.

(b)	There are no existing or threatened product Liability or other similar claims against any Bioriginal Group Company for products or services of the Business.

(c)

Except as disclosed in Schedule 3.1.39, all products sold, serviced or distributed by any Bioriginal Group Company in respect of the Business have been in conformity with all contractual commitments and all express or implied warranties of such Bioriginal Group Company.

(d)	Schedule 3.1.39 is a complete and accurate list of all warranties, written and oral, given to buyers of products supplied by any Bioriginal Group Company.

3.1.40	Government Grants

Except as described in Schedule 3.1.40 or the Financial Statements, there are no contracts or agreements relating to grants or other forms of assistance, including loans with interest at below market rates, received by any Bioriginal Group Company from any Governmental Authority.

3.1.41	Certain Interests

Except as described in Schedule 3.1.41, no Seller or Principal or any other Related Person of any Bioriginal Group Company or any Seller or Principal has, or since April 1, 2012, has had, any interest in any Assets (whether real, personal or mixed and whether tangible or intangible). Other than each Seller’s ownership of Purchased Shares and except as described in Schedule 3.1.41, no Seller or Principal or any other Related Person of any Bioriginal Group Company or any Seller or Principal owns, or since or since April 1, 2012, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with any Bioriginal Group Company or (b) engaged in competition with any Bioriginal Group Company with respect to any line of the products or services of the Bioriginal Group (a “Subject Business”) in any market presently served by any Bioriginal Group Company, except for ownership of less than one percent (1%) of the outstanding capital stock of any Subject Business that is publicly traded on any recognized exchange or actively traded in the over-the-counter market. No Seller or Principal nor any Related Person of any of them or of any Bioriginal Company is a party to any Contract, Lease or Equipment Lease with, or has any claim or right against, any Bioriginal Group Company and without limiting the foregoing, the Bioriginal Group does not have any Liability or other obligation of any nature whatsoever to any such Person, except with respect to expense reimbursements to be made in accordance with Bioriginal’s historical standard practice, and for compensation payments in the ordinary course, and for amounts outstanding as Debt owing by Bioriginal to one or more of the Sellers, Principals or Related Person of a Seller or Principal as disclosed in Schedule 3.1.41.

3.1.42	Management Recommendation Letters

The Sellers have provided to the Buyer copies of all management recommendation letters relating to the Bioriginal Group and the Business received from the current auditor of the Bioriginal Group or any previous auditor of the Bioriginal Group in respect of its three most recently completed fiscal years.

3.1.43	Bank Accounts

The name of each bank or other depository in which any Bioriginal Group Company maintains any bank account, trust account or safety deposit box is set forth in Schedule 3.1.43, along with the particulars thereof including the names of all persons authorized to draw thereon or who have access thereto.

3.1.44	Investment Canada Act

The Bioriginal Group is not directly or indirectly engaged, in any way, in any of the business activities set out in section 14.1(5) of the Investment Canada Act or in any activities prescribed for purposes of section 15 of the Investment Canada Act.

The aggregate value of the assets of the Bioriginal Group does not exceed $354 million, determined in accordance with the Investment Canada Act and the regulations thereunder.

3.1.45	Competition Act

Bioriginal and the corporations controlled by Bioriginal do not have: (i) assets in Canada valued in excess of $82 million; or (ii) gross revenues from sales in or from Canada generated from such assets in excess of $82 million, in each case, as determined in accordance with Part IX of the Competition Act and the regulations thereunder.

3.1.46	Privacy Matters

(a)	Compliance. Each Bioriginal Group Company carries on and has carried on the Business in compliance in all material respects with all Privacy Laws wherever such Personal Information may be situate;

(b)

Consent. Where consent of an individual to the collection, use or disclosure of Personal Information is required by Privacy Law or in accordance with a Privacy Policy such consent has been obtained in accordance with Privacy Law and/or with the Privacy Policy, as applicable;

(c)

Purposes. All Personal Information held by any Bioriginal Group Company was collected and is used and disclosed by such Bioriginal Group Company for reasonable and legitimate purposes in accordance with Privacy Law, the Privacy Policies, and/or any consent obtained as set forth in Section 3.1.46(b) as applicable, with all such purposes being reasonably connected to the operation of the Business;

(d)

Agents. Except as disclosed in Schedule 3.1.46, no Bioriginal Group Company has shared with or transferred Personal Information to any agent or other third party service provider or Contractor for any purpose. Where any Personal Information has been shared with an agent, third party service provider or Contractor, such agent, third party service provider or Contractor has been required to enter into an agreement (i) restricting its use and disclosure of the Personal Information to the purposes authorized by the Bioriginal Group Company, (ii) requiring implementation of security safeguards in relation to the Personal Information, and (iii) requiring compliance with any applicable Privacy Policy. All such agreements entered into by a Bioriginal Group Company with the agent, third party service provider or Contractor are disclosed in Schedule 3.1.46;

(e)	No Investigations, Orders or Offences. Except as disclosed in Schedule 3.1.46,

(i)

there are no current or unresolved requests for access to Personal Information, nor is any Bioriginal Group Company the subject of a complaint, audit, review, investigation or inquiry or similar proceeding, made under any Privacy Law;

(ii)

no order has been issued, nor any recommendations made, by any Privacy Commissioner or other data protection authority, in respect of (A) any Bioriginal Group Company or its authorized agents, (B) Personal Information held by or on behalf of a Bioriginal Group Company or (C) of any privacy practices or procedures of a Bioriginal Group Company;

(iii)

no Bioriginal Group Company has been charged with or convicted of an offence for non-compliance with or breach of any Privacy Law nor has any Bioriginal Group Company been fined or otherwise sentenced for non-compliance with or breach of any Privacy Law nor has a Bioriginal Group Company settled any prosecution short of conviction for non-compliance with or breach of any Privacy Law;

(iv)

no Bioriginal Group Company has received any notice of any Order or commencement of proceedings of any nature, or experienced any search and seizure related to, any breach or alleged breach of or non-compliance with any Privacy Law; and

(v)	to each Selling Party’s knowledge, there are no facts or circumstances that could give rise to breach or alleged breach of, or non-compliance with, any Privacy Law.

3.1.47	Anti-Corruption and Anti-Bribery Laws

(a)

No Bioriginal Group Company, nor, to each Selling Party’s knowledge, any officer, director, employee, agent, representative, consultant, or other Person associated with or acting for or on behalf of any Bioriginal Group Company, has, directly or indirectly, in connection with the Bioriginal Group’s business activities:

(i)

made, offered, or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party, political campaign or to any employee or agent of a private entity with which any Bioriginal Group Company, does or seeks to do business (a “Private Sector Counterparty”) for the purpose of (i) influencing any act or decision of such government official, candidate, party, campaign or Private Sector Counterparty, (ii) inducing such government official, candidate, party, campaign or Private Sector Counterparty to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage;

(ii)	paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature;

(iii)	made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;

(iv)

solicited or accepted any payment, loan or transfer of anything of value for improper purposes, including for the purpose of assisting that person in improperly obtaining or maintaining a business relationship with a Bioriginal Group Company;

(v)	established or maintained any unlawful fund of corporate monies or other properties;

(vi)	created or caused the creation of any false or inaccurate Books and Records of any Bioriginal Group Company related to any of the foregoing; or

(vii)	otherwise violated any provision of any Anti-Bribery Law.

For purposes of this provision, “government official” includes any officer or employee of a government or any department, agency or instrumentality thereof (including wholly or partially owned enterprises or institutions), or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization.

(b)

No Bioriginal Group Company, nor to each Selling Party’s knowledge, any officer, director or employee, agent, representative, consultant, or other Person associated with or acting for or on behalf of any Bioriginal Group Company in connection with the Business is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to any Anti-Bribery Laws.

3.1.48	Export Control Laws and Customs Laws

(a)	Each Bioriginal Group Company is, and for the past five (5) years has been, in compliance with all Export Control Laws.

(b)

Each Bioriginal Group Company has obtained all applicable government approvals, permits or licenses required under any Export Control Law to fulfill any pending commitments or obligations of the Bioriginal Group.

(c)

Schedule 3.1.48 sets forth each action, suit, inquiry, investigation (including internal investigations) or any other proceeding, including those pending or threatened, involving the Bioriginal Group or any of their directors, officers, employees, agents or other Persons associated with or acting on their behalf and each written inquiry of any Governmental Authority maintained or received (as applicable) in the five (5) years prior to the date hereof related to any of the foregoing.

3.1.49	Protection of Confidential Information

Each Bioriginal Group Company has taken commercially reasonable precautions and made commercially reasonable efforts to protect the Confidential Information from disclosure to, or access or use by, unauthorized Persons, as well as from loss, harm, theft, tampering, copying, modification, destruction, sabotage and transmission. No Seller, nor any Principal, is aware of any information, security or confidentiality related to the Business having been breached by any Person. Except as disclosed in Schedule 3.1.49, the Confidential Information has not been disclosed, and shall not be disclosed, to any Person other than the Sellers, the Principals and the Sellers’ authorized agents and to the Buyer and the Buyer’s authorized agents, and each Bioriginal Group Company has the right to make such disclosure to the extent usually required in a commercial transaction.

3.1.50	Disclosure

No representation or warranty in this Agreement contains any untrue statement of a fact and the representations and warranties contained in this Agreement do not omit to state any material fact necessary to make any of the representations or warranties contained herein not misleading to a prospective buyer of the Purchased Shares.

3.1.51	Compliance with Law

Each Management Seller acknowledges that the Consideration Shares will not be registered, or qualified by a prospectus, under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws or any Canadian securities laws (collectively, the “Securities Laws”) and therefore may not be resold without compliance with those Securities Laws. Each Management Seller is familiar with, or has been advised by counsel regarding, the applicable limitations upon the resale and transfer of the Consideration Shares. The Consideration Shares are being or will be acquired by the Management Sellers solely for their own account, not as a nominee or agent, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. Each Management Seller covenants, warrants and represents that none of the Consideration Shares will be, directly or indirectly, offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Laws and the rules and regulations of the SEC and any applicable state securities regulatory authority.

3.1.52	Economic Risk; Sophistication

Each Management Seller is able to bear the economic risk of an investment in the Consideration Shares and can afford to sustain a total loss of such investment. Each Management Seller has such knowledge and experience in financial and business matters that such Management Seller is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect such Management Seller’s own interests in connection with the acquisition of the Consideration Shares pursuant hereto. Each Management Seller represents that such Management Seller or such Management Seller’s representatives have had an adequate opportunity to ask questions and receive answers from the officers of Omega concerning, among other matters, Omega, its management, and its plans for the operation of its businesses. Each Management Seller acknowledges that such Management Seller has had an adequate opportunity to carefully review Omega’s most recent Annual Report on Form 10-K as filed with the SEC (the “Most Recent Annual Report”), Omega’s Proxy Statement for its most recent Annual Meeting of Stockholders as filed with the SEC, each of Omega’s Quarterly Reports on Form 10-Q and Current Reports of Form 8-K as filed with the SEC since the filing of Omega’s Most Recent Annual Report and such materials and any other information concerning Omega that such Management Seller deems necessary or appropriate to evaluate the merits and risks of the proposed investment in Omega Common Stock contemplated herein.

3.1.53	Regulation S

Each Management Seller, (a) if an individual, is not a resident of the United States; (b) if a corporation, partnership or other legal entity, is not incorporated or organized under the laws of the United States; and (c) is otherwise not a U.S. person (as defined in Regulation S under the Securities Act) and is not acquiring the Consideration Shares for the account or benefit of any U.S. person. Each Management Seller understands that the Consideration Shares have not been recommended or approved by the SEC or any state securities commission or any other regulatory authority and no such person has made any finding or determination relating to the fairness of an investment in the Consideration Shares. The addresses of the Management Sellers set forth on Schedule 3.1.53 are the true and correct principal addresses of the Management Sellers and can be relied on by the Buyer and Omega.

3.1.54	Restriction on Sale or Other Transfer of Consideration Shares

Each of the Management Sellers covenants, warrants and represents that, until the date that the Consideration Shares are released from escrow pursuant to Section 2.9 (the “Lock-Up Period”), such Management Seller will not sell, pledge, gift or otherwise dispose of or engage in any put, call, short-sale, hedge, straddle or similar transactions intended to reduce such Management Seller’s risk of owning the Consideration Shares.

3.1.55	No General Solicitation

The Management Sellers have not purchased the Consideration Shares as a result of any form of directed selling efforts in the United States, including any form of general solicitation in the United States or any advertising in the United States such as advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or other form of telecommunications, including electronic display, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

3.1.56	Tax Consequences

Each Management Seller understands and agrees that there may be material tax consequences to the Management Seller of an acquisition or disposition of the Consideration Shares and that Omega gives no opinion and makes no representation with respect to the tax consequences to the Management Seller under United States federal, state or local or other foreign tax laws of the Management Seller’s acquisition or disposition of the Consideration Shares. The Management Seller acknowledges that it has been advised to consult with a tax advisor regarding the tax consequences of investing in Omega and acquiring the Consideration Shares.

3.2	Representations and Warranties of Individual Sellers and Principals

Subject to Section 1.15, each Seller and each Principal, if applicable, severally and not jointly represents and warrants to Buyer with respect to such Seller and Principal, as applicable, as follows and acknowledges that the Buyer is relying on such representations and warranties in entering into this Agreement and completing the transactions contemplated hereby.

3.2.1	Corporate Matters

(a)

Such Seller, if a corporation or other legal entity, is duly incorporated or otherwise formed, and organized, and validly existing under the laws of its jurisdiction of incorporation or other formation as identified in Schedule 3.2.1 and no proceedings have been taken or authorized by the Seller or its Principal, as applicable, or to each Selling Party’s knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of such Seller.

(b)

Such Seller has all necessary power, authority and capacity to own the Purchased Shares owned by it and such Seller and its Principal, as applicable, has all necessary power, authority and capacity to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and each of the Closing Documents to which it is a party.

(c)

The execution, delivery, observance and performance by such Seller and its Principal, as applicable, of the Closing Documents to which it is a party and the consummation by it of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on the part of such Seller and Principal, as applicable.

(d)

This Agreement has been, and each Closing Document to which such Seller and its Principal is a party will on Closing have been, duly executed and delivered by it and this Agreement constitutes, and each such Closing Document will on Closing constitute, a valid and binding obligation of such Seller and its Principal, enforceable against it in accordance with its terms.

(e)

Other than the Shareholders’ Agreement, there are no shareholders’ agreements, pooling agreements, voting trusts, proxies or other similar agreements, arrangements or understandings with respect to the ownership or voting of any of the Purchased Shares to which such Seller or Principal, as applicable, is a party or by which it is bound.

3.2.2	Absence of Conflicting Agreements

None of the execution and delivery of, or the observance and performance by such Seller or its Principal, as applicable, of any covenant or obligation under, this Agreement or any Closing Document to which it is a party, or the Closing:

(a)

contravenes or results in, or will contravene or result in, a violation of or a default under or a right of termination (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

(i)	any Applicable Law;

(ii)	any Licence held by the Seller or necessary to the ownership of the Purchased Shares;

(iii)	the Governing Documents or directors’ or shareholders’ resolutions or the equivalent documents, if any, in the case of a non-corporate Seller or Principal; or

(iv)	the provisions of any agreement, including any mortgage, security document, obligation or instrument, to which such Seller or Principal is a party, or by which it is bound or affected.

(b)	results in the creation or imposition of any Encumbrance on any of the Purchased Shares or Assets.

3.2.3	Resident

Excluding Oberg and Vitaefit, each Seller is not a non-resident of Canada within the meaning of the Tax Act. Oberg is a resident of, and entitled to the benefits of, the Canada-United States Tax Convention, 1980. Vitaefit is a resident of the Netherlands for purposes of the Canada-Netherlands Tax Convention.

3.2.4	Title To Purchased Shares

(a)

Such Seller has good title to the Purchased Shares set forth opposite such Seller’s name on Schedule 2.1 hereto, free and clear of all Encumbrances (other than Encumbrances resulting from the Shareholders’ Agreement which shall be terminated prior to the Closing Time) and, at the Closing Time, such Seller shall transfer good title to such Purchased Shares to Buyer free and clear of all Encumbrances. Such Seller has the full power, right and authority to vote and transfer the Purchased Shares owned by such Seller, subject to the restrictions on transfer in Bioriginal’s Articles and the Shareholders’ Agreement which shall have been complied with prior to the Closing Time. Without limiting the foregoing, such Seller or Principal has not granted or agreed to grant, orally or in writing, any option, right, warrant, privilege or other commitment or arrangement of any character capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise) for the purchase of any of the Purchased Shares owned by such Seller.

(b)

All of such Purchased Shares have been received by such Seller in compliance with all (i) Applicable Laws and (ii) pre-emptive, statutory or contractual rights, if any, of any Person. Such Seller (i) does not own or have any right to any equity interest in any Bioriginal Group Company other than such Purchased Shares and (ii) does not have or hold any Encumbrance against any Bioriginal Group Company or any of the Assets.

3.2.5	Consents and Approvals

Except as set forth in Schedule 3.2.5, no consent, approval, Licence, Order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by such Seller or Principal, in connection with:

(a)	the Closing;

(b)	the execution and delivery by such Seller or Principal of this Agreement or the Closing Documents to which it is a party; or

(c)	the observance and performance by such Seller or Principal of their obligations under this Agreement or the Closing Documents to which it is a party;

or to avoid the loss of any Licence relating to the Business as a result of any of the foregoing.

3.2.6	Litigation

There is no claim, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, grievance, arbitration, governmental proceeding or other proceeding, including appeals and application for review, in progress against, by or relating to such Seller or Principal, which could adversely affect the ability of such Seller or Principal to own the Purchased Shares or to complete the transactions contemplated hereby or to otherwise observe and comply with its obligations under this Agreement or any Closing Document to which it is a party, nor to such Seller’s knowledge or such Principal’s knowledge are any of the same pending or threatened. Such Seller is not aware, nor is such Principal aware, of any state of facts which would provide a valid basis for any of the foregoing.

3.2.7	Debentures

The Non-Management Sellers are the registered and beneficial owners of Debentures represented by certificate number 2013-001, registered in the name of Oberg, and certificate number 2013-80, registered in the name of Westbridge (collectively, the “Non-Management Seller Debentures”) and no other Debentures. The total amount owing under such Debentures as at the Closing Time, including all accrued and unpaid interest, is Eight Hundred Three Thousand, Five Hundred Seventy Dollars and 69/100 ($803,570.69) (the “Debenture Amount”) and, for certainty, there are no prepayment premiums or penalties payable in respect of such Debentures.

3.3	Representations and Warranties of the Buyer

The Buyer represents and warrants to the Sellers and Principals as set out in the following Subsections of this Section and acknowledges that the Sellers and Principals are relying upon such representations and warranties in entering into this Agreement and completing the transactions contemplated hereby.

3.3.1	Corporate Matters

(a)

The Buyer is a corporation duly incorporated, organized and not dissolved under the laws of its jurisdiction of incorporation. No proceedings have been taken or authorized by the Buyer or, to the best of the Buyer’s knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Buyer.

(b)

The Buyer has all necessary corporate power and authority to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.

(c)

The Buyer has taken all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.

(d)

This Agreement has been, and each Closing Document to which the Buyer is a party will on Closing have been, duly executed and delivered by the Buyer, and this Agreement constitutes, and each Closing Document to which the Buyer is a party will on Closing constitute, a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

3.3.2	Absence of Conflicting Agreements

None of the execution and delivery of, nor the observance and performance by the Buyer of, any covenant or obligation under, this Agreement or any Closing Document to which it is a party or the Closing contravenes or results in, or will contravene or result in, a violation of or a default under or a right of termination (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

(a)	any Applicable Law;

(b)	the Governing Documents or directors’ or shareholders’ resolutions of the Buyer; or

(c)	the provisions of any agreement, obligation or instrument, to which the Buyer is a party, or by which it is bound or affected.

3.3.3	Investment Canada Act

The Buyer is a WTO investor within the meaning of the Investment Canada Act.

3.3.4	Consents and Approvals

No consent, approval, Licence, Order, authorization, registration or declaration of, or filing with, any Governmental Authority is required by the Buyer in connection with

(a)	the Closing,

(b)	the execution and delivery by the Buyer of this Agreement or any Closing Document to which it is a party, or

(c)	the observance and performance by the Buyer of its obligations under this Agreement or any Closing Documents to which it is a party.

3.3.5	Litigation

There is no claim, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, grievance, arbitration, governmental proceeding or other proceeding pending against, or to Buyer’s knowledge, threatened against or affecting Buyer before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

3.3.6	Financing

At the Closing, the Buyer will have sufficient funds to pay the Purchase Price and to effect all other transactions contemplated by this Agreement.

3.4	Representations and Warranties of Omega

Omega represents and warrants to the Sellers and Principals as set out in the following Subsections of this Section and acknowledges that the Sellers and Principals are relying upon such representations and warranties in entering into this Agreement and completing the transactions contemplated hereby.

3.4.1	Corporate Matters

(a)

Omega is a corporation duly incorporated, organized and not dissolved under the laws of the State of Nevada. No proceedings have been taken or authorized by Omega or, to the best of Omega’s knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of Omega.

(b)

Omega has all necessary corporate power and authority to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.

(c)

Omega has taken all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.

(d)

This Agreement has been, and each Closing Document to which Omega is a party will on Closing have been, duly executed and delivered by Omega, and this Agreement constitutes, and each Closing Document to which Omega is a party will on Closing constitute, a valid and binding obligation of Omega enforceable against Omega in accordance with its terms.

3.4.2	Consideration Shares

(a)

The Consideration Shares that are being issued to the Management Sellers hereunder, have been duly authorized and when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

(b)

No further authorization, approval or consent of any court, governmental body, securities commission or stock exchange is required to be obtained by Omega in connection with the issuance of the Consideration Shares to the Management Sellers contemplated hereby in accordance with the provisions of this Agreement.

(c)

As at the date hereof, no securities commission or similar regulatory authority or stock exchange in Canada or the United States has issued any order which is currently outstanding preventing or suspending trading in any securities of Omega, no such proceeding is, to the knowledge of Omega, pending or threatened and Omega is not, to its knowledge, in default of any requirement of and securities laws, rules or policies applicable to Omega or its securities.

3.4.3	Public Record

Omega has filed all forms, reports, schedules, statements and other documents (collectively, the “Omega SEC Reports”) required to be filed by Omega with the U.S. Securities and Exchange Commission (“SEC”) since December 31, 2010. As of their respective dates, and giving effect to any amendments or supplements that have been filed thereafter, the Omega SEC Reports complied in all material respects with the requirements of the Securities Act, and the U.S. Securities Exchange Act of 1934, as amended, and the respective rules and regulations of the SEC promulgated thereunder (the “Exchange Act”) applicable to the Omega SEC Reports.

3.4.4	Omega SEC Reports

None of the Omega SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For avoidance of doubt, the standard of proof for proving a breach of this representation and warranty shall be the applicable standard under United States securities laws applicable to all shareholders of Omega generally.

3.4.5	Omega Consolidated Financial Statements

Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Omega SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“US GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Omega and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Omega’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by US GAAP and the applicable rules and regulations of the SEC. For avoidance of doubt, the standard of proof for proving a breach of this representation and warranty shall be the applicable standard under United States securities laws applicable to all shareholders of Omega generally.

3.5	Commission

Each Party represents and warrants to each other Party that no other Party will be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, that first-mentioned Party.

3.6	Qualification of Representations and Warranties

Any representation or warranty made by a Party as to the enforceability of this Agreement or any Closing Document against such Party is subject to the following qualifications:

(a)	specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and

(b)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting enforceability of creditors’ rights.

3.7	Survival of Covenants, Representations and Warranties of Sellers and Principals

All representations, warranties, covenants and agreements made by the Sellers and Principals in this Agreement or any Closing Document shall survive the Closing and shall continue in full force and effect as follows:

(a)

the representations and warranties set forth in Sections 3.1.1(a), 3.1.1(b)(i), 3.1.1(c), 3.1.1(f)(i), 3.1.4, 3.1.5, 3.2.1, 3.2.4 and 3.5 (collectively, the “Sellers’ Fundamental Representations”) of this Agreement shall survive the Closing and continue without time limit;

(b)

the representations and warranties set forth in Section 3.1.14 of this Agreement in respect of a particular taxation year, period (or part thereof) or event shall survive the Closing and shall continue until 180 days after the expiration of the relevant Tax Assessment Period; and after such period, the Sellers and Principals shall not have any further Liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period;

(c)

the representations and warranties set forth in Section 3.1.30, as they relate to a Benefit Plan required by subsection 3.1.30(i) to be identified in Schedule 3.1.30 or to a Pension Plan, shall survive for a period of three (3) years from the Closing Date; and after such period, the Sellers and Principals shall not have any further Liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period;

(d)

the representations and warranties set forth in Section 3.1.27 of this Agreement shall survive for a period of four (4) years from the Closing Date; and after such period, the Sellers and Principals shall not have any further Liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period;

(e)

all of the other representations and warranties contained in this Agreement or any other Closing Document shall survive for a period of 18 months from the Closing Date; and after such period, the Sellers and Principals shall not have any further Liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period; and

(f)

all covenants, indemnities and agreements of the Sellers and Principals contained in this Agreement or any Closing Document shall survive the Closing and continue until performed in accordance with their terms or waived.

Notwithstanding the foregoing, there shall be no limitation on the right of the Buyer to bring any claim, action or proceeding based on any intentional misrepresentation or fraud of any of the Sellers or Principals.

3.8	Survival of Covenants, Representations and Warranties of Buyer and Omega

All representations, warranties, statements, covenants and agreements made by the Buyer and Omega in this Agreement or any Closing Document shall survive the Closing and shall continue in full force and effect as follows:

(a)

the representations and warranties set forth in Sections 3.3.1, 3.4.1, 3.4.2 and 3.5 shall survive the Closing and continue without time limit (collectively, the “Buyer’s Fundamental Representations”);

(b)

all of the other representations and warranties in this Agreement and in any Closing Document shall survive for a period of only 18 months from the Closing; after such period, the Buyer and Omega shall have no further Liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period; and

(c)

all covenants, indemnities and agreements of the Buyer and Omega contained in this Agreement or any Closing Document shall survive the Closing and continue until performed in accordance with their terms or waived.

Notwithstanding the foregoing, there shall be no limitation on the right of the Sellers’ Transaction Representative to bring any claim, action or proceeding based on any intentional misrepresentation or fraud of the Buyer.

ARTICLE 4
OTHER COVENANTS OF THE PARTIES

4.1	Sellers’ Transaction Representative

(a)

The Sellers and Principals hereby irrevocably constitute and appoint Westbridge as the Sellers' Transaction Representative to act as agent on behalf of all the Sellers and Principals, with full power and authority, in the name of and for and on behalf of the Sellers and Principals or in the name of the Sellers' Transaction Representative for the purpose of carrying out certain of the obligations of the Sellers and Principals and attending to those matters contemplated under this Agreement (the “Sellers' Transaction Representative Duties”), as follows:

(i)	receiving from the Buyer and distributing to the Sellers the funds representing the Estimated Closing Cash Purchase Price less the Escrow Amount;

(ii)

receiving from the Buyer and distributing to the Sellers or paying to the Buyer on behalf of the Sellers, as the case may be, the difference between the Estimated Closing Cash Purchase Price and the Closing Cash Purchase Price, if any, as determined in accordance with Section 2.7 of this Agreement, and, if applicable, all or any portion of the Escrow Amount;

(iii)

taking any and all actions on the Sellers' and Principals' behalf with respect to the transactions, including settlement, compromise and resolution, with respect to all matters arising under Article 2 (other than a matter pertaining to the Earn Out Amount in accordance with Schedule 2.2), Article 7 and Article 8 of this Agreement (and as otherwise authorized or permitted in this Agreement) and the Claims Assignment and Assumption Agreement and giving and receiving all notices, Closing Documents, consents, certificates, agreements, waivers, elections, accountings, reports and other communications in connection with the foregoing;

(iv)	executing and delivering all amendments to this Agreement as the Sellers' Transaction Representative deems necessary, advisable or appropriate in connection with any of the foregoing matters;

(v)

executing and delivering such other miscellaneous certificates and incidental documents required of the Sellers or the Principals at the Closing as are acceptable to Buyer and the Sellers' Transaction Representative, acting reasonably; and

(vi)

taking any and all actions necessary or appropriate in the judgement of the Sellers' Transaction Representative for the accomplishment of the Sellers' Transaction Representative Duties and the consummation of the transactions contemplated by this Agreement.

The Sellers and Principals agree and represent and warrant to the Buyer and Omega that all actions referred to above so taken by the Sellers’ Transaction Representative shall be fully binding on the Sellers and Principals in all respects and for all purposes.

4.2	Management Representative

(a)

The Management Sellers and Principals hereby irrevocably constitute and appoint Vidal as the Management Representative to act on behalf of the Management Sellers, with full power and authority, in the name of and for and on behalf of Management Sellers to (i) take any and all actions on Management Sellers' behalf with respect to the transactions, including settlement, compromise and resolution, with respect to all matters arising under Schedule 2.2 of this Agreement (and as otherwise authorized or permitted in this Agreement), and (ii) give and receive all notices, consents, certificates, agreements, waivers, elections, accountings, reports and other communications in connection with the foregoing. The Management Representative is also authorized to execute and deliver such agreements, certificates and incidental documents required of the Management Sellers in respect of Schedule 2.2 as are acceptable to Buyer and the Management Representative, acting reasonably. The Sellers and Principals agree and represent and warrant to the Buyer and Omega that all actions referred to above so taken by the Management Representative shall be fully binding on the Management Sellers and the Principals in all respects and for all purposes.

(b)

The foregoing appointment shall be an agency coupled with an interest, and all authority conferred hereby is irrevocable and is not subject to termination by any Management Seller, or by operation of law, whether by death, incapacity or the occurrence of any other event.

(c)	Vidal hereby accepts the appointment as the Management Representative on behalf of all Management Sellers pursuant to this Agreement.

(d)

If any death, incapacity, dissolution or winding up or other such event with respect to any of the Management Sellers should occur, any action taken by the Management Representative shall be as valid as if such death, incapacity, dissolution, winding up or other event had not occurred, regardless of whether or not the Management Representative or the Buyer shall have received notice of such death, incapacity, dissolution, winding up or other event.

(e)

Any communication, notice, consent, certificate, agreement, waiver, election, accounting, report or any other matter delivered to the Management Representative pursuant to Schedule 2.2 shall be deemed delivered to all of the Management Sellers. The Buyer and the Management Sellers may rely on any communications, notices, consents, certificates, agreements, waivers, elections, waivers, accountings, reports and any other matter sent by the Management Representative as if same had been sent by all of Management Sellers. The Management Sellers hereby waive any and all claims against Buyer based upon the actual or alleged lack of authorization of the Management Representative with respect to any action taken by the Buyer in reliance on the authority of the Management Representative.

(f)

The Management Representative will not be liable to the Management Sellers or for any act done or omitted in respect of Schedule 2.2 while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and not in a manner constituting gross negligence or wilful misconduct. The Management Sellers shall severally indemnify the Management Representative and hold him harmless against any and all Losses incurred without gross negligence or wilful misconduct on the part of the Management Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

(g)

If Vidal shall die, resign, refuse or otherwise be unable to serve as the Management Representative, then Theriault shall act as the duly appointed Management Representative and in such event, Theriault hereby accepts the appointment as the Management Representative on behalf of all Management Sellers pursuant to this Agreement.

4.3	Post-closing Notices

As soon as practicable after Closing, the Buyer shall provide, or cause the applicable Bioriginal Group Company to provide, to individuals any notices of the transaction as are required by law and within 30 days following the Closing, the Buyer shall file the notice required pursuant to the Investment Canada Act. The Sellers and the Principals shall co-operate with the Buyer in the provision of such notices.

4.4	Non-Compete; Non-Solicitation; Non-Disparagement

4.4.1	Non-Compete

As inducement for the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Management Seller and Principal covenants that he, she or it, as applicable, shall not, and shall not permit any of his, her or its Affiliates, and shall not facilitate or direct any Person to, directly or indirectly, for a period of five (5) years from and after the Closing Date, own, manage, engage in, operate, join, control, franchise, license, work for, provide consulting services to, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any endeavour, activity or business that is substantially the same as, or is in competition with respect to any of the products or services of, the business of manufacturing, production, marketing, distribution and sales of nutritional ingredients, including specialty oils and essential fatty acids carried on by the Bioriginal Group as at the Closing Time (a “Competing Business”), whether in corporate, proprietorship or partnership form or otherwise, in the Territory; provided, however, that the restrictions contained in this Section 4.4.1 shall not restrict any of the Management Sellers or Principals from acquiring, solely as an investment and through market purchases, securities of a Competing Business which are publicly traded, so long as each such Management Seller or Principal is not part of any control group of such entity and such securities, alone or if converted, do not constitute more than five percent (5%) of the outstanding voting power of that entity. The Buyer and the Management Sellers and Principals agree that for purposes of section 56.4 of the Tax Act, none of the proceeds under this Agreement are received or receivable as consideration for the restrictive covenant provisions provided herein.

4.4.2	Non-Solicitation of Employees

As inducement for the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller and each Principal (each, a “Selling Party”) covenants that he, she or it, as applicable, shall not, and shall not permit any of his, her or its Affiliates to, or facilitate or direct any Person to, directly or indirectly, for a period of three (3) years from and after the Closing Date, (x) solicit for employment any of the Current Employees, or cause or induce any such Current Employees to leave such employment, or employ any such Current Employee; provided, however, that such restrictions shall not prohibit any Selling Party or any of its Affiliates from engaging in a general solicitation of employment opportunities, including through search firms, participation in job fairs or by advertisements in newspapers or other media of general circulation, to the extent that such solicitations are not aimed specifically at any Current Employees or (y) interfere or attempt to interfere with the relationship of the Bioriginal Group or any of their respective Affiliates with any customer, supplier or distributor of the Bioriginal Group as of the Closing Date.

4.4.3	Non-Solicitation of Customers and Suppliers

As inducement for the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Selling Party covenants that he, she or it, as applicable, shall not, and shall cause his, her or its Affiliates not to, facilitate or direct any Person to, directly or indirectly, for a period of three (3) years from and after the Closing Date, solicit or attempt to solicit or take any actions calculated to persuade (or that could otherwise reasonably be expected to cause) any Person who is or has been a customer, supplier, distributor, licensor, licensee, sales representative, sales agent, consultant or any other business relation of any Bioriginal Group Company prior to or after the Closing Date to cease doing business with, or to alter or limit its business relationship with, any Bioriginal Group Company. For a period of three (3) years from and after the Closing, each Selling Party covenants that he, she or it, as applicable, shall not take, and shall cause his, her or its Affiliates not to take, any action designed or intended to have the effect of discouraging any customer, supplier, distributor, licensor, licensee, sales representative, sales agent, consultant or any other business relation of any Bioriginal Group Company from maintaining the same business relationships with the Bioriginal Group after the Closing as such Person maintained with the Bioriginal Group prior to the Closing.

4.4.4	Non-Disparagement

For a period of three (3) years from and after the Closing Date, each Selling Party covenants that he, she or it, as applicable, shall not, and shall cause each of his, her or its controlled Affiliates not to, libel, slander or disparage the Buyer, Omega or any Bioriginal Group Company in any manner that would reasonably be expected to be harmful to the reputation of the Buyer, Omega or to the Business.

4.4.5	Additional Agreements Regarding Restrictive Covenants

Each of the Parties agrees that the relevant public policy aspects of the covenants contained in Sections 4.4.1, 4.4.2, 4.4.3 and 4.4.4 have been discussed, and that every effort has been made to limit the restrictions placed upon each Selling Party to those that are reasonable and necessary to protect the Buyer’s legitimate interests. Each Selling Party acknowledges that the Business is international in scope and its products are marketed and distributed throughout the Territory and that any Bioriginal Group Company competes with other businesses that are or could be located in any part of the Territory. Accordingly, each Selling Party agrees that the covenants contained in Sections 4.4.1, 4.4.2, 4.4.3 are reasonable with respect to duration, geographical area and scope. Each Selling Party further acknowledges that the covenants in Sections 4.4.1, 4.4.2, 4.4.3 are a material inducement for the Buyer to enter into this Agreement. If any covenant in Sections 4.4.1, 4.4.2, 4.4.3 is held by an arbitration tribunal or court of competent jurisdiction to be unreasonable, arbitrary, or against public policy, the parties agree that such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as an arbitration tribunal or court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against each of the Selling Parties. Each Selling Party acknowledges that a breach or threatened breach of any of the covenants contained in Sections 4.4.1, 4.4.2, 4.4.3 and 4.4.4 may give rise to an irreparable harm to the Buyer for which monetary damages shall not be an adequate remedy, and each Selling Party agrees that in the event of a breach or threatened breach by such Selling Party of any such covenants, then in addition to any and all other rights and remedies that may be available to it in respect of such breach, the Buyer shall be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

4.5	Indemnification and Insurance

(a)

The Buyer agrees that from and after Closing, it shall cause each Bioriginal Group Company to fulfill their respective obligations pursuant to indemnities provided or available to past and present officers and directors of such Bioriginal Group Company pursuant to the provisions of the Governing Documents of such Bioriginal Group Company, Applicable Laws and any written indemnity agreements which have been entered into between such Bioriginal Group Company and its past and present officers and directors on or prior to the Closing Date; provided that all such obligations included in any written indemnity agreements in respect thereof are listed in Schedule 4.5 and true and complete copies of all such agreements have been provided to the Buyer.

(b)

The Buyer agrees that Bioriginal may, prior to Closing, purchase a directors’ and officers’ liability insurance policy providing protection no less favourable than the protection provided by the policies maintained by Bioriginal as are in effect immediately prior to the Closing Date and providing coverage on a “trailing” or “run-off” basis for six years for all present and former directors and officers of Bioriginal with respect to claims arising from facts or events which occurred prior to the Closing Date; provided, however, that the full cost of any such policy shall be adjusted as a deduction from the Closing Working Capital.

4.6	Payment of Certain Debentures

The Buyer shall cause Bioriginal to repurchase, immediately following the Closing, the Non-Management Seller Debentures. The Non-Management Sellers hereby irrevocably and unconditionally (i) waive any requirement for notice of such redemption and (ii) authorize and direct Bioriginal to deliver the Debenture Amount to the Sellers’ Counsel as full and final payment for all amounts owing under the Non-Management Seller Debentures.

4.7	Transaction Personal Information.

The Buyer shall comply in all material respects with applicable Privacy Laws in the course of collecting, using and disclosing Transaction Personal Information.

4.8	Insider Trading

The Management Sellers acknowledge that they may become aware of “material nonpublic information” (as defined under applicable Securities Laws) regarding Omega, including the transactions contemplated by this Agreement. The Management Sellers understand that applicable Securities Laws prohibit trading in securities of Omega while in possession of material nonpublic information regarding this information and restrict the disclosure of such information to others.

4.9	NYSE Listing; Removal of Legends

The Consideration Shares have been approved for listing on the NYSE, subject only to notice to the NYSE of issuance. Upon the expiration of the Lock-Up Period, Omega agrees that, upon the request of any Management Seller, Omega will promptly cause new certificates without legends to be issued in exchange for the initially issued certificates representing the Consideration Shares so that the Consideration Shares may be sold in compliance with Rule 144 under the Securities Act without registration.

4.10	Confidential Information

After Closing, none of the Sellers, the Principals, or their agents shall use or disclose any Confidential Information.

4.11	Acknowledgements, Consents and Covenants Regarding Legends on Consideration Shares

(a)

Each Management Seller and Principal acknowledges and agrees that the certificates (or other evidence of ownership) representing the Consideration Shares shall bear the following legends (or restriction notation in the case of evidence of ownership other than certificates):

(i)	for six months following the Closing Date:

These securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws. These securities may not be sold or offered for sale, pledged, hypothecated or otherwise transferred, except in accordance with the provisions of said Act, pursuant to an effective registration under said Act and any applicable state securities law, or pursuant to an available exemption from such registration. Hedging transactions may not be conducted with respect to these securities unless in compliance with said Act.

(ii)	until expiry of the Lock-Up Period:

These securities are subject to a contractual restriction on transfer and may not be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of during the period of such contractual restriction without the prior written consent of Omega Protein Corporation.

(b)

Each Management Seller consents to Omega making a notation on its records or giving instructions to any transfer agent of Omega in order to implement the restrictions on transfer of the Consideration Shares set forth in above and in Section 3.1.51 and Section 3.1.54.

(c)

Omega covenants to remove or cause to be removed the legend referred to in (i) Section 4.11(a)(i) promptly following the date that is six months after the Closing Date, and (ii) Section 4.11(a)(ii) promptly following expiry of the Lock-Up Period.

(d)

Omega represents and warrants that, to its knowledge, unless actions by Management Sellers direct otherwise, the Consideration Shares may be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of, directly or indirectly, following expiry of the Lock-Up Period after full compliance by the applicable Management Seller with all of the applicable provisions of the Securities Laws, other Applicable Laws, or any applicable stock exchange on which the shares are traded, and if applicable, any Omega policies on insider trading, black-out periods for management or other similar company policies relating to compliance with the Securities Laws.

4.12	Change of Name

As soon as practicable and in any event no later than thirty days after the Closing Date, the Sellers and Principals shall cause Bioriginal IP Holding Corp. to file articles of amendment to change its name such that the name “Bioriginal” shall not form part of Bioriginal IP Holding Corp.’s new company name. Furthermore, Bioriginal IP Holding Corp. may not use the name “Bioriginal” in the future in any context unless agreed to in writing by the Buyer or Omega.

ARTICLE 5
CLOSING

5.1	Delivery of Certificates

The Sellers shall transfer and deliver to the Buyer at the Closing Time share certificates representing the Purchased Shares duly endorsed in the name of the Buyer (or as directed by the Buyer) for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in favour of the Buyer (or as directed by the Buyer), and shall cause Bioriginal to enter the Buyer on the books of Bioriginal as the holder of the Purchased Shares and to issue one or more share certificates representing the Purchased Shares to the Buyer.

5.2	Place of Closing

The Closing shall take place at the Closing Time at the offices of McDougall Gauley LLP, 701 Broadway Ave., Saskatoon, Saskatchewan, or at such other place as may be agreed upon by the Sellers’ Transaction Representative and the Buyer.

ARTICLE 6
CONDITIONS PRECEDENT

6.1	Buyer’s Conditions

The Buyer shall be obliged to complete the Closing only if each of the conditions precedent set out in the following Subsections of this Section 6.1 have been satisfied in full at or before the Closing Time. Each of such conditions precedent is for the exclusive benefit of the Buyer and the Buyer may waive any of them in whole or in part in writing.

(a)

Accuracy of Representations and Performance of Covenants. At the Closing Time, all of the representations and warranties of the Sellers and the Principals made in or pursuant to this Agreement and qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects as if made at and as of the Closing Time, except to the extent such representations and warranties speak as of an earlier date, the accuracy of which will be determined as of that specified date. At the Closing Time, the Sellers and the Principals shall have observed or performed in all respects all of the obligations, covenants and agreements that are to be performed by them at or before the Closing Time. The Buyer shall have received immediately prior to the Closing Time a certificate from each Seller (which shall be signed by a senior officer of each Seller that is a legal entity) certifying, for and on behalf of the Seller and not in such officer’s personal capacity to the best of such officer’s knowledge, information and belief (after due enquiry), and the Principals certifying, that the conditions in this Section 6.1(a) have been satisfied.

(b)

Receipt of Closing Documentation. All documentation relating to the sale and purchase of the Purchased Shares including the Closing Documents and all special resolutions of shareholders of the Sellers and the Principals relating to the due authorization and completion of such sale and purchase and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Sellers and the Principals of their obligations under this Agreement shall be satisfactory to the Buyer and its counsel, acting reasonably. The Buyer shall have received copies of the Closing Documents required to be delivered by the Sellers and the Principals on or before Closing and all such documentation or other evidence as it may reasonably request in order to establish compliance with the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in form (as to certification and otherwise) and substance satisfactory to the Buyer and its counsel.

(c)

Consents, Authorizations and Registrations. All consents, approvals, Orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with any of them), required for the Closing (other than routine post-closing notifications or filings), including the consents listed on Schedule 6.1(c), shall have been obtained or made on or before the Closing Time.

(d)

No Material Adverse Change. No Material Adverse Change shall have occurred since the Bring-Down Date and the Buyer shall have received immediately prior to Closing a certificate from each Seller (which shall be signed by a senior officer of each Seller that is a legal entity) certifying for and on behalf of the Seller and not in such officer’s personal capacity, to the best of that officer’s knowledge, information and belief (after due enquiry), and from each Principal certifying, that no such Material Adverse Change has occurred.

(e)

Litigation. No Order shall have been entered that prohibits or restricts the Closing. None of the Parties (including the Buyer), nor any of their respective directors, officers, employees or agents, shall be a defendant in or third party to or threatened with any litigation or proceedings before any Governmental Authority which, in the opinion of the Buyer, acting reasonably, could prevent or restrict that Party from performing any of its obligations in this Agreement or any Closing Document.

(f)

Release of Sellers. At the Closing Time, each of the Sellers shall have signed a release in his, her or its capacity as a shareholder of Bioriginal, in a form and on terms acceptable to the Parties, each acting reasonably, of all claims against each Bioriginal Group Company and their respective directors and officers that any Seller had, now has, or may have against any Bioriginal Group Company or their respective directors and officers, provided that Bioriginal, for and on behalf of each Bioriginal Group Company and their respective directors and officers, delivers a mutual release of each Seller, in each case subject to such exclusions as are agreed to between Sellers and the Buyer (including any claims under this Agreement and any Closing Document).

(g)

Directors of Bioriginal. At the Closing Time, all directors of Bioriginal (other than Vidal) shall submit: (i) a resignation from all positions with any Bioriginal Group Company (other than Kamphuis, who shall resign only as a director of Bioriginal), and (ii) a signed mutual release in the form set forth in Schedule 6.1(g).

(h)

Opinion of Counsel for Sellers and the Principals. The Buyer shall have received an opinion of counsel to the Sellers, the Principals, and to the extent applicable, the Bioriginal Group, dated the Closing Date, substantially in the form of Schedule 6.1(h). In connection with such opinions, opinions may be given directly by local counsel acceptable to the Buyer acting reasonably with respect to matters governed by the laws of jurisdictions other than the provinces in which the Sellers’ Counsel are qualified to practice. In giving such opinions, Sellers’ counsel and local counsel may rely on certificates of senior officers of the Sellers and the Principals as to factual matters and certificates of public officials, so long as such certificates are satisfactory to the Buyer, acting reasonably, and so long as they attach those certificates to the opinion.

(i)

Certificates of Status. The Buyer shall have received certificates of status (or an equivalent document) for each of the Material Subsidiaries dated the Closing Date or such date prior to the Closing Date satisfactory to the Buyer, acting reasonably.

(j)	Termination of Shareholders Agreement. The Shareholders’ Agreement shall have been terminated to the satisfaction of the Buyer, acting reasonably.

(k)	Pre-Closing Reorganization. The Pre-Closing Reorganization has been completed.

(l)	Matrimonial Consent. The Buyer shall have received the Matrimonial Consent in form and substance satisfactory to the Buyer acting reasonably.

(m)

Accounts Receivable. The Buyer shall have received an up-to-date list (accurate to within not more than two Business Days of the Closing Date) of all outstanding Accounts Receivable of the Bioriginal Group.

(n)

Melville Property. The Buyer shall have received a true and complete copy of the duly executed and delivered purchase and sale agreement between Bioriginal and Saskatchewan Trading Company Limited, in form and substance satisfactory to the Buyer acting reasonably, providing for the purchase by Bioriginal of the Melville Property pursuant to the exercise of Bioriginal’s option under the lease agreement dated February 1, 2004, as amended, among Bioriginal and Saskatchewan Trading Company Limited.

(o)

PPSA Acknowledgement. The Buyer shall have received an acknowledgement duly executed and delivered by HSBC Bank of Canada pursuant to which HSBC Bank of Canada acknowledges that it has no rights in and to any of the Purchased Shares.

(p)

W-8 BEN. The Buyer shall have received a duly completed and executed Form W-8 BEN - Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals) from each of Kupper and Theriault.

(q)	Letter of Good Standing. The Buyer shall have received a letter of good standing issued by the workers’ compensation or workplace safety and insurance board or similar authorities dated July 28, 2014.

(r)	Escrow Agreement. The Sellers’ Transaction Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(s)	BioTab Claim and Downer Claim. Sellers and Bioriginal shall have executed and delivered the Claims Assignment and Assumption Agreement.

(t)

FIRPTA. Buyer shall have received a duly completed and executed Determination Notice To Foreign Interest-Holder in a form satisfactory to Buyer, acting reasonably, from each Bioriginal Group Subsidiary incorporated in a jurisdiction in the United States (collectively, the “FIRPTA Certificates”).

6.2	Sellers’ Conditions

The Sellers shall be obliged to complete the Closing only if each of the conditions precedent set out in the following subsections of this Section 6.2 have been satisfied in full at or before the Closing Time. Each of such conditions precedent is for the exclusive benefit of the Sellers and the Sellers’ Transaction Representative may waive any of them in whole or in part in writing.

(a)

Accuracy of Representations and Performance of Covenants of Buyer. At the Closing Time, all of the representations and warranties of the Buyer made in or pursuant to this Agreement and qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects as if made at the Closing Time, except to the extent such representations and warranties speak as of an earlier date, the accuracy of which will be determined as of that specified date. At the Closing Time, the Buyer shall have observed or performed in all respects all of the obligations, covenants and agreements to be performed by it at or before the Closing Time. The Sellers’ Transaction Representative shall have received immediately prior to Closing Time a certificate from a senior officer of the Buyer certifying for and on behalf of the Buyer and not in such officer’s personal capacity, to the best of such officer’s knowledge, information and belief (after due enquiry) that the conditions in this Section 6.2(a) have been satisfied.

(b)

Accuracy of Representations and Performance of Covenants of Omega. At the Closing Time, all of the representations and warranties of Omega made in or pursuant to this Agreement and qualified as to materiality will be true and correct, and those not so qualified will be true and correct in all material respects as if made at the Closing Time, except to the extent such representations and warranties speak as of an earlier date, the accuracy of which will be determined as of that specified date. At the Closing Time, Omega shall have observed or performed in all respects all of the obligations, covenants and agreements to be performed by it at or before the Closing Time. The Sellers’ Transaction Representative shall have received immediately prior to Closing Time a certificate from a senior officer of Omega certifying for and on behalf of Omega and not in such officer’s personal capacity, to the best of such officer’s knowledge, information and belief (after due enquiry) that the conditions in this Section 6.2(b) have been satisfied.

(c)

Receipt of Closing Documentation. All documentation relating to the sale and purchase of the Purchased Shares including the Closing Documents and relating to the due authorization and completion of such sale and purchase and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Buyer of its obligations under this Agreement shall be satisfactory to the Sellers’ Transaction Representative and its counsel. The Sellers’ Transaction Representative shall have received copies of the Closing Documents required to be delivered on or before Closing and all such documentation or other evidence as they may reasonably request in order to establish compliance with the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in form (as to certification and otherwise) and substance satisfactory to the Sellers and their counsel.

(d)

Litigation. No Order shall have been made that prohibits or restricts the Closing. None of the Parties (including the Sellers and the Principals), nor any of their respective directors, officers, employees or agents, shall be a defendant in or third party to or threatened with any litigation or proceedings before any Governmental Authority which, in the opinion of the Sellers, acting reasonably, could prevent or restrict that Party from performing any of its obligations in this Agreement or any Closing Document.

(e)

Consents, Authorizations and Registrations. All consents, approvals, Orders and authorizations of any Person or Governmental Authority (or registrations, declarations, filings or recordings with any of them), required for the Closing (other than routine post-closing notifications or filings), shall have been obtained or made on or before the Closing Time.

(f)	Pre-Closing Reorganization. The Pre-Closing Reorganization has been completed.

(g)	Escrow Agreement. The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(h)	BioTab Claim and Downer Claim. The Buyer and Bioriginal shall have executed and delivered the Claims Assignment and Assumption Agreement.

6.3	Waiver

Any Party may waive, by notice to the other Parties, any condition set forth in this Article 6 which is for its benefit. No waiver by a Party of any condition, in whole or in part, shall operate as a waiver of any other condition.

ARTICLE 7
INDEMNIFICATION

7.1	Definitions

As used in this Article 7:

“Calculation Method” with respect to the calculation of any Tax Gross-Up on an Indemnity Payment payable to an Indemnified Party, means that such Tax Gross-Up shall be calculated by using a combined federal and provincial/territorial income tax rate applicable to the Indemnified Party in respect of the Indemnity Payment at the time of payment and without regard to any losses, credits, refunds or deductions that the Indemnified Party may have which could affect the amount of tax payable on any such Indemnity Payment;

“Claim” means any demand, action, suit, proceeding, claim (other than contractual claims in the ordinary course of the Business that are not in dispute), grievance, arbitration, assessment, reassessment, judgment or settlement or compromise relating thereto;

“Defence Notice” has the meaning set out in Section 7.8;

“Defence Period” has the meaning set out in Section 7.8;

“Defending Party” has the meaning set out in Section 7.9;

“Direct Claim” means any Indemnification Claim by an Indemnified Party against an Indemnifier which does not result from a Third Party Claim;

“Environmental Contamination” means any Hazardous Substance which can be shown to have existed in, at, on or under a specific property prior to Closing, whether or not caused by any Bioriginal Group Company;

“Final Decision” means a decision by a Governmental Authority from which no appeal lies, or in respect of which all appeal rights have been exhausted, or all time periods for appeal have expired without any appeal having been taken;

“Indemnification Claim” means any act, omission or state of facts or Claim which may give rise to a right to indemnification under Section 7.2 or 7.4;

“Indemnifier” means any Party obligated to provide indemnification under this Agreement;

“Indemnified Party” means any Person entitled to indemnification under this Agreement and, when used with reference to the Buyer and its Representatives, where the Loss or Third Party Claim relates to a Bioriginal Group Company, includes such Bioriginal Group Company and its Representatives, as applicable;

“Indemnity Payment” means any amount of Loss required to be paid pursuant to Section 7.2 or 7.4;

“Loss” means, subject to the limitation in Section 9.8, any and all loss, Liability, damage, cost, deficiency, diminution in value, award, royalty, or expense resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, reassessment, judgment, settlement or compromise relating thereto and all interest, punitive damages, fines and penalties and legal fees and expenses incurred in connection therewith;

“Proportionate Share” means, with respect to any Loss arising from the same event, facts or circumstances which is to be indemnified by more than one Seller (including in the case of the Corporate Management Sellers, the Liability of such Corporate Management Seller jointly with its Principal), the percentage obtained by dividing the number of Purchased Shares owned by each such Seller by the total number of Purchased Shares to be purchased by the Buyer from all such Sellers pursuant to this Agreement;

“Representative” means each director, officer, employee, agent, solicitor, accountant, professional advisor and other representative of the Buyer or a Seller, as the case may be and, in the case of the Buyer, also includes Omega;

“Specific Environmental Liabilities” means the:

(a)	Environmental Contamination at the Melville Property provided that such Environmental Contamination occurred during the period of occupation of the Melville Property by a Bioriginal Group Company;

(b)

Environmental Contamination (relating only to the following Hazardous Substances: arsenic, chromium, copper, nickel, lead antimony and/or zinc) at the Jasper Property provided that such Environmental Contamination occurred during the period of occupation of the Jasper Property by a Bioriginal Group Company; and

(c)	failure of Bioriginal Europe/Asia B.V. to obtain the Dutch Environmental Permit;

“Tax Gross-Up” means with respect to any particular Indemnity Payment, such additional amount (calculated in accordance with the Calculation Method) as is necessary to place the Indemnified Party in the same after-tax position as it would have been in had such amount been received tax free;

“Third Party Claim” means any Indemnification Claim asserted against an Indemnified Party or a Bioriginal Group Company, that is paid or payable to, or claimed by, by any Person who is not a Party or an Affiliate of a Party; and

“Third Party Claim Notice” has the meaning set out in Section 7.7.

7.2	Indemnification by Sellers and Principals

Subject to the limits set forth in Section 7.16 and Section 7.19, the Sellers and the Principals shall indemnify, defend and save harmless the Buyer and each of its Representatives from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatever to:

(a)

subject to Section 3.7, any breach or inaccuracy of any representation or warranty made or given by the Sellers and the Principals in this Agreement, in any Closing Document or in any other document delivered pursuant to this Agreement or any Closing Document;

(b)

any failure by the Sellers or Principals to observe or perform any covenant or obligation contained in this Agreement, any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document;

(c)

the Specific Environmental Liabilities (provided that, in respect of paragraph (c) of the definition of Specific Environmental Liabilities, only to the extent that the Loss is in excess of the amount, if any, that is accrued as a Current Liability in the Closing Working Capital to obtain the Dutch Environmental Permit);

(d)

any Taxes required to be paid or remitted by any Bioriginal Group Company relating to any period (or part thereof) ending on or before the Closing Date (including any Taxes required to be paid or remitted by any Bioriginal Group Company arising as a result of the Pre-Closing Reorganization), in excess of the Taxes accrued as a Current Liability in Closing Working Capital; provided that, in the event that, following Closing, the Buyer makes an election under section 338(g) of the Code (and any corresponding or similar provision under state or local Tax law) (the “Section 338(g) Election”), this Section 7.2(d) shall not apply to any Loss suffered or incurred by Buyer or its Representatives attributable to the Section 338(g) Election unless it is determined that the representations and warranties of the Sellers and Principals in Section 3.1.14(n), or any of the statements in the FIRPTA Certificates, were not true and correct at the Closing Time in any material respect such that, had the facts or circumstances giving rise to such untruth or inaccuracy been disclosed to the Buyer in writing as a qualification to such representations and warranties or the statements in the FIRPTA Certificates, the Buyer, acting reasonably, would not have made the Section 338(g) Election, in which case, this Section 7.2(d) shall apply in respect of such Loss;

(e)

(i) the Pre-Closing Reorganization, (ii) the Excluded Assets, including any Loss suffered or incurred as a direct or indirect result of, or arising in connection with or related in any manner whatever to the transfer of such Excluded Assets pursuant to the Pre-Closing Reorganization, and/or (iii) the Excluded Liabilities, including any Loss suffered or incurred as a direct or indirect result of, or arising in connection with or related in any manner whatever to the transfer of such Excluded Liabilities pursuant to the Pre-Closing Reorganization;

(f)

any investigation, prosecution or other enforcement action related to the violation of any Anti-Bribery Law that relates to conduct prior to the Closing Date by any Bioriginal Group Company or any of its directors, officers, employees, contractors, subcontractors or agents in the course of acting for such Bioriginal Group Company in connection with the Business in respect of any activities or operations in, or in respect of, any of Peru, the Philippines, or China;

(g)	the Pos Pilot Plant Corporation Employees’ Pension Plan (Saskatchewan registration number 50-875);

(h)	any Claim by Rick Kulow for any compensation in connection with past services to any Bioriginal Group Company or any of their Representatives; and

(i)	any Losses incurred by the Buyer arising from the Claims Assignment and Assumption Agreement.

7.3	Loss by Bioriginal Group Company

The Parties agree that, for the purposes of this Article 7, any and all Loss suffered or incurred by any Bioriginal Group Company as a direct or indirect result of, or arising in connection with, or related in any manner to the matters referred to in Sections 7.2 shall, dollar-for-dollar, be deemed to be a Loss suffered or incurred by the Buyer.

7.4	Indemnification by the Buyer

Subject to the limits set forth in Section 7.16, the Buyer shall indemnify, defend and save harmless the Sellers and the Principals and each of their respective Representatives from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

(a)

subject to Section 3.8, any breach or inaccuracy of any representation or warranty made or given by the Buyer in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document;

(b)

any failure by the Buyer to observe or perform any covenant or obligation contained in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document; and

(c)

any Taxes payable by a Seller under the Code attributable to the Section 338(g) Election unless it is determined that the representations and warranties of the Sellers and Principals in Section 3.1.14(n), or any of the statements in the FIRPTA Certificates, were not true and correct at the Closing Time in any material respect such that, had the facts or circumstances giving rise to such untruth or inaccuracy been disclosed to the Buyer in writing as a qualification to such representations and warranties or the statements in the FIRPTA Certificates, the Buyer, acting reasonably, would not have made the Section 338(g) Election, in which case, this Section 7.4(c) shall not apply.

7.5	Indemnification by Omega

Subject to the limits set forth in Section 7.16, Omega shall indemnify, defend and save harmless the Sellers and the Principals and each of their respective Representatives from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

(a)

subject to Section 3.8, any breach or inaccuracy of any representation or warranty made or given by Omega in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document; and

(b)

any failure by Omega to observe or perform any covenant or obligation contained in this Agreement, in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document.

7.6	Agency for Representatives

Each Party agrees that it accepts each indemnity in favour of any of its Representatives as agent and trustee of each such Representative. Each Party agrees that the Buyer, on the one hand, and the Sellers’ Transaction Representative, on the other, may enforce an indemnity in favour of any of that Party’s Representatives on behalf of that Representative.

7.7	Notice of Third Party Claims

If the Buyer or a Seller or Principal, either itself or from one or more of its Representatives that is an Indemnified Party, receives notice of the commencement or assertion of any Third Party Claim, the Buyer or the Seller or Principal, as the case may be, shall give the Indemnifier reasonably prompt notice thereof, (“Third Party Claim Notice”) but in any event no later than 15 days after receipt of such notice of such Third Party Claim; provided, however, that in the event any one or more of the Sellers and the Principals are the Indemnifier under this Section 7.7, the Third Party Claim Notice shall be delivered to the Sellers’ Transaction Representative. The Third Party Claim Notice shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The omission so to notify the Indemnifier shall not relieve the Indemnifier from any duty to indemnify and hold harmless that otherwise may exist with respect to such cause unless (and only to that extent that) the omission to notify materially prejudices the ability of the Indemnifier to exercise its right to defend as provided in this Article 7.

7.8	Defence of Third Party Claims

(a)

Subject to Section 7.8(b), the Indemnifier, provided it has irrevocably acknowledged in writing its Liability to indemnify in respect of such Third Party Claim and provides evidence, if requested by the Indemnified Party (or the Buyer or Sellers’ Transaction Representative, as the case may be, acting on the Indemnified Party’s behalf), may participate in or assume the defence of such Third Party Claim by giving notice (“Defence Notice”) to that effect to the Indemnified Party not later than 30 days after receiving the Third Party Claim Notice (or such shorter period as is required so as not to prejudice the Indemnified Party) (the “Defence Period”). The Indemnifier’s right to do so shall be subject to the rights of any insurer or other third party who has potential Liability in respect of that Third Party Claim. The Indemnifier shall pay all of its own expenses of participating in or assuming such defence. The Indemnified Party shall co-operate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnifier, and may participate in such defence assisted by counsel of its own choice at its own expense; provided, however, that if the interests of the Indemnified Party and the Indemnifier cannot, in the view of counsel for the Indemnified Party, be properly represented by the same counsel, then the expenses of such separate counsel for the Indemnified Party shall be borne by the Indemnifier. If the Indemnified Party has not received notice within the Defence Period that the Indemnifier has elected to assume the defence of such Third Party Claim as aforesaid, the Indemnified Party may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Indemnified Party with respect to such Third Party Claim.

(b)

Notwithstanding Section 7.8(a), the Indemnified Party may elect to control, defend against, negotiate, settle or otherwise deal with any (or part of any) such proceeding claim, or demand at the Indemnifier’s expense if:

(i)

the Third Party Claim seeks equitable relief or relief other than for money damages; provided, however, that if the equitable relief or other relief portion can be separated from a claim for money damages, the Indemnifier shall be entitled to assume the defense of the portion relating to money damages;

(ii)

settlement of, or an adverse judgment with respect to, the Third Party Claim is, in the judgment of the Buyer, likely to establish a precedent, custom, practice or effect adverse to the continuing business interests of the Indemnified Party;

(iii)	in the reasonable opinion of the Indemnified Party’s counsel, a conflict of interest exists or may arise in the event the Indemnifier elects to control or defend any Third Party Claim;

(iv)

in the reasonable opinion of the Indemnified Party, the Indemnifier does not possess adequate financial resources to both adequately defend such Third Party Claim and to fulfill its indemnification obligations in respect of the Third Party Claim;

(v)	the claim relates to or arises in connection with any criminal proceeding; or

(vi)

in the reasonable opinion of the Indemnified Party, the claim would reasonably be expected to result in Loss, Liability or damage in excess of the amount to be indemnified by the Indemnifying Party pursuant to the terms of this Agreement.

(c)

If the Third Party Claim involves a Claim by a Governmental Authority requiring the payment of any Taxes and the failure to make such payment by a particular time would result in the imposition of any fine or penalty or would impair the ability to defend such Claim, or if the Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law or any Order to make a payment to any other Person with respect to the Third Party Claim before the completion of the settlement negotiations or related legal proceedings, as the case may be, and the Indemnified Party gives notice thereof to the Indemnifier, the Indemnifier shall make the required payment on behalf of the Indemnified Party prior to the required time and the Indemnified Party shall reimburse the Indemnifier (together with interest at the Prime Rate in accordance with Section 7.15, mutatis mutandis, except in the case of Taxes in which case interest shall be equal to such interest paid, if any, by the taxing authority to the Indemnified Party net of any Taxes payable by the Indemnified Party on such interest) in the event it is subsequently determined that the payment made by the Indemnifier on behalf of the Indemnified Party does not qualify as an Indemnity Payment.

(d)

If any Third Party Claim is of a nature such that it is necessary in the reasonable view of the Indemnified Party acting in good faith and in a manner consistent with reasonable commercial practices, in respect of (i) a Third Party Claim by a customer relating to products supplied by the Business or (ii) a Third Party Claim relating to any Contract, Equipment Lease, Lease or Licence which is necessary to the ongoing operations of the Business or any material part thereof in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, Equipment Lease, Lease or Licence, to make a payment to any third party with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, then the Indemnified Party may make such payment and the Indemnifier shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for the amount of such payment. If the amount of any Liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifier to the Indemnified Party, the Indemnified Party shall promptly pay the amount of such difference (together with interest at the Prime Rate in accordance with Section 7.15) to the Indemnifier. If the amount by which the Indemnified Party is entitled to be indemnified hereunder, as finally determined, as a result of the Third Party Claim in respect of which such a payment was made is more than the amount which was paid by the Indemnifier to the Indemnified Party, the Indemnifier shall promptly pay the amount of such excess to the Indemnified Party in accordance with the terms of this Article 7.

7.9	Assistance for Third Party Claims

The Indemnifier and the Indemnified Party shall use all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim (the “Defending Party”),

(a)	those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(b)	all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim,

and shall otherwise cooperate with the Defending Party. The Indemnifier shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Party to the Indemnifier hereunder, which expense shall not exceed the actual cost to the Indemnified Party associated with such employees.

7.10	Settlement of Third Party Claims

If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 7.8, then, subject as provided therein, the Indemnifier shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defence of such Third Party Claim. However, if the Indemnifier fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days (or such shorter period as is required so as not to prejudice the Indemnified Party) after receiving notice from the Indemnified Party (or from the Buyer or the Sellers’ Transaction Representative as the case may be, acting on its behalf) that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifier has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith; however in no circumstance shall the Indemnified Party compromise or settle the Third Party Claim without the prior written consent of the Indemnifier, such consent not to be unreasonably withheld. Without the prior written consent of the Indemnified Party, the Indemnifier shall not enter into or cause any compromise or settlement of any Third Party Claim unless:

(a)

the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably;

(b)

the Third Party Claim and any Claim or Liability of the Indemnified Party with respect thereto is being fully satisfied because of the compromise and settlement and the Indemnified Party is being released from any and all obligations or Liabilities it may have with respect to the Third Party Claim and any Claim or Liability which may arise in respect thereof to other Persons as a result of the Claim being asserted against such other Persons by the Person making the Third Party Claim; and

(c)	in respect of Taxes, the Indemnified Party approves of such compromise or settlement in writing.

7.11	Direct Claims

The Buyer or a Seller or Principal on its own behalf or on behalf of any of its Representatives, as the case may be, shall give notice of a Direct Claim by issuing a Dispute Notice in accordance with Section 8.2 and any such Direct Claim shall be subject to resolution pursuant to Article 8.

7.12	Failure to Give Timely Notice

A failure to give timely notice as provided in this Article 7 shall not affect the rights or obligations of any Party or Indemnified Party except and only to the extent that, as a result of such failure, such Party or Indemnified Party as was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

7.13	Insurance Recovery

If the amount of any Loss incurred by an Indemnified Party at any time subsequent to the making of an Indemnity Payment is reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, the amount of such reduction (less any costs, expenses (including taxes) or premiums incurred in connection therewith), shall promptly be repaid by the Indemnified Party to the Indemnifier.

7.14	Tax Effect

Any Indemnity Payment made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law. In the event that any Applicable Law requires all or any portion of any Indemnity Payment received by an Indemnified Party to be constituted as, or otherwise included in computing, income for tax purposes to such Indemnified Party, the Indemnifier shall pay a Tax Gross-Up to the Indemnified Party at the same time and on the same terms, as to interest and otherwise, as the Indemnity Payment. Any Indemnity Payment received by an Indemnified Party shall be reduced to the extent of any tax benefit or recovery, in each case once actually realized or received, as applicable, by such Indemnified Party and, in the event that such receipt or recovery arises after an Indemnity Payment is made, the Indemnified Party shall return such amount, together with interest at the Prime Rate, to the Party who made such Indemnity Payment.

7.15	Payment and Interest

(a)

All amounts to be paid by an Indemnifier pursuant to this Article 7 shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from and including the date that the Indemnified Party disbursed funds, suffered damages or losses or incurred a loss, Liability or expense in respect of a Loss for which the Indemnifier is liable to make payment pursuant to this Article 7, to but excluding the date of payment by the Indemnifier to the Indemnified Party.

(b)

Subject to Section 7.14 and 7.15(c), each Indemnifier shall pay the amount of any Loss payable by it under this Article 7 with all accrued interest thereon calculated as set forth in Section 7.15(a) within 10 Business Days of (i) the Indemnifier and the Indemnified Party agreeing to the amount of such Loss payable by the Indemnifier; (ii) a Final Decision that the Buyer or a Bioriginal Group Company is liable for the amount of any Third Party Claim; or (iii) the receipt of the decision of the Arbitrator with respect to the Indemnifier’s Liability with respect to the Claim and the amount of the Loss pursuant to Article 8.

(c)

The Sellers and Principals shall pay the amount of Loss payable by them under this Article 7 (pursuant to any claim for indemnification under Section 7.2(e)) which was suffered or incurred by the Buyer or any of its Representatives, as a direct or indirect result of, or arising in connection with or related in any manner whatever to Bioriginal’s direct or indirect interest in Biopex S.A. as follows and in the following order of priority: first, and provided that there is any Special Escrow Amount remaining in escrow pursuant to the Escrow Agreement, such amounts to the extent necessary to satisfy the amount payable; and second, to the extent that the amount payable is still not fully satisfied from the Special Escrow Amount, any excess amount shall be satisfied by payment within 10 Business Days by the Sellers to the Buyer by wire transfer of immediately available funds.

7.16	Limitation

(a)

No claims for indemnification may be made by the Buyer against the Sellers or Principals under Section 7.2(a) in respect of any Loss, unless and until the Loss suffered or incurred by the Buyer and by all of its Representatives collectively, in respect of all claims for indemnification pursuant to Section 7.2(a) exceeds Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate (the “Threshold Amount”), in which event the amount of all such Loss including the Threshold Amount may be recovered by the Buyer and its Representatives. Such limitation shall have no application to any claim by the Buyer against (i) the Sellers or Principals in respect of any Loss arising in connection with any breach or inaccuracy of (A) the Sellers’ Fundamental Representations in Section 3.1.1(a), Section 3.1.1(b)(i), 3.1.1(c), 3.1.1(f)(i), Section 3.1.4, or Section 3.1.5, or (B) Section 3.5, or (C) Section 3.1.12(b), or (ii) any particular Seller or Principal in respect of any Loss arising in connection with any breach or inaccuracy by such Seller or Principal of any of the Sellers’ Fundamental Representations in Section 3.2.1 or Section 3.2.4. In no event shall the cumulative indemnification obligation of the Sellers and the Principals in respect of any claim for indemnification that may be made by the Buyer against the Sellers and Principals under (x) Section 7.2(a), other than in respect of the Sellers’ Fundamental Representations, exceed Twelve Million, Five Hundred Thousand Dollars ($12,500,000) in the aggregate or (y) Section 7.2(a), in respect of the Sellers’ Fundamental Representations only, Section 7.2(b), Section 7.2(c), Section 7.2(d), Section 7.2(e), Section 7.2(f), Section 7.2(g), Section 7.2(h) or Section 7.2(i), exceed the Closing Cash Purchase Price paid to the Sellers. For greater certainty, under no circumstances shall the cumulative indemnification obligation of the Sellers and the Principals in respect of all claims for indemnification that may be made by the Buyer against the Sellers and Principals under Section 7.2 exceed the Closing Cash Purchase Price paid to the Sellers. In no event shall a Seller or Principal be liable to indemnify the Buyer and its Representatives in respect of any Loss arising in connection with any breach or inaccuracy of any representation or warranty made or given by another Seller or Principal with respect to such Seller or Principal in Section 3.2.

(b)

Subject to Section 7.16(c), in no event shall the aggregate Liability of any of the Sellers (including in the case of the Corporate Management Sellers, the Liability of such Corporate Management Seller jointly with its Principal) pursuant to this Agreement, including the Liability to the Buyer under the Claims Assignment and Assumption Agreement, but excluding Section 4.4, exceed the amount of the Closing Cash Purchase Price paid to such Seller. In respect of any particular Loss arising from the same event, facts or circumstances which is to be indemnified by more than one Seller (including in the case of the Corporate Management Sellers, the Liability of such Corporate Management Seller jointly with its Principal) the Liability of each such Seller in respect of such Loss shall not exceed its Proportionate Share of such Loss after taking into account the limitations set forth in Section 7.16(a) and subject always to the first sentence of this Section 7.16(b).

(c)

The limitations set forth in Sections 7.16(a) and Section 7.16(b) shall have no application to any claim by the Buyer against a Seller or Principal in respect of any Loss arising in connection with any intentional misrepresentation or fraud of a Seller or Principal.

(d)

No claims for indemnification may be made by the Sellers or Principals against the Buyer or Omega under Section 7.4(a) or Section 7.5(a), respectively, in respect of any Loss, unless and until the Loss suffered or incurred by the Sellers and Principals and by all of their Representatives collectively, in respect of all claims for indemnification pursuant to Section 7.4(a) or Section 7.5(a), exceeds the Threshold Amount in which event the amount of all such Loss including the Threshold Amount may be recovered by the Sellers and Principals. Such limitation shall have no application to any claim by the Sellers or Principals in respect of any Loss arising in connection with any breach or inaccuracy by the Buyer or Omega of any of the Buyer’s Fundamental Representations. In no event shall the cumulative indemnification obligation of the Buyer or Omega in respect of any claims for indemnification that may be made by the Sellers or the Principals against the Buyer or Omega under (x) Section 7.4(a) or Section 7.5(a), other than in respect of the Buyer’s Fundamental Representations, exceed Twelve Million, Five Hundred Thousand Dollars ($12,500,000) in the aggregate or (y) Section 7.4(a) or Section 7.5(a) in respect of the Buyer’s Fundamental Representations only, Section 7.4(b), Section 7.4(c) or Section 7.5(b) exceed the Closing Cash Purchase Price paid the Sellers. For greater certainty, subject to Section 7.16(e), under no circumstances shall the cumulative indemnification obligation of the Buyer and Omega in respect of all claims for indemnification that may be made by the Sellers or the Principals against the Buyer and Omega under Section 7.4 or Section 7.5 exceed the Closing Cash Purchase Price paid to the Sellers.

(e)

The limitations set forth in Section 7.16(d) shall have no application to any claim by a Seller or a Principal against the Buyer or Omega in respect of any Loss arising in connection with any intentional misrepresentation or fraud of the Buyer or Omega.

(f)

For the sole purpose of calculating the amount of any Losses that are the subject matter of a claim for indemnification (but, for certainty, not for determining any breach or inaccuracy of any representation or warranty), any reference to “materiality”, or other similar qualification or limitation that is contained in or is otherwise applicable to such representation or warranty or claim for indemnification will be disregarded.

(g)

No claim may be made against the Sellers, including under Section 7.2(a) or Section 7.2(d), if such Liability arises as a result of Buyer making any elections that impact periods prior to Closing or any amendments by Buyer to filings with respect to tax periods prior to Closing, unless such elections or amendments are required to settle a Third Party Claim and agreed to by the Sellers, which agreement shall not be unreasonably withheld.

7.17	Remedies

Absent intentional misrepresentation or fraud, following the Closing, the indemnification obligations of this Article 7 shall be the exclusive remedy for monetary damages in respect of breaches of or non-compliance with this Agreement (excluding any breach of or non-compliance with Section 4.4 and, for certainty, excluding Sections 2.4, 2.5, 2.6, 2.7, and 2.8 and the Claims Assignment and Assumption Agreement). This Article 7 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants hereunder or under any Closing Document or by any termination or rescission of this Agreement or any part hereof.

7.18	Survival, Non-Waiver

(a)

The rights, remedies and recourses of the Buyer and the Sellers and Principals hereunder shall not be affected by the Closing having occurred; by any investigation made by or on behalf of the Buyer or the Sellers or Principals, as applicable; by the Buyer or the Sellers or Principals, as applicable, lawfully terminating or failing to terminate this Agreement; or by any other event or matter whatsoever except a specific and duly authorized written waiver or release executed by the Buyer or the Sellers or Principals, as applicable.

(b)

No claim for indemnification under Section 7.2(a), Section 7.4(a) or Section 7.5(a) in respect of any particular representation or warranty may be made after the expiry of the period for which such representation and warranty survives Closing as set out in Section 3.7 or 3.8, as applicable, except with respect to any claim for indemnification in respect of such representation and warranty properly made within such period.

7.19	Knowledge

If the Chief Executive Officer of the Buyer, the Chief Financial Officer of the Buyer, the General Counsel of the Buyer, or the Senior Vice President-R&D and Sales and Marketing of the Buyer (collectively, the “Buyer Knowledge Officers”) had knowledge at the time of execution of this Agreement of any Claim giving rise to a right of indemnification in favour of the Buyer pursuant to Section 7.2(a), which knowledge is clearly demonstrable based solely on the documents posted (in the form so posted) in the Virtual Data Room as of 5:00 pm Central Time on September 4, 2014, the Buyer and each of its Representatives shall have no right to indemnification from the Sellers or the Principals in respect of such Claim. The onus of proof to prove that the Buyer Knowledge Officers had knowledge of any such Claim shall be on the applicable Sellers and the Principals.

7.20	Indemnification from Sellers

Where Buyer makes a claim for indemnification against one Seller (including in the case of a Corporate Management Seller, such Corporate Management Seller jointly with its Principal), Buyer agrees that it shall make such claim against all Sellers and Principals who would have Liability under Section 7.2 or the Claims Assignment and Assumption Agreement for such indemnification and in the event that Buyer settles any such claim with any one Seller, Buyer shall make an offer to each of the remaining Sellers (including in the case of each Corporate Management Seller, such Corporate Management Seller jointly with its Principal) to settle such claim on substantially the same terms and conditions as those that were agreed to with such Seller.

ARTICLE 8
DISPUTE RESOLUTION AND ARBITRATION

8.1	Purpose

The purpose of this Article 8 is to resolve all Disputes arising between the Buyer and the Sellers and Principals as fairly, efficiently and cost effectively as possible. The provisions of this Article 8 shall apply to the resolution of any Dispute between the Buyer and the Sellers or Principals, (except for a Dispute to be resolved pursuant to Section 2.8, Section 5 of Schedule 2.2 or any dispute, controversy, claim, counterclaim or similar matter concerning Section 4.4) unless the Parties agree in writing to vary the provisions of this Article 8 for the purpose of resolving a particular Dispute. This Article 8 shall not apply to the resolution of (i) any Disputes among two or more of the Sellers or Principals, or between any number of Sellers and any number of Principals; and (ii) Disputes involving Third Party Claims as Third Party Claims shall be resolved pursuant to Article 7. Where the Dispute involves the Buyer and all of the Sellers and Principals, the Sellers and Principals shall be treated as one Party for the purposes of this Article 8 and represented by the Sellers’ Transaction Representative.

8.2	Notice of Dispute

Notice of a Dispute (“Dispute Notice”) by a Party must be delivered to the other Party to the Dispute in accordance with the notice provisions of this Agreement, provided, however, that a Dispute Notice to be delivered to any one or more of the Sellers or the Principals shall be delivered to the Sellers’ Transaction Representative. Within thirty (30) days after delivery of a Dispute Notice, the receiving Party shall deliver a response (“Response”) to the first Party. The Dispute Notice and Response shall include a statement of that Party’s position and a summary of the arguments supporting that position. As soon as possible after the Response has been given, representatives of the Parties to the Dispute, who have full authority to settle the Dispute, shall meet at mutually acceptable times and places as often as they consider necessary, to make efforts in good faith to resolve the Dispute by amicable negotiations, within fifteen days (the “Negotiation Period”) after the Response was given. Each Party shall provide to each other Party any information and documents in their possession relating to the Dispute which are material to the issues in the Dispute; provided that any such information and documents that are subject to solicitor client privilege need not be disclosed. The negotiations shall be construed as settlement discussions, shall be confidential and shall be conducted on a “without prejudice” basis. If one of the Parties refuses or neglects to participate in such amicable negotiations, the other Party may refer the Dispute immediately to arbitration under Section 8.3. No Party shall be required to participate in the negotiations specified by this Section 8.2 if a limitation period relating to a right of such Party which is the subject matter of or is related to the Dispute, would expire during the Negotiation Period or within 10 days thereafter.

8.3	Arbitration

(a)

Submission of Disputes to Arbitration. If a Dispute is not resolved pursuant to Section 8.2 within the Negotiation Period or if a Party neglects or refuses to participate in amicable negotiations, such Dispute shall be submitted to arbitration pursuant to this Section 8.3. No Party shall have the right to stay or seek postponement of any arbitration hereunder on the grounds that one or more Parties have failed to comply with their obligations under Section 8.2 except as may otherwise be agreed in writing and no Party has the right to commence or continue court proceedings to resolve a Dispute.

(b)	Location of Arbitration. Any arbitration hereunder shall be held at Saskatoon, Saskatchewan, unless the Parties otherwise agree.

(c)	Laws. The law to be applied in connection with the arbitration shall be the law of Saskatchewan, and the laws of Canada applicable therein, but excluding its conflict of law rules.

(d)

Arbitration Act. The arbitration shall be governed by the Arbitration Rules. It shall be a condition precedent to the bringing of any legal proceedings that are contemplated by the Arbitration Rules that the Parties will have concluded the arbitration process as provided by the Arbitration Rules. The provisions of The Arbitration Act, 1992 (Saskatchewan) shall apply to the extent that they are not inconsistent with the Arbitration Rules.

8.4	Additional Parties

Any arbitration may include any other Person substantially involved in a common question of fact or law whose presence is required if complete relief is to be accorded in arbitration, provided that such other Person has agreed to be bound by such arbitration.

8.5	Recourse to Courts

Notwithstanding the provisions of this Article 8 and the Arbitration Rules, any Party may, in its sole discretion, apply at any time to a court of competent jurisdiction for:

(i)	the appointment of an Arbitrator, if an Arbitrator is not appointed in accordance with the Arbitration Rules within the outside date specified thereby;

(ii)

any emergency or interim remedy to enforce the terms of this Agreement or any Closing Document or to prevent any breach of this Agreement or any Closing Document, including specific performance and injunctive relief on an interim or interlocutory basis, restraining orders, receiving orders and orders regarding the detention, preservation and inspection of property;

(iii)	the enforcement of an award made by an Arbitrator; or

(iv)	the enforcement of the award made by an Arbitrator where such enforcement reasonably requires access to any remedy that the Arbitrator has no power to award or enforce.

8.6	Confidentiality

All negotiations and any arbitration conducted pursuant to this Article 8, and all information and documents (whether in tangible, electronic or digital form) exchanged by the Parties in connection therewith are confidential. Such information and documents shall not be disclosed to any Person other than:

(a)	the Parties, their legal counsel and any of their representatives, consultants and advisors who need to know such information and documents for the purposes of such negotiations or arbitration; and

(b)	the Arbitrator,

except as may be required by Applicable Law or except in the course of any judicial proceeding relating to any arbitration conducted pursuant to the Arbitration Rules. If either Party fails to comply with the provisions of this Section 8.6 before or after the completion of any arbitration, the Arbitrator may enjoin further breaches by such Party of this provision and award damages or other relief against such Party. On completion of any negotiations or arbitration conducted under this Article 8, each Party shall return to the other all copies of such information or documents, whether in tangible, electronic or digital form.

8.7	Continuing Performance

(a)

At all times, notwithstanding the existence of any Dispute, the Parties shall continue to perform their respective obligations in accordance with the provisions of this Agreement without prejudice to the right to contest, dispute and challenge the relevant matter in accordance with the provisions of this Agreement, provided that this Section 8.7 shall not apply to a Party where another Party has repudiated, terminated or abandoned performance of this Agreement or where the first Party asserts claims in fraud or misappropriation. No Party shall exercise any remedy with respect to an alleged default by another Party under this Agreement if a Dispute with respect to such alleged default has been submitted for resolution pursuant to this Article 8, until either (i) the Parties have settled the Dispute; or (ii) the Arbitrator has made an award with respect to the Dispute and all appeal periods with respect to such award have expired without an appeal having been taken.

(b)

Subject to the express provisions of this Agreement, where there is any Dispute as to the amount of monies owing hereunder by any Party hereto to any other Party hereto, the portion of the amount owing that is not contested, disputed or challenged, if any, shall be paid when due hereunder, but without prejudice to the rights of the Parties hereto to contest, dispute or challenge the disposition of the remaining portion of the monies claimed

8.8	Survival

The provisions of this Article 8 shall survive any termination of this Agreement. The provisions of this Article 8 shall continue in full force and effect notwithstanding any determination by a court or the Parties that one or more other provisions of this Agreement are invalid, contrary to law or unenforceable.

8.9	Waiver of Jury Trial

Each party hereby expressly waives any right it may have to a jury trial in any proceeding existing under or relating to this Agreement or any Closing Document.

ARTICLE 9
GENERAL

9.1	Expenses

Each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder, whether or not the Closing occurs, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants. If this Agreement is terminated, the obligation of a Party to pay its own expenses will be subject to any rights a Party may have arising from breach of the Agreement by another Party.

9.2	Parent Guarantee

Omega is executing this Agreement for the sole purpose of providing the representations and warranties in Section 3.4 and to guarantee the performance of the Buyer of its obligations hereunder and under any agreement executed pursuant to this Agreement. Omega hereby guarantees unconditionally that the Buyer shall perform all its obligations and assume and discharge all its Liabilities contained in this Agreement and any agreement executed pursuant to this Agreement.

9.3	Time

Time is of the essence of each provision of this Agreement.

9.4	Notices

(a)

Method of Delivery. Any notice, demand or other communication (in this Section, a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if

(i)

delivered in person during normal business hours on a Business Day and left with the recipient (for notice delivered to individuals) or with a receptionist or other responsible employee of the recipient at the applicable address set forth below; or

(ii)

sent by any electronic means of sending messages (“Electronic Transmission”), including facsimile transmission and e-mail, during normal business hours on a Business Day, but notice by Electronic Transmission shall only be sufficient if the notice includes or is accompanied by the sender’s name, address, telephone number and facsimile number or e-mail address, the date and time of transmission and the name and telephone number of a person to contact in the event of transmission problems and if acknowledgement of the transmission is transmitted to the sender by the recipient or the recipient’s electronic system;

in the case of a notice to the Sellers, Principals or the Sellers’ Transaction Representative, addressed to the Sellers’ Transaction Representative at:

Westbridge Capital Ltd.
A28-134 Primrose Drive
Saskatoon, SK S76 5S6

Attention:     Michael Meekins
Fax No.:         306-934-0099
E-mail:            mikem@westbridgecapital.ca

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright Canada LLP
3700, 400 Third Avenue SW
Calgary, AB T2P 4H2

Attention:     Justin Ferrara
Fax No.:         403-264-5973
E-mail:            justin.ferrara@nortonrosefulbright.com

and in the case of a notice to the Management Representative at:

Joe Vidal
119 Biro Place
Saskatoon, SK S7K 7V5

Fax No.:         925-479-2236
E-mail:            jvidal@icloud.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright Canada LLP
3700, 400 Third Avenue SW
Calgary, AB T2P 4H2

Attention:     Justin Ferrara
Fax No.:         403-264-5973
E-mail:            justin.ferrara@nortonrosefulbright.com

And in the case of a notice to the Buyer, addressed to it at:

Omega Protein Corporation
2105 City West Boulevard Suite 500
Houston, TX 77042-2838

Attention:     John Held, Executive Vice President, General Counsel, Secretary
Fax No.:         713-940-6122
E-mail:            jheld@omegaprotein.com

with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP
Suite 2400
Bay Adelaide Centre
333 Bay Street
Toronto, ON M5H 2T6

Attention:     Stephen Erlichman/Aaron Atkinson
Fax No.:         416-364-7813
E-mail:            serlichman@fasken.com/aatkinson@fasken.com

with a copy (which shall not constitute notice) to:

Baker Hostetler LLP
811 Main Street, Suite 1100
Houston, TX 77002

Attention:     Rob Shearer
Fax No.:         713-751-1717
E-mail:            rshearer@bakerlaw.com

(b)	Deemed Delivery. Each notice sent in accordance with this Section shall be deemed to have been received:

(i)	in the case of personal delivery, if delivered before 5:00 p.m. (in the place of receipt), on the day it was delivered; otherwise, on the first Business Day thereafter; or

(ii)

in the case of Electronic Transmission, on the same day that it was sent if sent on a Business Day and the acknowledgement of receipt is received by the sender before 5:00 p.m. (in the place of receipt) on such day, and otherwise on the first Business Day thereafter.

Any Party may change its address for notice by written notice delivered to the other Parties.

9.5	Assignment

(a)

The Buyer may, without the consent of the Sellers or the Principals, assign this Agreement and its rights and benefits hereunder to an Affiliate of it on condition that Omega guarantees its Affiliate’s performance of all of the Buyer’s covenants and obligations hereunder.

(b)	Subject to paragraph (a) above and Section 4.1 and 4.2,

(i)	no Party may assign any rights or benefits under this Agreement to any Person;

(ii)	each Party agrees to perform its covenants and obligations under this Agreement itself, and not to arrange in any way for any other Person to perform those covenants and obligations; and

(iii)

no assignment of benefits or arrangement for substituted performance by one Party shall be of any effect against any other Party except to the extent that such other Party has consented to it in writing.

(c)

Subject to paragraphs (a) and (b) above, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, administrators, executors, personal representatives, successors (including any successor by reason of amalgamation or statutory arrangement of any Party) and permitted assigns.

9.6	Further Assurances

Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power, as any other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement and the Closing Documents.

9.7	Remedies Cumulative

Subject to Section 7.17, the rights and remedies of the Parties under this Agreement are cumulative and in addition to, without prejudice to, and not in substitution for, any rights or remedies provided by law. Any single or partial exercise by any Party of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

9.8	No Consequential Damages

No Party shall be liable in an action for loss of profit, business interruption or for any indirect, consequential, exemplary or punitive damages resulting from or arising out of this Agreement; provided that, for the purposes of Article 7, including the definition of “Loss”, the Parties acknowledge and agree that a claim by an Indemnified Party made pursuant to Section 7.2 in respect of a Third Party Claim which Third Party Claim itself is based on loss of profit, business interruption or any indirect, consequential, exemplary or punitive damages shall be considered a claim in respect of direct damages.

9.9	Public Announcements

Before the Closing Date, no Party shall make any public statement or issue any press release concerning the transactions contemplated by this Agreement except as may be necessary, in the opinion of counsel to the Party making such disclosure, to comply with the requirements of all Applicable Law and the rules of any applicable stock exchange. If any such public statement or release is so required, the Party making such disclosure shall consult with the other Parties prior to making such statement or release, and the Parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such statement or release which is satisfactory to all Parties, provided such agreement is not unreasonably delayed.

9.10	Entire Agreement

This Agreement, together with the Confidentiality Agreement and the Claims Assignment and Assumption Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, undertakings, statements, arrangements, promises, representations and agreements, whether written or oral, between the Parties. There are no representations, warranties, conditions, undertakings, commitments, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any Party to enter into this Agreement or on which reliance is placed by any Party, except as specifically set forth in this Agreement, the Confidentiality Agreement, Claims Assignment and Assumption Agreement or the Closing Documents.

9.11	Amendment

This Agreement may be amended, modified or supplemented only by the written agreement of the Buyer and the Sellers’ Transaction Representative, or in respect of any amendment to Schedule 2.2 only, the Buyer and the Management Representative.

9.12	Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement or any Closing Document will be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement or any Closing Document shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

9.13	Severability

If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question illegal, invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision contained herein illegal, invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.14	Tender

Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered by wire transfer of immediately available funds to a bank account at a Canadian or United States chartered bank designated by the Party entitled to receive such funds.

9.15	Counterparts

This Agreement may be executed in any number of counterparts. Each executed counterpart will be deemed to be an original. All executed counterparts taken together will constitute one agreement.

9.16	Facsimile Execution

To evidence the fact that a Party has executed this Agreement, such Party may send a copy of its executed counterpart to all other Parties by Electronic Transmission and, if sent by email, in Portable Document File (PDF) format. That Party will be deemed to have executed this Agreement on the date it sent such Electronic Transmission. In such event, such sending Party shall forthwith deliver to the other Parties the counterpart of this Agreement originally executed by such Party.

9.17	Independent Legal Advice

Each of the Parties hereby acknowledges and agrees that:

(a)	it has had an opportunity to obtain independent legal advice before entering into this Agreement;

(b)	it fully understands the advantages and disadvantages of obtaining such independent legal advice;

(c)	it understands the respective rights and obligations of the parties under, and the nature and consequences of, this Agreement; and

(d)	it is signing this Agreement voluntarily.

TO WITNESS THEIR AGREEMENT, the Parties have duly executed this Agreement.

WESTBRIDGE CAPITAL LTD.

By:	/s/ Michael Meekins
Michael Meekins President and Chief Executive Officer

/s/ Cameron Kupper
CAMERON KUPPER

/s/ Starla Theriault
STARLA THERIAULT

/s/ Soren Oberg
SOREN OBERG

JD-PRMiM HOLDINGS LTD.

By:	/s/ Joe Vidal
Joe Vidal President

MONTEVIDEO HOLDINGS LTD.

By:	/s/ Joe Vidal
Joe Vidal President

VITAEFIT BV

By:	/s/ Johan Kamphuis
Johan Kamphuis President

/s/ Joe Vidal
JOE VIDAL

/s/ Johan Kamphuis
JOHAN KAMPHUIS

101264205 SASKATCHEWAN LTD.

By:	/s/ John D. Held
John D. Held Executive Vice President

OMEGA PROTEIN CORPORATION

By:	/s/ John D. Held
John D. Held Executive Vice President